EXHIBIT 2.1

*** PORTIONS OF CERTAIN EXHIBITS TO THIS EXHIBIT HAVE BEEN DELETED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.  THE CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ASSET PURCHASE AGREEMENT

BETWEEN

NEOWARE SYSTEMS, INC.

AND

NETWORK COMPUTING DEVICES, INC.

MARCH 22, 2002

TABLE OF CONTENTS

ARTICLE I – Definitions

ARTICLE II – PURCHASE AND SALE OF ASSETS
2.1	Purchase and Sale of Assets.
(a) Personal Property.
(b) Contract Rights.
(c) Intellectual Property.
(d) Governmental Licenses, Permits and Approvals.
(e) Books and Records
2.2	Excluded Assets.
(a) Inventory.
(b) Accounts Receivable.
(c) ThinPATH Software.
2.3	Purchase Price.
2.4	Payment of Purchase Price.
(a) Closing Payment and Escrow.
(b) Earn-Out.
2.5	Closing.
2.6	Ad Valorem Tax Adjustment.
2.7	Allocation of Purchase Price.
2.8	Assumed Liabilities.
2.9	Retained Liabilities.
2.10	Purchase Price Adjustment.

ARTICLE III – Representations and Warranties of Seller
3.1	Organization and Good Standing.
3.2	Authorization and Effect of Agreement.
3.3	No Restrictions Against Sale of the Assets.
3.4	Financial Statements.
3.5	Operation of the Product Line Since the Balance Sheet Date.
3.6	Title to Assets; Licenses.
3.7	No Litigation.
3.8	Income and Other Taxes.
3.9	Employee Benefit Matters.
3.10	Governmental Approvals.
3.11	Assumed Contracts.
3.12	Employee and Labor Matters.
3.13	Principal Customers and Suppliers.
3.14	Compliance with Law.
3.15	Product Warranties.
3.16	Intellectual Property.

(a) Title.
(b) Transfer.
(c) No Infringement.
(d) Licensing Arrangements.
(e) No Intellectual Property Litigation.
(f) Due Registration, Etc.
(g) Use of Name and Mark.
(h) Protection of Information.
3.17	Operation of the Product Line.
3.18	Insurance.
3.19	Brokers’ Fees.
3.20	Disclosure.
3.21	Knowledge.
3.22	Transactions with Affiliates.
3.23	No Liquidation, Fraudulent Transfers, Winding-Up.
3.24	Shipment of Inventory.
3.25	Capitalization.

ARTICLE IV – Representations and Warranties of Purchaser
4.1	Organization and Good Standing.
4.2	Execution and Delivery.
4.3	No Conflicts.
4.4	Compliance with Law.
4.5	No restrictions Against Purchase of the Assets.

ARTICLE V – Operation of Product Line Pending Closing
5.1	Conduct of Seller.
5.2	Tax Assessments and Audits.

ARTICLE VI – Additional Covenants
6.1	Covenants of Seller.
6.2	Covenants of Purchaser.
6.3	Access and Information.
6.4	Expenses.
6.5	Certain Notifications.
6.6	Publicity; Employee Communications.
6.7	Further Assurances.
6.8	Competing Offers.
6.9	Inconsistent Action.
6.10	Employee Matters.
6.11	Assignments; Consents.
6.12	Sufficiency of Assets.

ARTICLE VII – Conditions Precedent to Closing
7.1	Conditions of Purchaser.

7.2	Conditions of Seller.

ARTICLE VIII – Post-Closing Obligations
8.1	Seller-Assumed Warranty Obligations.
8.2	Audited Financial Statements.
8.3	Purchaser and Seller ThinStar Brand Purchases.
8.4	Seller-Assumed Support Services Obligations.
8.5	Termination of License Fees.
8.6	Obsolete Product Returns.
8.7	Continued Operations; No Bankruptcy.

ARTICLE IX – Termination, Amendment and Waiver
9.1	Termination.
9.2	Effect of Termination.
9.3	Amendment.
9.4	Waiver.

ARTICLE X – Indemnification
10.1	Survival of Representations and Warranties.
10.2	Indemnification.
10.3	Procedures.
10.4	Third Party Claims.
10.5	Indemnification Non Exclusive.
10.6	Limitation on Amount.

ARTICLE XI – Rebate and Marketing Programs
11.1	List of Programs.
11.2	Payments.
11.3	Marketing Rights.

ARTICLE XII – General Provisions
12.1	Notices.
12.2	Severability.
12.3	Entire Agreement.
12.4	Successors and Assigns.
12.5	Counterparts.
12.6	Recitals, Schedules, Exhibits and Annexes.
12.7	Construction.
12.8	Governing Law.
12.9	Arbitration.
12.10	Passage of Title and Risk of Loss.
12.11	Bulk Sales.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of March 22, 2002 between NEOWARE SYSTEMS, INC., a Delaware corporation (“Purchaser”), and NETWORK COMPUTING DEVICES, INC., a Delaware Corporation (“Seller”).

RECITALS

A.            Seller is presently engaged in the business of designing, developing, manufacturing, distributing and selling server and thin client management software marketed under the ThinPath and Thinfrastructure brand names, and thin client products, including Network Computers marketed under the NC900 brand name, and Windows-based thin client devices marketed under the ThinStar brand name.

B.            Seller desires to Transfer (as hereinafter defined) to Purchaser, and Purchaser desires to purchase from Seller, all of the assets owned or held by Seller or used by Seller in connection with designing, developing, manufacturing, distributing and selling the Windows-based thin client devices marketed under the ThinStar brand name (referred to herein as the “Products” or the “Product Line”), other than the Excluded Assets (as hereinafter defined), on the terms and subject to the conditions set forth in this Agreement.

C.            Seller desires to delegate to Purchaser, and Purchaser is willing to assume from Seller, the Assumed Liabilities (as hereinafter defined), on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise defined herein or the context otherwise requires, the terms defined in this Article I shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined. Unless otherwise indicated, any reference herein to a Section, Article, Exhibit or Schedule shall mean the applicable section, article, annex or schedule of or to this Agreement. All accounting terms used in this Agreement not defined in this Article I shall, except as otherwise provided for herein, be construed in accordance with generally accepted accounting principles, consistently applied.

“Action” shall mean any actual or threatened claim, action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation by or before any Governmental Entity or arbitrator and any appeal from any of the foregoing.

“Affiliate” of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

“Agreement” shall mean this Asset Purchase Agreement, together with all Schedules and Exhibits hereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Damages” shall mean any and all losses, liabilities, obligations, costs, expenses, damages or judgments of any kind or nature whatsoever (including reasonable attorneys’, accountants’ and experts’ fees, disbursements of counsel, and other costs and expenses incurred pursuing indemnification claims under Article IX hereof).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any Person which is (or at any relevant time was) a member of a controlled group of corporations within the meaning of Code Section 414(b), all trades or businesses under common control within the meaning of Code Section 414(c), and all affiliated service groups within the meaning of Code Section 414(m), of which Seller is (or at any relevant time was) a member.

“Governmental Entity” shall mean any local, state, federal or foreign (i) court, (ii) government or (iii) governmental department, commission, instrumentality, board, agency or authority, including, without limitation, the IRS and other taxing authorities.

“Legal Requirement” shall mean any statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award issued, enacted or promulgated by any Governmental Entity or any arbitrator.

“Lien” shall mean all liens (including judgment and mechanics’ liens, regardless of whether liquidated), mortgages, assessments, security interests, easements, claims, pledges, trusts (constructive or other), deeds of trust, options or other charges, encumbrances or restrictions.

“Ordinary Course” shall mean, when used with reference to Seller, the ordinary and normal course of the operation of the Product Line, consistent with past practices.

“Permitted Liens” shall mean Liens listed or described on Schedule 3.6(a).

“Person” shall mean all natural persons, corporations, business trusts, associations, companies, partnerships and joint ventures.

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA and any other written or oral employee plan (other than arrangements merely involving the payment of wages) which are or at any time have been established, maintained, or contributed to by Seller or any ERISA Affiliate for the benefit of current or former employees, with respect to which Seller or an ERISA Affiliate has or may in the future have any liability or obligation to contribute or make payments of any kind.

“Subsidiary of a Person” shall mean any corporation, partnership, limited liability company, association or other business entity at least 50% of the outstanding voting power of which is at the time owned or controlled directly or indirectly by such Person or by one or more of such subsidiary entities, or both.

“Tax” shall mean all taxes, including without limitation all Federal, state, local or foreign income, gross receipts, license, payroll, unemployment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including, without limitation, taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), employment, disability, real property, personal property, ad valorem, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax or other tax, assessment or charge of any kind whatsoever, and any interest, fine, penalty or addition thereto, whether disputed or not.

“Tax Return” shall mean any return, declaration, report, claim for refund or information, or statement relating to Taxes, and any exhibit, schedule, attachment or amendment thereto.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1           Purchase and Sale of Assets.  On the terms and subject to the conditions hereof, at the Closing (as defined in Section 2.5), Seller will sell, transfer, grant, convey, assign and deliver (“Transfer”) to Purchaser, and Purchaser will purchase and accept from Seller, the following rights, properties and assets owned, held or used by Seller in connection with the operation of the Product Line (collectively the “Assets”):

(a)           Personal Property.  The software, files, plants, fixtures, furnishings, furniture, equipment, supplies, computers, printers and other tangible personal property owned or held by Seller in connection with the operation of the Product Line, that are  set forth on Schedule 2.1(a) (collectively, the “Owned Tangible Personal Property”);

(b)           Contract Rights.  The rights and incidents of interest of Seller existing as of the date hereof or acquired by Seller between the date hereof and the Closing Date in, to or under all licenses, leases, agreements, customer orders, contracts, written or verbal (including product warranty claims, rebates and indemnity or other rights of action against any person arising out of acts, omissions or occurrences before, at or after the Closing), prepaid items, deposits and refunds relating to the Product Line, that are listed on Schedule 2.1(a) (collectively, the “Contracts”);

(c)           Intellectual Property.  The entire right, title and interest of Seller existing as of the date hereof or acquired by Seller between the date hereof and the Closing Date in connection with the operation of the Product Line or used by Seller in connection with the operation of the Product Line in, to or under (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (ii) all software, licenses, inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and copies of customer lists other than in Europe, the Middle East and Africa (“EMEA”), and all documentation relating to any of the foregoing, (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world, (iv) all industrial designs and any registrations and applications therefor, (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor, (vi) all databases and data collections and all rights therein, (vii) Seller’s list of customer prospects pertaining to the Product Line, other than in EMEA, (viii) all moral and economic rights of authors and inventors, however denominated, and (ix) any similar or equivalent rights to any of the foregoing (as applicable), to the extent such rights are listed on Schedule 2.1(c) (collectively, the “Intellectual Property”);

(d)           Governmental Licenses, Permits and Approvals.  To the extent Transferable, all rights and incidents of interest of Seller existing as of the date hereof or acquired by Seller between the date hereof and the Closing Date in, to or under all licenses, permits and authorizations (collectively, the “Approvals”) issued or requested to be issued by any Governmental Entity in connection with the operation of the Product Line, that are listed or described on Schedule 2.1(d);

(e)           Books and Records.  The rights to copy all books, records, ledgers, files, documents, correspondence, studies, reports and other documents of Seller relating to the Product Line or the Assets.

2.2           Excluded Assets.  Notwithstanding anything contained in this Agreement to the contrary, the following rights, properties and assets (collectively, the “Excluded Assets”) will not be included in the Assets:

(a)           Inventory.  All raw material, works-in-progress and finished goods inventories relating to the Product Line.

(b)           Accounts Receivable.  All accounts receivable arising from the conduct of the Product Line.

(c)           ThinPATH Software.  The ThinPATH software listed on Schedule 2.2(c).

2.3           Purchase Price.  Purchaser will pay for the Assets a purchase price in the amount of Four Million Two Hundred Fifty Thousand Dollars ($4,250,000), subject to adjustment as provided in Sections 2.6 and 2.10 (the “Purchase Price”).

2.4           Payment of Purchase Price.

(a)           Closing Payment and Escrow.  At the Closing (as defined in Section 2.5):

(i)            Purchaser shall pay to Seller an amount equal to Three Million Seven Hundred Thousand Dollars ($3,700,000), subject to adjustment, as provided in Sections 2.6 and 2.10, in the event that the adjustment is for an aggregate amount of at least $100,000 (the “Closing Payment”); and

(ii)           Purchaser shall deposit into an escrow account (the “Escrow Account”) Three Hundred Thousand Dollars ($300,000) (the “Escrow Amount”), to be held and disbursed by First Union National Bank (or if First Union National Bank is unable to serve, by another party appointed by the parties), as escrow agent (the “Escrow Agent”).  The Escrow Amount shall be held by the Escrow Agent pursuant to an escrow and security agreement (the “Escrow Agreement”), in the form of Exhibit A.  The Escrow Amount will be subject to set-off for any indemnification claims arising during the one year plus 75–day period commencing on the Closing Date (the “Escrow Period”), subject to earlier termination as set forth below, for adjustments as provided in Sections 2.6 and 2.10, unless such adjustments have reduced the amount of the Closing Payment, and as otherwise provided herein and in the Escrow Agreement.

The Escrow Agreement shall terminate at the close of business on the last day of the Escrow Period (the “Escrow Termination Date”), unless there are any unresolved indemnification or other claims on such date pursuant to which Purchaser may be entitled to all or a portion of the Escrow Amount, provided, however, that if Seller has satisfied its purchase obligations, if any, under Section 8.3 prior to the Escrow Termination Date, the Escrow Agreement shall terminate on such date, provided that the termination shall not occur earlier than 120 days after the Closing.  In the event of any such unresolved claims or disputes, the Escrow Agreement will continue in force, but any portion of the Escrow Amount which exceeds the amount for which a claim has been made or a dispute exists shall be released to Seller, except as provided in the Escrow Agreement.  Seller’s liability for the claims identified in this Section 2.4(b), or any other claims of Purchaser hereunder, shall not be limited to the Escrow Amount.

(b)           Earn-Out.  Purchaser shall pay to Seller an aggregate of $250,000 (the “Earn-Out”) if certain purchases and sales are made by Seller’s EMEA Operations (as defined in the OEM Supply Agreement) during the periods set forth herein (collectively, the “Earn-Out Periods):

(i)            If during the period from the Closing Date until June 30, 2002, Seller purchases in excess of $2,000,000 of the Products (as defined in the OEM Supply Agreement) and sells such Products to end user customers in EMEA, $125,000 shall be paid to Seller.

(ii)           If during the period from July 1, 2002 until September 30, 2002, Seller purchases in excess of $3,000,000 of the Products (as defined in the OEM Supply

Agreement) and sells such Products to end-user customers in EMEA, $125,000 shall be paid to Seller.

(iii)          The Earn-Out shall be paid within thirty (30) days after receipt by Purchaser of Seller’s sales-out reports, as required in Section 4.10 of the OEM Supply Agreement.

(iv)          Nothing contained in this Section 2.4(c) or any other action on the part of Purchaser or Seller pursuant to the provisions of this Section shall in any way prejudice, or constitute a waiver of, any of the rights of Purchaser with respect to Seller’s representations and warranties, covenants or indemnification obligations contained in this Agreement.

2.5           Closing.  The purchase and sale of the Assets and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall occur at 10:00 a.m., local time, on March 22, 2002 at the offices of Neoware or at such other time or on such other date as shall be agreed by Seller and Purchaser upon fulfillment of all conditions precedent to the Closing, such hour and date being herein generally referred to as the “Closing Date.  At the Closing:

(a)           Seller shall deliver or cause to be delivered to Purchaser, against payment by Purchaser to Seller of the Closing Payment:

(i)            all of the agreements, documents, certificates and instruments required to be delivered by Seller pursuant to Section 7.1 hereof.

(b)           Purchaser shall deliver or cause to be delivered to Seller against delivery of the agreements, documents, certificates and instruments required to be delivered by Seller pursuant to Section 7.1:

(i)            a wire transfer of immediately available funds to an account designated in writing by Seller in an amount representing the Closing Payment; and

(ii)           all of the documents, if any, required to be delivered by Purchaser pursuant to Section 7.2 hereof.

2.6           Ad Valorem Tax Adjustment.  All ad valorem Taxes imposed by any taxing authority upon the Assets will be prorated between Seller and Purchaser as of the Closing Date based on the most current available tax rates and assessed values (such prorations to be adjusted when final rates and assessed values are established).  All such Taxes attributable to the period up to the Closing Date and which remain unpaid as of the Closing Date shall be deducted from the Purchase Price.  All such Taxes, if any, attributable to the period following the Closing Date and which have been paid by Seller prior to the Closing Date shall be added to the Purchase Price.  All adjustments to the Purchase Price will be calculated as of 11:59 p.m. on the Closing Date.

2.7           Allocation of Purchase Price.  The Purchase Price represents the amount agreed upon by Purchaser and Seller to be the aggregate fair market value of the Assets.  Purchaser and Seller have agreed that the Purchase Price will be allocated among the Assets in the manner set forth in Schedule 2.7.  Purchaser and Seller will allocate the Purchase Price to the Assets in such manner consistently for all purposes, including in connection with all federal, foreign, state, local and other Tax Returns and reports prepared and filed by or for either of Purchaser or Seller.

2.8           Assumed Liabilities.  On the terms and subject to the conditions hereof, as of the Closing, Purchaser will assume only and thereafter in due course pay, perform and discharge the following, and only the following, liabilities and obligations of Seller (the “Assumed Liabilities”)

(a)           all liabilities and obligations of Seller arising under the terms of the Contracts that are included in the Assets and listed or described on Schedule 3.11(a) (the “Assumed Contracts”), but only to the extent such liabilities and obligations arise after the Closing Date (and are not based on events occurring on or prior to the Closing Date) under the terms of such Assumed Contracts, provided, however, that Purchaser will not assume or be responsible for any such liabilities or obligations which arise under or in relation to any Plan or from any breach or default by Seller under any Contract, all of which liabilities and obligations will constitute Retained Liabilities (as defined in Section 2.9); and

(b)           such liabilities and obligations as are listed on Schedule 2.8(b).

2.9           Retained Liabilities.  Except as provided in Section 2.8, Seller will retain, and Purchaser will not assume or be responsible or liable with respect to, any liabilities or obligations of Seller or its Affiliates or their respective predecessors-in-interest, whether or not arising out of or relating to the operation of the Product Line or associated with or arising from any of the Assets or any other rights, properties or assets used in or associated with the Product Line at any time, and whether fixed or contingent or known or unknown, including, but not limited to, liabilities relating to warranties and service obligations relating to the operation of the Product Line by the Seller, liabilities for Taxes relating to the sale of the Assets and liabilities with respect to any of Seller’s employees (collectively the “Retained Liabilities”). Except for the Assumed Liabilities, Seller agrees to pay or discharge when due any and all liabilities of Seller.

2.10         Purchase Price Adjustment.  If the Value (as defined herein) of Seller’s inventory of Products consisting only of units of ThinStar 332, ThinStar 500 and ThinStar Voyager (the “Adjustment Inventory”) in the worldwide distribution channel and in transit to distributors worldwide as of the Closing Date is greater than Six Hundred Fifty Thousand Dollars ($650,000.00), the Purchase Price shall be reduced by the amount equal to the value of the Adjustment Inventory in excess of Six Hundred Fifty Thousand Dollars ($650,000.00) multiplied by 0.35 (the “Purchase Price Adjustment”), provided that Seller shall fulfill its obligations under Section 8.6.  “Value” shall mean the aggregate of the actual sales price of the units of the Adjustment Inventory from Seller to its distributors.  Seller shall provide Purchaser a detailed schedule setting forth the calculation of the amount and the type of inventory in the distribution channel as of the Closing Date, together with a certification of Seller’s chief financial officer that said schedule is true and complete, within ten (10) business days after the Closing Date.  Purchaser shall have the right to inspect the books, records, ledgers, files, documents, correspondence, reports and any other documents of Seller to verify the Purchase Price Adjustment.  If Purchaser disputes the Purchase Price Adjustment calculated by Seller, Purchaser and Seller shall resolve the dispute in accordance with Section 11 of the Escrow Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to, and covenants and agrees with, Purchaser that as of the date hereof and as of the Closing Date:

3.1           Organization and Good Standing.

(a)           Each of Seller and its Subsidiaries has been duly organized and is existing as a corporation in good standing under the laws of the jurisdiction of its incorporation with full power and authority (corporate and other) to own and lease its assets and properties and to conduct its business and the operation of the Product Line as currently conducted. Each of Seller and its Subsidiaries has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction set forth on Schedule 3.1(a), such jurisdictions comprising all jurisdictions in which Seller or any of its Subsidiaries owns or leases any property, or conducts any business, so as to require such qualification, except where any failure to qualify would not have a Material Adverse Effect.

(b)           Except as set forth in Schedule 3.1(b), Seller has no Subsidiary nor owns or controls, or has any other equity investment or other interest in, directly or indirectly, any corporation, joint venture, partnership, association or other entity.

3.2           Authorization and Effect of Agreement.  Seller has the requisite corporate power to execute and deliver this Agreement and to perform the transactions contemplated hereby to be performed by Seller.  The execution and delivery by Seller of this Agreement and the performance by Seller of the transactions contemplated hereby to be performed by Seller has been duly authorized by all necessary action on the part of Seller’s board of directors and, if applicable, stockholders and holders of the Seller’s indebtedness.  This Agreement has been duly executed and delivered by Seller and, assuming the due execution and delivery of this Agreement by Purchaser, constitutes a valid and binding obligation of Seller enforceable in accordance with its terms.

3.3           No Restrictions Against Sale of the Assets.  Except as listed or described on Schedule 3.3, the execution and delivery of this Agreement by Seller does not, and the performance by Seller of the transactions contemplated hereby to be performed by it will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, (a) the certificate of incorporation or bylaws of Seller, (b) any Legal Requirement to which Seller or any of the Assets is subject, (c) any Contract or other material agreement, instrument or obligation of Seller, or (d) any licenses of Seller.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Seller under any Legal Requirement in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of the transactions contemplated hereby to be performed by it.

3.4           Financial Statements.

(a)           Schedule 3.4 hereto contains true and complete copies of (i) the unaudited balance sheet (the “Balance Sheet”) of Seller at December 31, 2001 (the “Balance Sheet Date”), and the related audited statements of income for the year then ended (the “2001 Unaudited Financial Statements”), and (ii) the audited balance sheet of Seller at December 31, 2000 and the related statements of income, shareholders’ equity and cash flow for the fiscal year then ended (the financial statements described in clause (i) and (ii) above are collectively referred to as the “Financial Statements”).

(b)           The Financial Statements present fairly the financial condition of the Seller as of the dates indicated therein and the results of operations and changes in financial position of the Seller for the periods specified therein, have been prepared in conformity with generally accepted accounting principles applied on a consistent basis during the periods covered thereby and prior periods, have been derived from the accounting records of Seller and represent only actual, bona fide transactions. The Financial Statements do not contain any untrue statement of a material fact or omit to state a material fact.

(c)           Seller’s audited financial statements for the year ended December 31, 2001 will be the same as the 2001 Unaudited Financial Statements, other than immaterial adjustments (excluding adjustments for goodwill), taken as a whole.

3.5           Operation of the Product Line Since the Balance Sheet Date.  Except as described on Schedule 3.5, since the Balance Sheet Date, Seller has conducted the operation of the Product Line in the Ordinary Course, and no change has occurred which materially and adversely affects the Assets or the condition (financial or otherwise), results of operations or prospects of the Product Line, nor, to Seller’s knowledge, have any events occurred nor do there exist any circumstances which might reasonably be expected to result, either before or after the Closing Date, in any such change.

3.6           Title to Assets; Licenses.

(a)           Seller has, and immediately prior to the Closing will have, good, marketable and exclusive title to all of the Assets reflected on the Balance Sheet as owned by Seller and all of the Assets acquired by Seller since the Balance Sheet Date, in each case free and clear of all Liens except (i) as set forth on Schedule 3.6(a) and (ii) Permitted Liens.  Seller has the valid and enforceable power and unqualified right to use and Transfer to Purchaser, the Assets.

(b)           Schedule 3.6(b) contains a list of all licenses relating to the Product Line under which Seller is the licensee, together with (i) the nature of each of the licensed Assets, (ii) the termination date of each such license, (iii) the name of the licensor, (iv) all payments made or required to be made for the fiscal years ended December 31, 2000 and December 31, 2001, and (v) all prepaid payments made thereunder.  All licenses pursuant to which Seller licenses from others property are valid, subsisting in full force and effect in accordance with their respective terms, and there is not, under any license, any existing default or event of default (or event that, with notice or passage of time, or both, would constitute a default, or would constitute a basis of force majeure or other claim of excusable delay or nonperformance).  Seller has the valid and enforceable right to use and Transfer to Purchaser Seller’s rights in and to the licensed Assets.  True and complete copies of all licenses listed on Schedule 3.6(b) have been delivered to Purchaser heretofore.  Except as set forth on Schedule 3.6(b), no such license will require the consent of the licensor to, or as a result of, the consummation of the transactions contemplated by this Agreement.

(c)           The delivery to Purchaser at Closing of the instruments of Transfer contemplated by this Agreement will vest in Purchaser good, marketable and exclusive title to the Assets, free and clear of all Liens, except for (i) Liens listed or described on Schedule 3.6(c) or (ii) Permitted Liens.

(d)           Except as set forth in Schedule 3.6(d), no Person, other than Seller, has any rights or interests in the Assets or the Product Line.

(e)           The Assets include all of the assets, property and rights, tangible or intangible, required by Purchaser to operate the Product Line, as currently operated, and to produce, sell, distribute, maintain, design, enhance and license, and design and develop derivatives of, the Products, or derivatives thereof.

3.7           No Litigation.  Except as set forth on Schedule 3.7, there is no outstanding judgment, order, decree, award, stipulation or injunction of any Governmental Entity or arbitrator against or Action pending against Seller (i) relating to the Product Line or the Assets or affecting Seller’s ability to perform its obligations under this Agreement or under any agreement or instrument contemplated by this Agreement.  Any Action for defective or allegedly defective products or workmanship pending or threatened against Seller, and the details of such Action, are described on Schedule 3.7.

3.8           Income and Other Taxes.  Except as set forth on Schedule 3.8:

(a)           All Tax Returns required to be filed through and including the date hereof in connection with the operations of the Seller’s business are true, complete and correct in all respects and have been properly and timely filed. Seller has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. No Liens have been imposed on or asserted against any of the Assets as a result of or in connection with any failure to pay any Taxes;

(b)           All Taxes required to be paid or withheld and deposited through and including the date hereof in connection with the Product Line have been duly and timely paid or deposited by Seller. Seller has properly withheld or collected all amounts required by law for income Taxes and employment Taxes relating to its employees, creditors, independent contractors and other third parties, and for sales Taxes on sales, and has properly and timely remitted such withheld or collected amounts to the appropriate Governmental Entity. Seller has no liabilities for any Taxes for any taxable period ending prior to or coincident with the Closing Date; and

(c)           No Tax Return of Seller is currently being audited or is the subject of other Action by any Governmental Entity. Seller has not received any notice from any Governmental Entity of any pending examination or any proposed deficiency, addition, assessment, demand for payment or adjustment relating to or affecting Seller, the Product Line or the Total Assets and Seller has no reason to believe that any Governmental Entity may assess (or threaten to assess) any Taxes for any periods ending on or prior to the Closing Date.

3.9           Employee Benefit Matters.  Schedule 3.9 contains a complete list of all Plans. Each Plan and related trust, annuity, or other funding agreement complies and has been maintained in compliance with all applicable Legal Requirements. Purchaser is not assuming, and shall not be subject to, any liabilities or obligations to Seller’s employees as a result of the consummation of the transactions contemplated by this Agreement. All contributions, premiums, and other payments, including, without limitation, employer contributions and employee salary reduction contributions, have been paid when due or accrued in accordance with the past custom and practice of Seller and any ERISA Affiliate.  There are no pending or, to Seller’s knowledge, threatened Actions (other than routine claims for benefits) asserted or instituted against any Plan or the assets of any Plan, or against Seller, or ERISA Affiliate, trustee, administrator, or fiduciary of such Plan, and Seller has no knowledge of any facts that could form the basis of any such Action. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a termination of employment or other event entitling any Person to any additional or other benefits, or that would otherwise modify benefits or the vesting of benefits, provided under any Plan.  No event has occurred which could subject Seller or any ERISA Affiliate to any material liability (i) under any Legal Requirement relating to any Plan, or (ii) resulting from any obligation of Seller or an ERISA Affiliate to indemnify any Person against liability incurred with respect to or in connection with any Plan.

3.10         Governmental Approvals.

(a)           Seller possesses, and is operating in compliance with, all approvals material to the operation of the Product Line (“Approvals”).  Schedule 3.10(a) contains a true and complete list of all Approvals.  Each Approval has been lawfully and validly issued, and no proceeding is pending or, to Seller’s knowledge, threatened looking toward the revocation, suspension or limitation of any Approval.  Each of the Approvals is in full force and effect, and Seller is in compliance with all of the provisions of the Approvals.

(b)           Except as set forth on Schedule 3.10(b), each of the Approvals (i) is assignable by Seller to Purchaser as contemplated by the Agreement and (ii) will be Transferred to Purchaser by Seller’s delivery to Purchaser at Closing of the instruments of Transfer contemplated by this Agreement and will thereafter remain in full force and effect.  Except as set forth on Schedule 3.10(b), no notice to or consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other third party is required to be obtained or made in connection with the Transfer to Purchaser of the Approvals.

(c)           The Approvals are all of the rights and authorizations required by Legal Requirements for the operation of the Product Line.  All of the Approvals are owned or held by Seller free and clear of all Liens or other encumbrances of any nature whatsoever.

(d)           To Seller’s knowledge, Seller or Purchaser would be able to renew all such Approvals by the terms thereof or in the ordinary course of business without the need to comply with any special qualifications procedures or to pay any amounts other than regular fees prescribed by law.

3.11         Assumed Contracts.

(a)           Schedule 3.11(a) contains a true and complete list and description of all Assumed Contracts, other than the Plans.  True and complete copies of all such Assumed Contracts have been delivered to Purchaser heretofore.

(b)           Except as described in Schedule 3.11(b):

(i)            each Contract is legal, valid, binding, enforceable and in full force and effect;

(ii)           no event or condition has occurred or become known to Seller or is alleged to have occurred that constitutes or, with notice or the passage of time, or both, would constitute a default or a basis of force majeure or other claim of excusable delay, termination, nonperformance or accelerated or increased rights by Seller or any other Person under any of the Contracts;

(iii)          no person with whom Seller has a Contract  is in default thereunder or has failed to perform fully thereunder by reason of force majeure or other claim of excusable delay, termination or nonperformance thereunder;

(iv)          none of the Contracts currently is subject to renegotiation, either in whole or in part;

(v)           no consent of any third party is required under any Contract as a result of or in connection with, and the enforceability of any Contract will not be affected in any manner by, the execution, delivery and performance of this Agreement;

(vi)          no Contract has materially impaired or will materially impair the ability of Seller to perform its obligations under this  Agreement; and

(vii)         no Assumed Contract which is a license contains any minimum quantity commitments.

3.12         Employee and Labor Matters.

(a)           Schedule 3.12(a) contains a true and complete list of all labor, collective bargaining, union and similar agreements under or by which Seller is obligated, and true and complete copies of all such agreements have been delivered to Purchaser heretofore.

(b)           Except as set forth on Schedules 3.12(a) and 3.12(b), neither Purchaser nor Seller will have any responsibility for continuing any person in the employ (or retaining any person as a consultant) from and after the Closing or have any liability for any severance payments to or similar arrangements with any such Person.

(c)           There is not occurring or, to Seller’s knowledge, threatened, any strike, slow down, picket, work stoppage or other concerted action by any union or other group of employees or other persons against Seller or its products. Except for activities by the unions that are parties to any of the agreements listed on Schedule 3.12(a) with respect to the existing members of such unions, to Seller’s knowledge, no union or other labor organization has attempted to organize any of the employees of Seller engaged in the Product Line.

(d)           Seller has complied with all Legal Requirements relating to employment and labor, and, to Seller’s knowledge, no facts or circumstances exist that could provide a reasonable basis for a claim of wrongful termination by any current or former employee of Seller engaged in the Product Line.

(e)           Schedule 3.12(e) contains a complete list of all of the current employees of Seller who are employed in connection with the Product Line (“Employees”) and, for each Employee, his or her current title, current annual base salary or wages and date of hire.  None of the Employees listed on Schedule 3.12(e) is a member of any collective bargaining unit or is a party to any employment agreement with Seller.

3.13         Principal Customers and Suppliers.

(a)           Schedule 3.13(a) contains a true and complete list of the name and address of each customer that purchased in excess of 5% of Seller’s sales of goods or services of the Product Line during the twelve months ended on December 31, 2001, and since that date no such customer has terminated its relationship with or adversely curtailed its purchases from Seller or indicated (for any reason) its intention so to terminate its relationship or curtail its purchases.

(b)           Schedule 3.13(b) contains a true and complete list of each supplier from whom Seller purchased in excess of 5% of Seller’s purchases of goods or services of the Product Line during the twelve months ended on December 31, 2001 and since that date no such supplier has terminated its relationship with or adversely curtailed its accommodations, sales or services to Seller or indicated (for any reason) its intention to terminate such relationship or curtail its accommodations, sales or services.

(c)           Except as set forth on Schedule 3.13(c), Seller is not involved in any claim or controversy with any of the customers or suppliers who are listed on Schedule 3.13(a) or 3.13(b).

3.14         Compliance with Law.  Through and including the date hereof, Seller (i) has not violated or operated the Product Line in violation of, and has not used the Assets in violation of, any Legal Requirement, (ii) to Seller’s knowledge, has not been alleged to be in violation of any Legal Requirement, and (iii) has not received any notice of any alleged violation of, or any citation for noncompliance with, any Legal Requirement.

3.15         Product Warranties.  Except as set forth in Schedule 3.15, (a) there are no warranties express or implied, written or oral, with respect to the Product Line and (b) there are no pending or threatened claims with respect to any such warranty, and Seller has no liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.

3.16         Intellectual Property.

(a)           Title.  Schedule 3.16(a) contains a complete and correct list of all Intellectual Property that is owned by Seller and primarily related to, used in, held for use in connection with, or necessary for the conduct of, or otherwise material to the Product Line (the “Owned Intellectual Property”).  Seller owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property, free from any Liens (other than Permitted Liens) and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever.  The Intellectual Property comprises all of the Intellectual Property necessary for Purchaser to conduct and operate the Product Line as now being conducted by Seller.

(b)           Transfer.  Immediately after the Closing, Purchaser will own all of the Owned Intellectual Property and will have a right to use all other Intellectual Property, free from any Liens (other than Permitted Liens) and on the same terms and conditions as in effect prior to the Closing.

(c)           No Infringement.  The operation of the Product Line does not infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property.  To Seller’s knowledge after due inquiry, none of the Intellectual Property is being infringed or otherwise used or available for use, by any other Person.

(d)           Licensing Arrangements.  Schedule 3.16(d) sets forth all agreements, arrangements or laws (i) pursuant to which Seller has licensed Intellectual Property to, or the use of Intellectual Property is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other Person and (ii) pursuant to which Seller has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise).  All of the agreements or arrangements set forth on Schedule 3.16(d)(x) are in full force and effect in accordance with their terms and no default exists thereunder by Seller, or to the knowledge of Seller after due inquiry, by any other party thereto, (y) are free and clear of all Liens, and (z) do not contain any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement.  The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such arrangements and agreements.  Seller has delivered to Purchaser true and complete copies of all licenses and arrangements (including amendments) set forth on Schedule 3.16(d).  All royalties, license fees, charges and other amounts payable by, on behalf of, to, or for the account of, the Seller in respect of any Intellectual Property are disclosed in the Financial Statements.

(e)           No Intellectual Property Litigation.  No claim or demand of any Person has been made nor is there any proceeding that is pending, or to the knowledge of Seller after due inquiry, threatened, nor is there a reasonable basis therefor, which (i) challenges the rights of Seller in respect of any Intellectual Property, (ii) asserts that Seller is infringing or otherwise in conflict with, or is, except as set forth in Schedule 3.16(e), required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property, or (iii) claims that any default exists under any agreement or arrangement listed on Schedule 3.16(e).  None of the Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or administrative agency, or has been the subject of any litigation within the last five years, whether or not resolved in favor of Seller.

(f)            Due Registration, Etc.  To the extent deemed necessary or appropriate by Seller, the Owned Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, United States Copyright Office or such other filing offices, domestic or foreign, and Seller has taken such other actions, to the extent deemed necessary or appropriate by Seller, to ensure full protection under any applicable laws or regulations, and such registrations, filings, issuances and other actions remain in full force and effect, in each case to the extent material to the Product Line.

(g)           Use of Name and Mark.  Except as set forth in Schedule 3.16(g), there are, and immediately after the Closing will be, no contractual restriction or limitations pursuant to any orders, decisions, injunctions, judgments, awards or decrees of any Governmental Authority on the Purchaser’s right to use the names and marks “ThinStar” in the conduct of the Product Line as presently carried on by Seller or as such Product Line may be extended by Purchaser.

(h)           Protection of Information.  Seller has taken reasonable steps to protect Seller’s rights in Seller’s confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Seller relating to the Product Line, and, without limiting the foregoing, Seller has and uses its best efforts to enforce a policy requiring each employee and contractor engaged in the Product Line to execute a proprietary information/confidentiality agreement substantially in the form provided to Seller and all current and former employees and contractors of Seller engaged in the Product Line have executed such an agreement, except where the failure to do so is not reasonably expected to be material to the Product Line.

3.17         Operation of the Product Line.  Except as set forth in Schedule 3.17, (a) Seller has operated the Product Line only through Seller and not through any other divisions or any direct or indirect subsidiary or affiliate of Seller and (b) no part of the operation of the Product Line is operated by or through any entity other than Seller.

3.18         Insurance.  Schedule 3.18 contains a true and complete list of all insurance policies and bonds and self insurance arrangements currently in force that cover or purport to cover risks or losses to or associated with the Product Line, the Assets, employees and agents relating to the Product Line and sets forth, with respect to each such policy, bond and self insurance arrangement, a description of the insured loss coverage, the expiration date and time of coverage, the dollar limitations of coverage, a general description of each deductible feature and principal exclusion and the premiums paid and to be paid prior to expiration. The insurance policies, bonds and arrangements described on Schedule 3.18 (the “Policies”) provide such coverage against such risk of loss and in such amounts as are customary for corporations of established reputation engaged in the same or similar operations as the Product Line.

3.19         Brokers’ Fees.  No broker, finder or similar agent has been employed by or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby, and Seller has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

3.20         Disclosure.  No representation or warranty of Seller in this Agreement and no information contained in any Schedule or other writing delivered pursuant to this Agreement or at the Closing contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to make the statements herein or therein not misleading.

3.21         Knowledge.  To the extent that any representation or warranty in this Article III is qualified to Seller’s “knowledge,” Seller represents and warrants that it has made a reasonable investigation sufficient to express an informed view concerning the matters to which such representation or warranty relates, including diligent inquiries of Seller’s officers, directors and employees.

3.22         Transactions with Affiliates.  Except as set forth on Schedule 3.22, there are no written or oral contracts or agreements between Seller and its Affiliates relating to the Product Line.

3.23         No Liquidation or Winding-Up; Fairness of Consideration.

(a)           No order has been made, resolution passed or, to Seller’s knowledge, petition presented, for the winding-up or liquidation of Seller and there is not outstanding:  (i) any order or, to Seller’s knowledge, petition for the winding-up of Seller; (ii) any appointment of a receiver over the whole or part of the undertaking of assets of Seller;  (iii) any order or, to Seller’s knowledge, petition for administration of Seller;  (iv) any voluntary arrangement between Seller and any of its creditors; (v) any distress or execution or other process levied in respect of Seller which remains undischarged; or (vi) any unfulfilled or unsatisfied judgment or court order against Seller relating to the Product Line or the Assets.

(b)           To Seller’s knowledge, or as set forth on Schedule 3.23(b), there are no circumstances which would entitle any Person to present a petition for the winding-up or administration of Seller or to appoint a receiver over the whole or any part of the Assets of Seller.

(c)           Neither the execution and delivery of this Agreement nor the performance of the transactions contemplated hereby will result in a transfer which is fraudulent under 6 Del. C. §§1304 or 1305.

(d)           The operations of Seller have not been terminated.

(e)           The consideration paid by Purchaser under this Agreement for the Assets represents reasonably equivalent value for the Assets.  Seller is not entering into this Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement will not have any such effect.

3.24         Shipment of Inventory.  Except as set forth on Schedule 3.24, Seller has not shipped any units of the Products to customers since March 15, 2002.

3.25         Capitalization of Seller.  The authorized capital stock of Seller consists of 30,000,000 shares of common stock, of which 17,613,237 shares are issued sand outstanding, and 3,000,000 shares of Preferred Stock, consisting of 0 shares of Series A stock which are issued and outstanding, 220,000 shares of Series B stock which are issued and outstanding and 530,000 shares of Series C stock which are issued and outstanding.  An additional 2,503,421 shares of the capital stock are issuable upon the exercise of outstanding options and 8,750,000 shares are issuable upon the exercise of outstanding warrants or other rights.  Schedule 3.25 sets forth the names of the holders of the Preferred Stock, options (other than employee options), warrants and other rights exercisable for, or convertible into, shares of Seller’s capital stock and the number of shares of Seller’s capital stock so issuable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to, and covenants and agrees with, Seller that:

4.1           Organization and Good Standing.  Purchaser has been duly organized and is existing as a corporation in good standing under the laws of the State of Delaware with full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

4.2           Execution and Delivery.  This Agreement has been duly authorized by all necessary corporate action on the part of Purchaser, has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms.

4.3           No Conflicts.  The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not conflict with or result in the violation of the provisions of the Certificate of Incorporation or Bylaws of Purchaser.

4.4           Compliance with Law.  Through and including the date hereof, Purchaser (i) to Purchaser’s knowledge, has not been alleged to be in violation of any Legal Requirement, and (ii) has not received any notice of any alleged violation of, or any citation for noncompliance with, any Legal Requirement.

4.5           No Restrictions Against Purchase of Assets.  Except as listed or described on Schedule 4.5, the execution and delivery of this Agreement by Purchaser does not and the performance by Seller of the transactions contemplated hereby to be performed by it will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, (a) the certificate of incorporation or bylaws of Purchaser, (b) any Legal Requirement to which Purchaser is subject, (c) any material agreement of Purchaser, or (d) any material licenses of Purchaser.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser under any Legal Requirement in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby to be performed by it.

ARTICLE V

OPERATION OF PRODUCT LINE PENDING CLOSING

5.1           Conduct of Seller.  Without the prior written consent of Purchaser, between the date hereof and the Closing Date, Seller covenants and agrees that it shall:

(a)           not, except as required or permitted pursuant to the terms hereof, make any change in the operation of the Product Line or the Assets or enter into any transaction with respect to the Product Line other than in the Ordinary Course;

(b)           continue to operate the Product Line in the Ordinary Course consistent with past practice, provided, however, that Purchaser will not (i) acquire or dispose of,

or grant a license with respect to any of the Assets, (ii)  enter into, amend or terminate any other agreement affecting or relating to the Product Line or the Assets, (iii) make any capital expenditure, (iv) award any bonuses or salary increases, (v) pay any dividends or make any distributions to the holders of its capital stock, or (vi) act in any manner which would adversely affect its existing business relationships associated with the Product Line.

(c)           maintain the Assets in good operating condition and repair;

(d)           preserve, protect and promote the Product Line;

(e)           perform all obligations under the Contracts;

(f)            use its best efforts to retain its Employees and maintain its relationships with suppliers, customers and others having business relationships with it;

(g)           pay accounts payable and other obligations of the operation of the Product Line when they become due and payable in the Ordinary Course consistent with past practices;

(h)           comply promptly with all Legal Requirements applicable to it and the operation of the Product Line and with respect to the transactions contemplated by this Agreement, and cooperate promptly with, and furnish information to, Purchaser in connection with any such requirements imposed upon Seller, or upon any of its Affiliates, in connection therewith or herewith;

(i)            not sell, transfer, license, lease or otherwise dispose of, or suffer or cause the encumbrance by any Lien upon, any of the Assets or any interest therein, except for sales of Inventory in the Ordinary Course;

(j)            not terminate or modify, or commit or cause or suffer to be committed any act that will result in breach or violation of any term of or (with or without notice or passage of time, or both) constitute a default under or otherwise give any person a basis for non-performance under, any of the Contracts;

(k)           maintain adequate property damage, liability and other insurance in full force and effect and not do, permit or willingly allow to be done any act by which any of the insurance policies may be suspended, impaired or cancelled;

(l)            maintain in full force and effect, and comply with, all Permits;

(m)          not enter into or assume any contract, agreement, obligation or instrument relating to the Product Line or the Assets in an amount in excess of $10,000, or any sales orders with customers in excess of $100,000, or enter into or permit any material amendment, supplement, waiver or other modification in respect thereof;

(n)           not grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any Employee, or adopt or amend any Plan;

(o)           not take any action or omit to take any action which would result in a breach of  any of the representations and warranties set forth in Section 3;

(p)           maintain the Inventory in such volume and quality as is consistent with the past practices of Seller in connection with the operation of the Product Line, provided, however, that during the period commencing on the date hereof and continuing through the Closing Date, Seller shall not ship any units of Products to customers, provided further, that this agreement shall not prohibit Seller from soliciting orders and accepting orders and otherwise operating in the Ordinary Course;

(q)           make any capital expenditure;

(r)            not cancel, compromise, release or discharge any claim of Seller upon any person or waive any right of Seller of material value, and not discharge any Lien (other than Permitted Liens) upon any of the Assets or pay or settle any debts;

(s)           pay any dividends or make any distributions to the holders of its capital stock; and

(t)            not institute, settle or agree to settle any Action before any Governmental Entity.

5.2           Tax Assessments and Audits.  Seller shall furnish promptly to Purchaser a copy of all notices of proposed assessment or similar notices or reports that are received from any taxing authority and which relate to the Product Line or the Assets for periods ending on or prior to the Closing Date.

ARTICLE VI

ADDITIONAL COVENANTS

6.1           Covenants of  Seller.  Except as otherwise provided under this Agreement, during the period from the date hereof through the Closing Date, Seller agrees to:

(a)           comply promptly with all requirements that applicable Legal Requirements may impose upon it with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Purchaser in connection with any such requirements imposed upon Purchaser or upon any of its affiliates in connection therewith or herewith;

(b)           use its reasonable best efforts to obtain (and to cooperate with Purchaser in obtaining) any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by Seller in connection with the transactions contemplated by this Agreement;

(c)           use its reasonable best efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Article VII of this Agreement;

(d)           deliver to Purchaser prior to the Closing a written statement disclosing any untrue statement in this Agreement or any Schedule hereto (or supplement thereto) or document furnished pursuant hereto, or any omission to state any material fact required to make the statements herein or therein contained complete and not misleading, promptly upon the discovery of such untrue statement or omission, accompanied by a written supplement to any Schedule to this Agreement that may be affected thereby; provided, however, that the disclosure of such untrue statement or omission shall not prevent Purchaser from terminating this Agreement pursuant to Section 9.1 hereof at any time at or prior to the Closing in respect of any original untrue or misleading statement;

(e)           (i) maintain the present quality of Seller’s operations of the Product Line; (ii) preserve the value of the Product Line; (iii) preserve intact Seller’s Product Line organizations; and (iv) preserve Seller’s existing relationships with employees, suppliers and customers;

(f)            promptly, and in any event within two business days of Seller obtaining knowledge thereof, notify Purchaser in writing of:

(i)            any breach of any term or provision of this Agreement on the part of Seller, whether or not any requirement for notice or lapse of time or other condition precedent has been satisfied, which is then continuing, together with a certificate of Seller specifying the details thereof and the action which Seller has taken or proposes to take with respect thereto;

(ii)           any pending or threatened Action, challenging this Agreement or any of the transactions contemplated hereby;

(iii)          any notice or other communication from any third party alleging that the consent of such party is or may be required in connection with the transactions contemplated by this Agreement;

(iv)          any other development which would prevent or raise a substantial doubt regarding the possibility of the satisfaction of any condition set forth in Section 7.1 of this Agreement; and

(v)           any notice or other communication from any Governmental Entity, the approval or consent of which is being sought in connection with the transactions contemplated by this Agreement.

6.2           Covenants of Purchaser.  During the period from the date hereof to the Closing Date, Purchaser shall:

(a)           comply promptly with all requirements that applicable Legal Requirements may impose upon it with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Seller in connection with any such requirements imposed upon Seller or upon any of Seller’s Affiliates in connection therewith or herewith;

(b)           use its best efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Section 7.2 of this Agreement.

6.3           Access and Information.

(a)           During the period commencing on the date hereof and continuing through the Closing Date, Seller shall afford to Purchaser and to Purchaser’s accountants, counsel, investment bankers, consultants, engineers and other representatives, reasonable access to all of its properties, including without limitation to the books, contracts, Assets, commitments, records and personnel and, during such period, to furnish promptly to Purchaser all information concerning the Product Line and the Assets and such items as Purchaser may reasonably request.  In addition, during such period, Seller shall afford to Purchaser and its counsel, consultants, engineers and other representatives the right to inspect, investigate, review and perform tests on the Assets, provided such does not materially interfere with the normal business activities of Seller.

(b)           Except to the extent permitted by the provisions of Section 6.6 hereof, Purchaser shall hold in confidence, and shall use reasonable efforts to ensure that its employees and representatives hold in confidence, all such information supplied to it by Seller concerning Seller and shall not disclose such information to any third party except as may be required by any Legal Requirement and except for information that (i) is or becomes generally available to the public other than as a result of disclosure by Purchaser or its representatives, (ii) becomes available to Purchaser or its representatives from a third party other than Seller, and Purchaser or its representatives have no reason to believe that such third party is not entitled to disclose such information, (iii) is known to Purchaser or its representatives on a nonconfidential basis prior to its disclosure by Seller or (iv) is made available by Seller to any other Person on a nonrestricted basis. Purchaser’s obligations under the foregoing sentence shall expire on the Closing Date or, if the Closing does not occur, two years after the date hereof.

(c)           Except to the extent permitted by the provisions of Section 6.6 hereof, Seller shall hold in confidence, and shall use reasonable efforts to ensure that its employees and representatives hold in confidence, all such information supplied to it by Purchaser concerning Purchaser and shall not disclose such information to any third party except as may be required by any Legal Requirement and except for information that (i) is or becomes generally available to the public other than as a result of disclosure by Seller or its representatives, (ii) becomes available to Seller or its representatives from a third party other than Purchaser, and Seller or its representatives have no reason to believe that such third party is not entitled to disclose such information, (iii) is known to Seller or its representatives on a nonconfidential basis prior to its disclosure by Purchaser or (iv) is made available by Purchaser to any other Person on a nonrestricted basis.  Seller’s obligations under the foregoing sentence shall expire on the Closing Date or, if the Closing does not occur, two years after the date hereof.

6.4           Expenses.  All costs and expenses (including, without limitation, all legal fees and expenses and fees and expenses of any brokers, finders or similar agents) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same.

6.5           Certain Notifications.  At all times from the date hereof to the Closing Date, each party shall promptly notify the others in writing of the occurrence of any event that will or may result in the failure to satisfy any of the conditions specified in Article VII hereof.

6.6           Publicity; Employee Communications.  At all times prior to the Closing Date, each party shall obtain the consent of all other parties hereto prior to issuing, or permitting any of its directors, officers, employees or agents to issue, any press release or other information to the press, employees of Seller or any third party with respect to this Agreement or the transactions contemplated hereby; provided, however, that no party shall be prohibited from supplying any information to any of is representatives, agents, attorneys, advisors, financing sources and others to the extent necessary to complete the transactions contemplated hereby so long as such representatives, agents, attorneys, advisors, financing sources and others are made aware of the terms of this Section 6.6.  Nothing contained in this Agreement shall prevent any party to this Agreement at any time from furnishing any required information to any Governmental Entity or authority pursuant to a Legal Requirement or from complying with its legal or contractual obligations.

6.7           Further Assurances.

(a)           Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to  be done, all things necessary, proper or advisable under applicable Legal Requirements, to consummate and make effective the transactions contemplated by this Agreement.

(b)           If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, Seller and Purchaser, and the proper officers or directors of Seller and Purchaser, as the case may be, shall take or cause to be taken all such necessary or convenient action and execute, and deliver and file, or cause to be executed, delivered and filed, all necessary or convenient documentation.

6.8           Competing Offers.  Until any termination of this Agreement under Section 9.1, Seller agrees that it will not, directly or indirectly, through any officer, director, agent, or otherwise, solicit, initiate or encourage the submissions of bids, offers or proposals by, any Person with respect to an acquisition of the Assets or the Product Line, and Seller will not engage any broker, financial adviser or consultant with an incentive to initiate or encourage proposals or offers from other parties. Furthermore, Seller shall not, directly or indirectly, through any officer, director, agent or otherwise, engage in negotiations concerning any such transaction with, or provide information to, any Person other than Purchaser and its representatives with a view to engaging, or preparing to engage, that Person with respect to any matters in this Section. Seller shall not sell, transfer or otherwise dispose of, create any lien upon, other than a Permitted Lien, or transfer any interest in, any Asset.

6.9           Inconsistent Action.  Seller shall not take or cause or suffer to be taken, any action that would cause any of the representations or warranties of Seller in this Agreement to be untrue, incorrect, incomplete or misleading.

6.10         Employee Matters.

(a)           Seller acknowledges and agrees that after the Closing (a) except as set forth on Schedule 6.10(a), neither Purchaser nor Seller shall be required to employ or retain any employee of Seller or any other Person, and (b) Purchaser, in its sole and absolute discretion, may hire all, some, or none of the Employees.  Schedule 6.10(a) contains a list of the employees which Purchaser may desire to hire after the Closing.  Seller agrees not to terminate the employment of any such employees unless such employee engages in willful or grossly negligent misconduct to the detriment of Seller or the Product Line.  Seller shall not be required to maintain the employment of any employee who does not desire to remain employed by Seller or Purchaser.

(b)           Except to the extent expressly included in Assumed Liabilities or in another paragraph of this Section 6.10, Purchaser does not, and shall not, assume or be responsible for any obligation or liability arising out of any employment relationship of Seller, and without limiting the foregoing, Purchaser shall have no liability or obligation in connection with current or former employees or agents of Seller or any dependent or beneficiary of any of them by reason of their relationship to Seller.  Without limiting the foregoing, Seller shall remain liable for, and shall pay on or before the Closing, the following in connection with the employees of Seller listed on Schedule 6.10a) (or any dependent or beneficiary of them):

(i)            unpaid wages, salaries or other compensation;

(ii)           contributions to or payments under employee benefit plans, programs, policies, arrangements or understandings;

(iii)          accrued, but unused, holiday, sick leave and severance pay, if any;

(iv)          liabilities or obligations under any collective bargaining agreement or bargaining relationship; or

(v)           claims, demands, administrative proceedings or suits arising out of, or in connection with, alleged unlawful employment practices of Seller.

(c)           Seller shall remain responsible for all liabilities and obligations in connection with claims for post-employment medical, vision and dental benefits that may be required under IRC Section 4980B made by or in respect of any employee of Seller whose employment terminated on or prior to the Closing Date and any “qualified beneficiary” (within the meaning of IRC Section 4980B) of any such employee who is receiving post-employment medical and dental benefits or whose “qualifying event” (within the meaning of IRC Section 4980B) entitling such individual to such benefits occurred on or before the Closing Date.

(d)           Seller shall be responsible for giving any notice that may be required by the Worker Adjustment and Retraining Notification Act (“WARN”), or any similar state or local statue or ordinance, as a result of the purchase of the Product Line both as to (i) layoffs or facility closings ordered prior to the Closing Date, including layoff of employees who are not employed or retained by Purchaser, or (ii) decisions to layoff employees employed or retained by Purchaser made within 90 days after the Closing Date.  Purchaser agrees to give Seller notice of any decision to layoff employees employed or retained by Purchaser made within 90 days after the Closing Date.

6.11         Assignments; Consents.  To the extent that the assignment of any Contract, license or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom is not permitted without the consent of a third party, this Agreement shall constitute an agreement to assign such Contract, license or other agreement or arrangement, subject only to such consent; and any transfer or assignment to Purchaser by Seller of any interest under any such Contract, license or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained.  In the event any such consent or approval is not obtained on or prior to the Closing Date, Seller shall continue to use its best efforts to obtain any such approval or consent after the Closing Date until such time as such consent or approval has been obtained, and Seller will cooperate with Purchaser in any lawful and economically feasible arrangement to provide that Purchaser shall receive the interest of Seller in the benefits under any such Contract, license or other agreement or arrangement, including performance by Seller, as agent, if economically feasible, provided that Purchaser shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Purchaser would have been responsible therefor hereunder if such consent or approval had been obtained.  Seller shall pay and discharge, and shall indemnify and hold Purchaser harmless from and against, any and all out-of-pocket costs of seeking to obtain or obtaining any such consent or approval whether before or after the Closing Date.  Nothing in this Section 6.11 shall be deemed a waiver by Purchaser of its right to have received on or before the Closing an effective assignment of all of the Assets nor shall this Section 6.11 be deemed to constitute an agreement to exclude from Purchaser any of the Assets described under Section 2.1.

6.12         Sufficiency of Assets.  Following the Closing, if Purchaser determines that Seller has failed to Transfer to Purchaser any assets, properties or rights, tangible or intangible, except for the Excluded Assets, necessary for Purchaser to operate the Product Line as currently operated, and to produce, sell, distribute, maintain, design, enhance and license, and design and develop derivatives of, the Products, or derivatives thereof, Seller shall promptly take all actions as shall be necessary, or otherwise reasonably requested by Purchaser, to transfer such assets, properties and rights to Purchaser.

ARTICLE VII

CONDITIONS PRECEDENT TO CLOSING

7.1           Conditions of Purchaser.  Notwithstanding any other provision of this Agreement, the obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

(a)           There shall not be instituted and pending or threatened any Action before any Governmental Entity (i) challenging or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby or (ii) seeking to prohibit the direct or indirect ownership or operation by Purchaser of all or a material portion of the Product Line or Assets, or to compel Purchaser or Seller to dispose of or hold separate all or a material portion of the Product Line or Assets of Seller or Purchaser;

(b)           The representations and warranties of Seller in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the Closing Date with the same effect as if made on the Closing Date, except (i) for changes contemplated by this Agreement and (ii) for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and Seller shall have complied with all covenants and agreements and satisfied all conditions on Seller’s part to be performed or satisfied on or prior to the Closing Date;

(c)           Purchaser shall have received from counsel for Seller, a written opinion dated the Closing Date and addressed to Purchaser, in substantially the form attached as Exhibit B hereto;

(d)           Purchaser shall have received from the President of Seller a certificate dated the Closing Date to the effect that the conditions set forth in Section 7.1(b) have been satisfied and that Seller’s Board of Directors and, if required, the stockholders of Seller have approved the Agreement and the transactions contemplated hereby;

(e)           Purchaser will have received such bills of sale, assignments, certificates of title and other instruments of transfer (the “Transfer Documents”) duly executed by Seller, in such forms and covering such matters as Purchaser may reasonably request, Transferring the Assets to Purchaser;

(f)            Seller shall have entered into and delivered to Purchaser a Non-Competition Agreement in substantially the form attached as Exhibit C hereto.

(g)           Seller and Purchaser shall have entered into a License Agreement in substantially the form attached as Exhibit D hereto;

(h)           Seller and Purchaser shall have entered into a Transitional Supply Agreement in substantially the form attached as Exhibit E hereto;

(i)            Employees identified by Purchaser in Exhibit F hereto shall have entered into non-solicitation and confidentiality agreements with Purchaser in substantially the form attached hereto as Exhibit G;

(j)            All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments, releases and documents referenced herein or incident to the transactions contemplated hereby shall be in form and substance satisfactory to Purchaser and its counsel;

(k)           All consents and assignments from third parties, including from any Governmental Entity or other Person, relating to the Contracts or the conduct and operation of the Product Line as currently conducted and operated, shall have been obtained, except where failure to obtain such consent or assignment would not have a Material Adverse Effect;

(l)            No act, event or condition shall have occurred after the date hereof which  has had or could have a Material Adverse Effect;

(m)          Seller and Purchaser shall have entered into a OEM Supply Agreement in substantially the form attached as Exhibit H hereto;

(n)           Seller, Purchaser and the Escrow Agent shall have entered into the Escrow Agreement; and

(o)           Purchaser will have received consents to the Transfer and releases of claims related to this transaction against Purchaser from Guenther Pfaff and Hofmann & Co.

7.2           Conditions of Seller.  Notwithstanding any other provision of this Agreement, and except as set forth below, the obligations of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of the conditions set forth in  subsections (a), (f), (g), (h), (m) and (n) of Section 7.1 of this Agreement, and the condition that the representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date and Purchaser shall have complied with all covenants and agreements and satisfied all conditions on its part to be performed or satisfied on or prior to the Closing Date.

ARTICLE VIII

POST-CLOSING OBLIGATIONS

8.1           Seller-Assumed Warranty Obligations.  Notwithstanding, and not in limitation of, any other provision herein, Seller shall assume, commencing at the Closing, all obligations and liabilities of any nature whatsoever arising out of, relating to, or in connection with the matters set forth in this Section 8.1.

(a)           Seller shall retain sole responsibility for, and shall bear the cost of complying with, all warranties (the “Warranties”) in existence on the Closing Date with respect to Products sold by Seller on or prior to the Closing Date until the expiration of such Warranties.  Seller shall also provide such warranty services as required pursuant to, and in accordance with the terms and conditions of, the Supply Agreement.

(b)           Exhibit I hereto sets forth the Warranties.

(c)           Seller agrees to provide all services required to correct, repair or replace Products or parts thereof covered by the Warranties in accordance with the terms of the Warranties.  Such services shall be consistent, in all material respects, with the quality and manner of performance of similar services provided by or made available to under the Warranties prior to the Closing Date.  Seller shall use business practices, standards and internal controls that are substantially the same as those used by Seller prior to the Closing Date and consistent with past practices, with only such changes as are agreed to between Seller and Purchaser.  Not in limitation of the foregoing, Seller shall repair or replace and ship at least 95% of units of Products returned pursuant to the terms of the Warranties in accordance with the following time schedule:

(i)            within 5 days after receipt of the Products, for Products that were in production in the 12 calendar month period prior to the return;

(ii)           within 10 days after receipt of the Products, for Products that were in production in the 13 to 24 calendar month period prior to the return; and

(iii)          within 15 days after receipt of the Products, for Products that were in production in the 25 to 36 calendar month period prior to the return.

8.2           Audited Financial Statements.  In the event that Purchaser is required under Rule 3-05 of Regulation S-X to file with the Securities and Exchange Commission audited financial statements of the Product Line in connection with the acquisition of the Assets, Seller agrees to have such financial statements prepared by its independent accountants and shall provide such financial statements to Purchaser on or prior to May 15, 2002.  If Seller has not timely satisfied its obligation to Purchaser under this Section 8.2, Seller shall pay to Purchaser, within five (5) business days after demand by Purchaser, an amount equal to $100,000.  If Seller fails to pay such amount in a timely manner, Purchaser shall notify Seller and the Escrow Agent and direct the Escrow Agent to pay such amount to Purchaser from the Escrow Account within fifteen (15) days of Purchaser’s notice.

8.3           Purchaser and Seller ThinStar Brand Purchases.  Purchaser will continue to offer to sell the ThinStar brand until Seller’s and Seller’s suppliers’ existing inventory at Closing, including units subject to Seller’s outstanding or to be issued purchase orders (up to a total of a maximum of 10,000 units, plus units shipped during the period from the Closing until March 31, 2000)

has been consumed.  Purchaser will only be obligated to purchase such inventory at such time that Purchaser makes sales of such products, provided, however, that if Purchaser has not purchased a total of a maximum of 10,000 of Seller’s and Seller’s suppliers’ existing ThinStar brand inventory by March    , 2003, Purchaser shall purchase the number of remaining complete units of the inventory equal to the number of such units, that when aggregated with units previously purchased under this Section, does not exceed the maximum number of units set forth in this Section 8.3.  In the event that Purchaser purchases such remaining units, Seller shall purchase an equal number of units from Purchaser under the OEM Supply Agreement on March     , 2003.  Purchaser and Seller agree that each of SCI Technology, Inc. and SCI Systems (Thailand) Ltd. shall be an intended third party beneficiary of Purchaser’s purchase obligation set forth in this Section 8.3.  Seller and Purchaser agree that they shall not amend Purchaser’s obligations under this Section 8.3 without the prior written consent of SCI Technology, Inc.

8.4           Seller-Assumed Support Services Obligations.  Notwithstanding any other provision herein to the contrary, Seller shall assume, commencing at the Closing, all obligations and liabilities of any nature whatsoever arising out of, relating to, or in connection with the matters set forth in this Section 8.4.

(a)           Seller shall have the responsibility for and shall bear the cost of providing technical support services with respect to the Products as are set forth in Exhibit J hereto.  Such services shall be provided on behalf of Purchaser to customers who purchased the Products from Seller on or prior to the Closing Date or who purchase the Products from Purchaser after the Closing Date.  Services provided by Seller under this Section 8.4(a) shall be consistent, in all material respects, with the quality and manner of performance of similar services provided by or made available to support the Products in connection with Seller’s operations prior to the Closing Date.  Seller shall use business practices, standards and internal controls that are substantially the same as those used by Seller prior to the Closing Date and consistent with past practices, with only such changes as are agreed to between Seller and Purchaser.

(b)           Seller shall designate at least one contact person within Seller who is knowledgeable and experienced in the design, workings, capabilities and use of the Products who will be responsible for initially responding to inquiries relating to the support services to be provided on behalf of Purchaser.

8.5           Termination of License Fees.  In the event that Seller (i) ceases to provide the support services required by Section 8.1 or 8.4, (ii) fails to take any actions required to be taken under Section 6.12, or (iii) fails to make payments to Purchaser under the OEM Supply Agreement within 60 days of the date of the invoices, unless otherwise agreed upon in writing by Purchaser and Seller, the license fees to be paid by Purchaser under the ThinPath License Agreement, attached as Exhibit D, shall be offset by the sum of the cost incurred by Purchaser in providing such services under Section 8.1 and 8.4, the damages suffered by Purchaser from Seller’s failure to take the actions required under Section 6.12 and the outstanding amount of the unpaid invoices under the OEM Supply Agreement.

8.6           Obsolete Product Returns.  Seller agrees that it will accept for return and for full credit, at any time upon a customer’s request, any and all units of obsolete ThinStar Products (all inventory except units of ThinStar 332, ThinStar 500 and ThinStar Voyager) that are in the worldwide distribution channel on the Closing Date.

8.7.          Continued Operations; No Bankruptcy.  Seller intends to continue its operations consistent with its past practices after the Closing Date, other than as contemplated by this Agreement.  As of the date hereof and as of the Closing Date, Seller does not intend or expect to file or seek relief under the United States Bankruptcy Code or any other insolvency or similar law after the Closing Date. Seller intends to use its commercially reasonable best efforts to discourage and avoid any involuntary petition by creditors or others to place Seller in any bankruptcy case or proceeding under the United States Bankruptcy Code or any other insolvency law or similar law.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1           Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual consent of Purchaser and Seller;

(b)           by Purchaser if any of the conditions precedent to Closing set forth in Section 7.1 have not been met on the Closing Date, and, in each case, Purchaser is not then in material default of its obligations hereunder;

(c)           by Seller if any of the conditions precedent to Closing set forth in Section 7.2 have not been met on the Closing Date, and, in each case, Seller is then not in material default of its obligations hereunder; or

(d)           by Purchaser if the Closing has not been completed by the close of business on March 22, 2002 unless the failure of the Closing to occur by such time resulted from a breach of this Agreement by Purchaser; or

(e)           by Seller if the Closing has not been completed by the close of business on April 7, 2002 unless the failure of the Closing to occur by such time resulted from a breach of this Agreement by Seller.

9.2           Effect of Termination.

(a)           In the case of any termination of this Agreement, the provisions of Sections 6.3 and 6.4 shall remain in full force and effect.

(b)           Upon termination of this Agreement as provided in Section 9.1(a) or (d), except as stated in Section 9.2(a) above, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or their respective directors, officers, employees, agents or other representatives.

(c)           In the event of termination of this Agreement as provided in Section 9.1(b) or (c) hereof, such termination shall be without prejudice to any rights that the terminating party or parties may have against the breaching party or parties or any other person under the terms of this Agreement or otherwise.

9.3           Amendment.  This Agreement may be amended at any time by a written instrument executed by Purchaser and Seller.  Any amendment effected pursuant to this Section 9.3 shall be binding upon all parties hereto.

9.4           Waiver.  Any term or provision of this Agreement may be waived in writing at any time by the party or parties entitled to the benefits thereof. Any waiver effected pursuant to this Section 9.4 shall be binding upon all parties hereto.  No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege.  No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of any preceding or subsequent breach of the same or any other covenant or agreement.  The rights and remedies of each party under this Agreement are in addition to all other rights and remedies, at law or in equity, that such party may have against the other parties.

ARTICLE X

INDEMNIFICATION

10.1         Survival of Representations and Warranties.  Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of Purchaser, the representations and warranties of Seller hereto contained in this Agreement or in any Exhibit or Schedule hereto shall survive the Closing and the consummation of the transactions contemplated hereby (and any examination or investigation by or on behalf of any party hereto); provided, however, that (i) the representations and warranties contained in Sections 3.1, 3.3 and 3.6, and the related claims for indemnification, shall survive until the fifth anniversary of the Closing Date; (ii) the representations and warranties contained in Section 3.8, and the related claims for indemnification, shall survive until sixty (60) days after the expiration of the applicable statute of limitations, (iii) all other representations and warranties, and related claims for indemnification, shall survive until the second anniversary of the Closing Date.

10.2         Indemnification.  Seller covenants and agrees to defend, indemnify and hold harmless Purchaser and each Person who controls Purchaser from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement or in any writing delivered pursuant to this Agreement or at the Closing; or (ii) the failure of Seller to perform or observe fully any covenant, agreement or provision to be performed or observed by Seller pursuant to this Agreement.

10.3         Procedures.  If Purchaser seeks indemnification under this Article X, it shall give notice to Seller of the basis of the claim (the “Claim”) (i) within a reasonable time after discovery of the facts and (ii) in any event, within the time periods set forth in Section 10.1.  Seller shall give notice to Purchaser within thirty (30) days after receipt of the notice requested by this Section 10.3 advising whether it (i) acknowledges its obligation to indemnify Purchaser or (ii) disputes its obligation to indemnify Purchaser.  If Seller acknowledges its indemnification obligation with respect to the Claim, and (i) such Claim is based upon an asserted liability or obligation to a person or entity that is not a party to this Agreement (a “Third Party Claim”), Seller shall have the right to defend or settle such Third Party Claim or (ii) if such Claim is not a Third Party Claim, Purchaser shall be entitled to immediate satisfaction of such Claim.

10.4         Third Party Claims.

(a)           If Purchaser receives notice of the assertion by a Third Party Claim with respect to which Seller is or may be obligated to provide indemnification, Purchaser shall promptly notify Seller in writing (the “Claim Notice”) of the Claim; provided, that the failure to provide such notice shall not relieve or otherwise affect the obligation of Seller to provide indemnification hereunder, except to the extent that Seller is materially adversely prejudiced by such failure.

(b)           Seller shall have thirty days after receipt of the Claim Notice to undertake, conduct and control, through counsel satisfactory to Purchaser, and at Seller’s expense, the settlement or defense thereof, and Purchaser shall cooperate with Seller in connection therewith; provided, that (i) Seller shall permit Purchaser to participate in such settlement or defense through counsel chosen by Purchaser, provided that the fees and expenses of such counsel shall not be borne by Seller, and (ii) Seller shall not settle any Third Party Claim without Purchaser’s consent.  So long as Seller is vigorously contesting any such Third Party Claim in good faith, Purchaser shall not pay or settle such claim without Seller’s consent, which consent shall not be unreasonably withheld.

(c)           If Seller does not notify Purchaser within thirty days after receipt of the Claim Notice that it elects to undertake the defense of the Third Party Claim described therein, Purchaser shall have the right to contest, settle or compromise the Third Party Claim in the exercise of its reasonable discretion, on behalf of and for the account and risk of Seller; provided that Purchaser shall notify Seller of any compromise or settlement of any such Third Party Claim.

(d)           Seller shall not be entitled to assume the defense for any Third Party Claim (and shall be liable for the reasonable fees and expenses incurred by Purchaser in defending such claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against Purchaser which Purchaser determines, after conferring with its counsel, cannot be separated from any related claim for money damages and which, if successful, would adversely affect the Assets or the Product Line, properties or prospects of the Product Line.

10.5         Indemnification Non Exclusive.  Except as provided herein, the foregoing indemnification provisions shall be the sole and exclusive remedy after the Closing Date for money damages available to Purchaser for breach of any representations, warranties or covenants contained herein, but shall not limit any other remedy to which Purchaser may be entitled.  Nothing in this Agreement shall be construed as limiting in any way the remedies that may be available to Purchaser in the event of fraud relating to the representations, warranties or covenants made by Seller in this Agreement.

10.6         Limitation on Amount.  Seller shall not be liable for claims made under this Article X until the aggregate amount of the Damages incurred by Purchaser shall exceed $50,000, in which event the indemnification obligations of Seller shall apply to the amount of all claims made under this Article X, provided, however, that any amount recoverable by Purchaser in accordance with Sections 2.6, 2.10 or 8.2 hereof shall not be subject to the $50,000 threshold, and further provided, however, that Seller shall not be liable in the aggregate pursuant to this Article X for an amount in excess of $4,000,000, plus the amount, if any, of the Earn-Out paid to Seller.

ARTICLE XI

REBATE AND MARKETING PROGRAMS

11.1         List of Programs.  Schedule 11.1 contains a true and complete list and description of, and amounts that Purchaser may be contingently obligated to pay under, all market development fund (“MDF”), marketing and rebate programs. Purchaser shall assume no liability or obligations for any such claims under Seller’s MDF, marketing or rebate programs except for the items specifically set forth on Schedule 11.1.  In particular, but not in limitation of the foregoing, Purchaser shall not assume any liability or obligations for Seller’s special price quote (“SPQ”) program with regard to inventory of the Products in the worldwide distribution channel and in transit to distributors worldwide on the Closing Date. Any claims arising under Seller’s SPQ program from customers will be directed to Seller.

11.2         Payments.  Seller agrees to pay to Purchaser, within thirty (30) days of the date of invoice by Purchaser, the amounts of any and all claims made to Purchaser arising under Seller’s MDF, marketing or rebate programs for which Seller is responsible under Section 11.1, provided that Purchaser provides Seller with a copy of the claim made to Purchaser, Seller reasonably concludes such claim is a valid obligation of the Seller as determined in accordance with this Article XI and Purchaser makes appropriate payments to the customer.

11.3         Marketing Rights.  Seller shall provide a prominent link, with the content approved by Purchaser, from the main page of Seller’s website at www.ncd.com, from the products page at www.ncd.com/products/hardware/thinstar and such other pages as Purchaser may reasonably request to Purchaser’s website at www.neoware.com for a two-year period commencing on the Closing Date.

ARTICLE XII

GENERAL PROVISIONS

12.1         Notices.  All notices and other communications under or in connection with this

Agreement shall be in writing and shall be deemed given (a) if delivered personally (including by overnight express or messenger), upon delivery, (b) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three days after being mailed, or (c) if given by telecopy, upon confirmation of transmission by telecopy, in each case to the parties at the following addresses:

(a)           If to the Purchaser, addressed to:

Neoware Systems, Inc.

400 Feheley Drive

King of Prussia, Pennsylvania 19406

Attention:  Michael G. Kantrowitz, President and Chief Executive Officer

Telecopy:   (610) 275-5739

With a copy to:

McCausland, Keen & Buckman

Radnor Court, Suite 160

259 N. Radnor-Chester Road

Radnor, Pennsylvania 19087

Attention:  Nancy D. Weisberg, Esquire

Telecopy:  (610) 341-1099

(b)           If to Seller, addressed to:

Network Computing Devices, Inc.

301 Ravendale Avenue

Mountain View, California 94043

Attn:  Dr. Guenther Pfaff, CEO

Telecopy:  (650) 691-2754

With a copy to:

Gray Cary Ware & Freidenrich LLP

400 Hamilton Avenue

Palo Alto, California 94301-1825

Attention:  Paul Blumenstein, Esquire

Telephone:  650-833-2000

Telecopier:  650-327-3699

12.2         Severability.  If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

12.3         Entire Agreement.  This Agreement, including the annexes and schedules attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto in respect of its subject matter and supersedes all prior and contemporaneous agreements and understandings, oral and written, between the parties with respect to such subject matter.

12.4         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors, heirs and assigns; provided, however, that Seller shall not directly or indirectly transfer or assign any of Seller’s rights or obligations hereunder in whole or in part without the prior written consent of Purchaser, provided further that, upon the sale of Seller, Seller shall be permitted to assign its obligation to indemnify Purchaser under Article X if all other obligations of Seller to Purchaser hereunder have been satisfied or terminated.  Subject to the foregoing, this Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their permitted successors and assigns.

12.5         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same Agreement.

12.6         Recitals, Schedules, Exhibits and Annexes.  The recitals, schedules, exhibits and annexes to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

12.7         Construction.

(a)           The article, section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(b)           As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires.

(c)           For the purposes of this Agreement, unless the context clearly requires, “or” is not exclusive.

(d)           For purposes of this Agreement, “Material Adverse Effect” means any event, change or effect that is (or could reasonably be expected to be) materially adverse to the Assets or the Product Line or to Purchaser’s ability to continue to operate the Product Line as operated prior to the Closing, provided that none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Change:  (i) a decline in the stock price of Seller; (ii) a failure by Seller to meet its internal projections or the projections of equity analysts, provided further that these Sections 11.7(d)(i) and (ii) shall not exclude any underlying change, effect, event, occurrence, state of facts or developments which resulted in such change in the stock price or such failure to meet such projections; or (iii) conditions affecting the computer industry or the economy in general.

12.8         Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Pennsylvania.

12.9         Arbitration.  In the event of any dispute between Purchaser and Seller pursuant to this Agreement, which Purchaser and Seller are unable to resolve, such dispute shall be settled by arbitration to be held in Philadelphia, Pennsylvania in accordance with the rules of the American Arbitration Association then obtaining, and the rules of civil procedure of the Commonwealth of Pennsylvania as to discovery issues shall also apply.  The determination of the arbitrator(s) shall be delivered in writing to Purchaser and Seller and shall be final, binding and conclusive upon all the parties.  The award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

12.10       Passage of Title and Risk of Loss.  Legal title, equitable title and risk of loss with respect to the Assets will not pass to Purchaser until such Assets are Transferred at the Closing, which transfer, once it has occurred, will be deemed effective for tax, accounting and other computational purposes as of 11:59 P.M. (Eastern Time) on the Closing Date.

12.11       Bulk Sales.  Purchaser hereby waives compliance by Seller with the provisions of the bulk sales laws of any jurisdiction, if applicable, provided that Seller agrees to indemnify Purchaser for claims of creditors of Seller with respect to liabilities not expressly assumed by Purchaser pursuant to this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

NEOWARE SYSTEMS, INC.

By:	/s/ Michael Kantrowitz
Name:	Michael Kantrowitz
Title:	Chief Executive Officer

NETWORK COMPUTING DEVICES, INC.

By:	/s/ Guenther Pfaff
Name:	Guenther Pfaff
Title:	Chief Executive Officer

Schedule 2.8 (b)

Liabilities and Obligations

None

Schedule 4.5

Restrictions Against Purchase Of Assets

None

Exhibit A

Escrow Agreement

ESCROW AND SECURITY AGREEMENT

THIS ESCROW AND SECURITY AGREEMENT (the Agreement”) is made this         day of March   , 2002 between and among NEOWARE SYSTEMS, INC., a Delaware corporation (“Neoware”), NETWORK COMPUTING DEVICES, INC., a Delaware corporation (“NCD”) and First Union National Bank (the “Escrow Agent”).

RECITALS

WHEREAS, Neoware and NCD are parties to an Asset Purchase Agreement, dated as of March   , 2002 (the “Asset Purchase Agreement”), pursuant to which Neoware will acquire certain assets of NCD in exchange for cash. Pursuant to the provisions of Article X of the Asset Purchase Agreement, NCD has agreed to indemnify and reimburse Neoware for certain liabilities, damages, losses, claims, demands, costs and expenses arising after the Closing Date (as defined in the Asset Purchase Agreement) and to deliver to Neoware the portion of the Escrow Amount (as defined herein) equal to any adjustments in the Purchase Price;

WHEREAS, the Asset Purchase Agreement provides that Three Hundred Thousand Dollars ($300,000.00) of the Purchase Price (the “Escrow Amount”) will be deposited in a deposit account (the “Deposit Account”) with the Escrow Agent to (i) satisfy claims of Neoware that arise pursuant to Section 10.2 of the Asset Purchase Agreement, (ii) fund any adjustments to the Purchase Price payable to NCD pursuant to Sections 2.6 and 2.10 of the Asset Purchase Agreement; (iii) satisfy any amounts that NCD has failed to pay Neoware under the OEM Supply Agreement (as hereinafter defined) within sixty (60) days of any invoice date, unless otherwise agreed upon in writing by Neoware and NCD, as provided in Section 2.2 of the OEM Supply Agreement; (iv) satisfy any amounts that NCD has failed to pay Neoware under the OEM Supply Agreement, as provided in Section 8.3 of the Asset Purchase Agreement; and (v) satisfy any  amounts that NCD has failed to pay Neoware in connection with its failure to deliver audited financial statements to Neoware, as provided in Section 8.2 of the Asset Purchase Agreement;

WHEREAS, Neoware and NCD are parties to an OEM Supply Agreement, dated as of March   , 2002 (“OEM Supply Agreement”), pursuant to which NCD agreed to purchase  Neoware’s ThinStar products, and Neoware agreed to supply NCD with such ThinStar products;

WHEREAS, as a condition to entering into the Asset Purchase Agreement and the OEM Supply Agreement, and as security for the payment and performance by NCD under the OEM Supply Agreement, Neoware has required NCD to grant to Neoware a security interest in the Escrow Amount deposited with the Escrow Agent; and

WHEREAS, capitalized terms used and not defined herein shall have the meanings set forth in the Asset Purchase Agreement;

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

Section 1.               Acknowledgement of Receipt of the Asset Purchase Agreement.  The Escrow Agent hereby acknowledges receipt of a copy of the Asset Purchase Agreement, solely for reference purposes to determine the meanings of certain terms not defined herein.  Escrow Agent is not charged with any duties or responsibilities under the Asset Purchase Agreement.

Section 2.               Escrow.  The Deposit Account shall be held and controlled by the Escrow Agent in escrow subject to the terms and conditions hereinafter set forth and to the direction of Neoware.

Section 3.               Deposit Account.

(a)               On the date hereof, Neoware has deposited the Escrow Amount with the Escrow Agent on behalf of Neoware and NCD, which Escrow Amount will be held in escrow in the Deposit Account by the Escrow Agent.

(b)              The Deposit Account constitutes a “Deposit Account” as such term is defined in the Pennsylvania Uniform Commercial Code as amended from time to time (the “UCC”).

(c)               NCD shall be responsible for any tax liability arising from the deposit of the Escrow Amount in the Deposit Account and the payment of any interest or other amounts payable to NCD with respect to the Deposit Account.

(d)              Neither the Deposit Account nor the Escrow Amount (or any interest therein) may be assigned or transferred, including by operation of law, by NCD nor taken or reached by any legal or equitable process in satisfaction of any debt or other liability of NCD, prior to the delivery to NCD of the Escrow Amount (or any portion thereof) by the Escrow Agent.

Section 4.               Grant of Security Interest.  NCD hereby grants to Neoware, and its successors and assigns, as security for the full and timely payment and performance of NCD’s obligations under the OEM Supply Agreement, a security interest in and lien on the Deposit Account.

Section 5.               Agreement for Control.

(a)               This Agreement constitutes written notification to all parties, pursuant to Article 9 of the UCC, of Neoware’s security interest in the Deposit Account.

(b)              Neoware, NCD and the Escrow Agent are entering into this Agreement, among other things, to perfect Neoware’s security interest in the Deposit Account.

(c)               The Escrow Agent shall comply with notices signed by Neoware issued in compliance with this Agreement and directing the Escrow Agent to transfer or distribute the Escrow Amount or any portion thereof in the event that any of the following occurs: (i) NCD has

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failed to pay Neoware amounts due under the OEM Supply Agreement within sixty (60) days of the invoice date, unless otherwise agreed upon in writing by Neoware and NCD, as provided in Section 2.2 of the OEM Supply Agreement; (ii) NCD has failed to pay Neoware amounts due under the OEM Supply Agreement, as provided in Section 8.3 of the Asset Purchase Agreement; or (iii) NCD has failed to pay Neoware the amount due in connection with its failure to deliver audited financial statements to Neoware, as provided in Section 8.2 of the Asset Purchase Agreement.

Section 6.               Representations and Warranties.

(a)               NCD represents and warrants as follows:

(1)                The security interest granted and assigned herein is valid and enforceable.

(2)                The execution and delivery of this Agreement by NCD, and the performance by NCD of its obligations hereunder (i) does not and will not require any approval or consent of, the giving of notice to, the registration with, or the taking of any other action with respect to any federal, state or other governmental commission, authority or agency, (ii) does not and will not violate the terms of any indenture, mortgage, deed of trust, loan, credit agreement, note or bond purchase agreement, lease, license or other agreement to which it is a party or by which it is bound, or (iii) does not and will not contravene any law, judgment, governmental rule, regulation or order applicable to or binding on it or any of its properties.

(3)                Except for the security interest in favor of Neoware granted and the rights of NCD hereunder, no person or entity has any right, title, claim, lien, encumbrance, charge, or other interest in, against or to the Deposit Account and, upon acceptance, acknowledgement and delivery of this Agreement to Neoware, the security interest granted to Neoware hereunder will constitute a first priority perfected security interest in the Deposit Account in favor of Neoware.

(b)              Neoware represents and warrants as follows:

(1)                The execution and delivery of this Agreement by Neoware, and the performance by Neoware of its obligations hereunder (i) does not and will not require any approval or consent of, the giving of notice to, the registration with, or the taking of any other action with respect to any federal, state or other governmental commission, authority or agency, (ii) does not and will not violate the terms of any indenture, mortgage, deed of trust, loan, credit agreement, note or bond purchase agreement, lease, license or other agreement to which it is a party or by which it is bound, or (iii) does not and will not contravene any law, judgment, governmental rule, regulation or order applicable to or binding on it or any of its properties.

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(2)                Except for the security interest in favor of Neoware granted and the rights of NCD hereunder, no person or entity has any right, title, claim, lien, encumbrance, charge, or other interest in, against or to the Deposit.

Section 7.               Covenants.  NCD and Neoware covenant as follows:

(a)               Each of NCD and Neoware will appear in and defend any action or proceeding arising under, occurring out of, or in any manner connected with, this Agreement or the obligations, duties or liabilities of NCD or Neoware, respectively, hereunder as required by this Agreement or by the Asset Purchase Agreement.

(b)              Neither NCD nor Neoware will directly or indirectly purport to surrender, sell, assign, transfer or otherwise dispose of all or any portion of the Deposit Account, or create or suffer to exist any lien, security interest or other charge with respect to any part of the Deposit Account, except as permitted by the terms hereof.

(c)               NCD, at the request of Neoware during the pendency of any bankruptcy case of NCD, will enter into a consent order with Neoware confirming the terms and conditions afforded Neoware hereunder and, in connection therewith, NCD will file and vigorously prosecute all appropriate motions, present all appropriate testimony and exhibits and provide appropriate notes as may be reasonably required by Neoware.  Neoware, at the request of NCD during the pendency of any bankruptcy case of Neoware, will enter into a consent order with NCD confirming the terms and conditions offered and afforded NCD hereunder and, in connection therewith, Neoware will file and vigorously prosecute all appropriate motions, present all appropriate testimony and exhibits and provide appropriate notes as may be reasonably required by NCD.

Section 8.               Indemnity.  The terms, conditions, covenants and provisions of Article X of the Asset Purchase Agreement regarding the indemnification obligations of NCD are hereby incorporated in full by reference herein.

Section 9.               Conditions of Indemnification.  The obligations of NCD under Article X of the Asset Purchase Agreement and this Agreement shall be subject to the following terms and conditions:

(a)               If Neoware shall in good faith have any claim for Damages, it shall give notice thereof to NCD and the Escrow Agent, within a reasonable time after discovery of the facts, in each case including the basis of the Claim.  Within thirty (30) days after its receipt of the notice of the Claim, NCD shall give notice to Neoware and the Escrow Agent advising whether it acknowledges its obligation to indemnify Neoware or disputes its obligation. If NCD acknowledges its indemnification obligation with respect to a Claim, and the Claim is based upon an asserted liability or obligation that is not a Third Party Claim, the Escrow Agent shall, within three (3) business days after receipt of the acknowledgement from NCD, distribute to Neoware a portion of the Escrow Amount having an aggregate value equal to the amount of the Damages.  If NCD disputes its indemnification obligation, or the Claim is a Third Party Claim, the Escrow Agent shall, within three (3) business days after a final judgment or order of a court

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of equity of competent jurisdiction or one or more arbitrators selected in accordance with the Asset Purchase Agreement to determine the amount of Damages, or after a final settlement or agreement as to the amount of the Damages, distribute to Neoware a portion of the Escrow Amount having an aggregate value equal to the amount of such Damages.

(b)              No claim for indemnification hereunder shall be made unless asserted by a written notice pursuant to Section 9(a) hereof, given to NCD on or prior to June   , 2003, or such earlier date after July   , 2002 if Neoware and NCD have satisfied their respective purchase obligations under Section 8.3 of the Asset Purchase Agreement (the “Termination Date”).

Section 10.             Adjustment of Purchase Price.  If the Purchase Price is adjusted pursuant to the terms of Section 2.6 or 2.10 of the Asset Purchase Agreement and Neoware is entitled thereunder to look to the Escrow Amount for satisfaction of such adjustment, the Escrow Agent shall, within three (3) business days after receipt of notice from NCD and Neoware, if the adjustment is agreed to by NCD and Neoware, or from the Accounting Firm (as hereinafter defined) if the adjustment is determined by the Accounting Firm, distribute to Neoware the portion of the Escrow Amount equal to the amount of the adjustment to the Purchase Price.

(a)               If Neoware disputes the Purchase Price Adjustment calculated by NCD, it shall notify NCD in writing, within fifteen (15) business days after receipt of notice from NCD of the Purchase Price Adjustment, that Neoware disputes the Purchase Price Adjustment; such notice shall specify in reasonable detail the nature of the dispute.

(b)              During the fifteen (15) business day period following the receipt of such notice disputing the Purchase Price Adjustment, NCD and Neoware shall attempt to resolve such dispute and to determine the appropriateness of the Purchase Price Adjustment.

(c)               If, within such fifteen (15) business day period, NCD and Neoware shall fail to resolve all of their disputes, any unresolved disputes shall be referred immediately to an independent accounting firm that is mutually acceptable to Neoware and NCD (the “Accounting Firm”).  The Accounting Firm shall accept such documentary and oral evidence from the parties as it shall reasonably determine and, in any event, shall render a final determination in writing as to the appropriate amount of the Purchase Price Adjustment within thirty (30) days after referral of any disputes, and both NCD and Neoware shall be bound by the final determination of the Accounting Firm and shall have no right of objection or appeal thereto.  The fees and expenses of the Accounting Firm in acting pursuant to this subsection (c) shall be paid one-half by NCD and one-half by Neoware, except that if, with respect to any dispute relative to the Purchase Price Adjustment that in the judgment of the Accounting Firm, one party has adopted a position or positions with respect to the calculations of the Purchase Price Adjustment that is frivolous or clearly without merit, the Accounting Firm may, in its discretion, assign a greater portion of any such fees and expenses to such party, up to and including all of such fees and expenses.

(d)              If the Purchase Price is adjusted pursuant to the terms of this Section 10, Neoware and NCD, if the Purchase Price Adjustment is agreed to by the parties, or the Accounting Firm, if the Purchase Price Adjustment is determined by the Accounting Firm, shall immediately notify the Escrow Agent of the adjustment of the Purchase Price and instruct the

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Escrow Agent to distribute to Neoware the portion of the Deposit Account equal to the amount of the adjustment to the Purchase Price, which amount shall be recoverable by Neoware in accordance with the terms of this Section 10.

Section 11.             Failure to Deliver Audited Financial Statements.  If NCD has failed to deliver to Neoware audited financial statements or pay Neoware One Hundred Thousand Dollars ($100,000.00), in accordance with Section 8.2 of the Asset Purchase Agreement, Neoware shall notify NCD and the Escrow Agent of such failure and shall direct the Escrow Agent to pay such amount to Neoware from the Escrow Amount.  The Escrow Agent shall, within fifteen (15) days after receipt of such notice from Neoware, distribute to Neoware an amount equal to One Hundred Thousand Dollars ($100,000.00).

Section 12.             Termination.

(a)               On the Termination Date, the Escrow Agent shall distribute to NCD, the portion of the Escrow Amount (“Remaining Escrow Amount”) that  remains in the Deposit Account after payment of all amounts required to be paid from the Deposit Account pursuant to Sections 9, 10 and 11 hereof, except for an amount equal to the full amount of all pending claims made by Neoware hereunder (including estimated Damages arising from such claims if the exact amount of such Damages has not been determined); provided, however, that if Neoware notifies the Escrow Agent in the manner provided in Section 5(c), the Escrow Agent shall distribute to Neoware that portion of the Remaining Escrow Amount equal to the sum of the following:  (i) the amount that NCD has failed to pay to Neoware in accordance with the terms of the OEM Supply Agreement, unless otherwise agreed upon in writing by Neoware and NCD, as provided in Section 2.2 of the OEM Supply Agreement; and (ii) the amount that NCD has failed to pay to Neoware under the OEM Supply Agreement, as provided in Section 8.3 of the Asset Purchase Agreement.

(b)              The Escrow Amount applicable to each pending claim not so distributed pursuant to Section 12(a) hereof shall be retained by the Escrow Agent until such pending claim is resolved and all of the Escrow Amount deliverable to Neoware as a result thereof, if any, shall have been delivered to Neoware, whereupon the entire Remaining Escrow Amount applicable to such claim, if any, shall be distributed to NCD, unless Neoware shall otherwise instruct the Escrow Agent as set forth in Section 12(a) hereof.

Section 13.             Fees.  Except as provided in Sections 14, 15, 16 and 17, the fees of the Escrow Agent shall be paid by Neoware in accordance with the Escrow Agent’s standard fee agreement and such fees shall not be considered Damages for any purpose whatsoever.

Section 14.             Escrow Agent’s Responsibilities and Protection.

(a)               The Escrow Agent has agreed to act hereunder as a depository only, according to the terms, provisions and conditions set forth herein, and has executed this Agreement solely for the purpose of signifying the Escrow Agent’s acceptance of its appointment as an escrow agent pursuant to such terms, provisions and conditions.  The duties of the Escrow Agent shall be limited to the safekeeping of the Deposit Account hereunder and disbursement of

6

same according to the provisions hereof.  The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, and no duties or obligations shall be read into or implied from this Agreement with respect to the Escrow Agent.  Upon the Escrow Agent’s disbursement of all funds deposited in the Deposit Account in accordance with the provisions hereof, the Escrow Agent’s duties and responsibilities with respect to the Escrow Agent shall cease and the Escrow Agent shall thereafter be released of all liability hereunder in connection therewith.

(b)              In taking any action whatsoever hereunder, the Escrow Agent shall be protected in relying upon any notice, or other document reasonably believed by the Escrow Agent to be genuine, or upon any evidence reasonably deemed by it to be sufficient.  The Escrow Agent shall not be liable to Neoware or NCD for any act performed or omitted to be performed by it in good faith and shall be liable only in case of its own bad faith or willful misconduct or gross negligence.  The Escrow Agent may consult with counsel in connection with its duties hereunder and shall be fully protected in any act taken, suffered hereunder or permitted by it in good faith in accordance with the advice of counsel.  The Escrow Agent shall not be responsible for determining or verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

Section 15.             Controversies.  If any controversy arises among the parties to this Agreement, or with any other party concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it.  The Escrow Agent may hold all documents and funds, and may wait for settlement of any such controversy by binding arbitration pursuant to Section 12.9 of the Asset Purchase Agreement or other means.  In such event, the Escrow Agent will not be liable for interest or damages.  Furthermore, the Escrow Agent shall have the right to file an action for interpleader or for declaratory relief in any court of competent jurisdiction to determine the rights of the parties.

Section 16.             Resignation of Escrow Agent.  The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to Neoware and NCD; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent shall be accomplished.  Neoware and NCD shall use their best efforts to agree on a successor or escrow agent within thirty (30) days after receiving such notice.  If Neoware and NCD fail to agree on a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business as a trust company in the Commonwealth of Pennsylvania or request a court of valid jurisdiction to appoint such an agent.  The successor escrow agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment and it shall, without further acts, be vested with all the rights, powers and duties of the predecessor escrow agent as if originally named as the escrow agent.  Then, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

Section 17.             Indemnification of Escrow Agent.  Neoware and NCD shall jointly and on an equal basis (except as provided in Section 13 above) reimburse, indemnify and hold harmless the Escrow Agent, its employees and agents (referred to in this Section 17 collectively and individually as the “Escrow Agent”), from and against any loss, damage, liability or claim

7

suffered, incurred by, or asserted against the Escrow Agent (including any amounts paid in settlement of any action, suit, proceeding, or claim brought or threatened to be brought and including expenses of legal counsel; provided, however, that the Escrow Agent shall not settle any such action, suit, proceeding or claim without first obtaining the written consent of Neoware and NCD (which consents will not be unreasonably withheld), arising out of, in connection with or based upon any act or omission by the Escrow Agent relating in any way to this Agreement or its services hereunder, so long as the Escrow Agent has acted in good faith and without gross negligence.  If the Escrow Agent incurs any such loss, damage, liability or claim in connection with the Escrow Agent’s performance of its duties and obligations under this Agreement, except resulting from its failure to comply with its duties and obligations under this Agreement, the Escrow Agent shall be entitled to reimburse itself for 50% of any such loss, damage, liability or claim out of the Escrow Amount, and Neoware shall reimburse the Escrow Agent for the remaining 50%.

Neoware and NCD may participate at their own expense in the defense of any claim or action which may be asserted against the Escrow Agent, and if Neoware so elects, Neoware may assume the defense of such claim or action; provided, however, that if there exists a conflict of interest which would make it inappropriate for the same counsel to represent both Neoware and the Escrow Agent, retention of separate counsel by Escrow Agent shall be reimbursable as hereinabove provided; and provided, further, that Neoware shall not settle or compromise any such claim or action without the consent of NCD, which consent shall not be unreasonably withheld, conditioned or delayed.  The right of the Escrow Agent to indemnification hereunder shall survive its resignation or removal as Escrow Agent and shall survive the termination of this Agreement by lapse of time or otherwise.

Section 18.             Expenses for Enforcement.  All expenses, including reasonable attorneys fees and collector’s fees and expenses, which Neoware may reasonably incur in protecting, enforcing or exercising its valid interests, rights or remedies hereunder in connection with that portion of the Escrow Amount securing NCD’s obligations under the OEM Supply Agreement as provided herein, shall be paid by NCD to Neoware within thirty (30) days after written demand, all of which obligations may be paid from the Escrow Amount in accordance with the terms of this Agreement and are equally secured hereby.

Section 19.             Distributions; Investments.  Pending disbursement of the Escrow Amount, the Escrow Agent shall invest the Escrow Amount in Permitted Investments (as defined below).  All interest, dividends and other income earned on the Escrow Amount shall be retained by the Escrow Agent as part of the Escrow Amount.  For purposes of this Escrow Agreement, “Permitted Investments” shall mean (i) money market funds consisting of short-term U.S. Treasury securities, (ii) obligations of or guaranteed by the United States of America or any agency thereof, either outright or in connection with repurchase agreements covering such obligations with a maturity not later than one year from the date of investment, and (iii) such other investments as may be specified from time to time to the Escrow Agent by joint written instructions of Neoware and NCD. If no such written instructions are received by the Escrow Agent, the Escrow Amount is to be invested into First Union National Bank’s Evergreen Institutional U.S. Government Money Market Fund #836.

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Section 20.             Address for Notices.  All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (a) if delivered personally (including overnight express or messenger), upon delivery, (b) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three (3) days after being mailed, or (c) if given by telecopy, upon confirmation of transmission by telecopy, in each case to the parties at the following addresses:

(a)               If to Neoware:

Neoware Systems, Inc.

400 Feheley Drive

King of Prussia, Pennsylvania 19406

Attention:  Michael G. Kantrowitz, President and Chief Executive Officer

Telecopy:  (610) 275-5739

with a copy to:

McCausland, Keen & Buckman

Radnor Court, Suite 160

259 N. Radnor-Chester Road

Radnor, Pennsylvania 19087-5240

Attention:  Nancy D. Weisberg, Esquire

Telecopy:  (610) 341-1099

(b)              If to NCD:

Network Computing Devices, Inc.

301 Ravendale Avenue

Mountain View, California 94043

Attention:  Dr. Guenther Pfaff, CEO

Telecopy: (650) 691-2754

with a copy to:

Gray Cary Ware & Freidenrich LLP

400 Hamilton Avenue

Palo Alto, California 94301-1825

Attention: Paul Blumenstein, Esquire

Telephone: (650) 833-2000

Telecopier: (650) 327-3699

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(c)               If to the Escrow Agent:

First Union National Bank

123 South Broad Street

Philadelphia, Pennsylvania 19109-1199

Attention:  Jerry Arleth, CCTS

Telecopy:  (215) 670-6340

Any of the addresses set forth above may be changed from time to time by written notice from the party requesting the change.

Section 21.             Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their respective heirs, executors, administrators, successors and assigns; provided, however, that any heirs, executors, administrators, successors and assigns shall only be liable for any liabilities hereunder to the extent of the value of the property or assets received from their respective predecessors in interest.

Section 22.             Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Pennsylvania.

Section 23.             Non-Exclusive Rights.  The rights of the parties hereunder are cumulative and are not exclusive of any other rights a party may have under the Asset Purchase Agreement or otherwise.

Section 24.             Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of such counterparts together shall constitute but one and the same agreement.

IN WITNESS WHEREOF, Neoware, NCD, and the Escrow Agent have caused this Agreement to be duly executed on the day and year first set forth above.

NEOWARE SYSTEMS, INC.	NETWORK COMPUTING DEVICES, INC.

By:	By:
Name:	Name:
Title:	Title:

ESCROW AGENT

By:
Name:
Title:

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Exhibit B

Seller’s Counsel’s Opinion

[Form of Seller’s Counsel’s Opinion]

March    , 2002

Based upon and subject to the foregoing, and subject to the further assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that:

1.             Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.  Except as provided in the Disclosure Schedule, Seller is qualified to do business as a foreign corporation, and is in good standing, under the laws of the states of Arizona, California, Colorado, Florida, Georgia, Illinois, Indiana, Maryland, Massachusetts, Minnesota, New Jersey, New York, North Carolina, Ohio, Oregon, Pennsylvania, Texas, Virginia and Washington .  Seller has all requisite corporate power to execute and perform the Agreements.

2.             The execution and delivery by Seller of the Agreements and the performance of the transactions contemplated thereby to be performed by Seller have been duly authorized by all necessary corporate action on the part of Seller

3.             The Purchase Agreement is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

4.             Each of the Agreements has been duly executed and delivered by Seller.

5.             Except as listed or described on Schedule 3.3 to the Purchase Agreement, the execution and delivery of the Agreements by Seller does not, and the performance by Seller of the transactions contemplated thereby to be performed by it will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, (a) the certificate of incorporation or bylaws of Seller, (b) to our knowledge, any Legal Requirement to which Seller or any of the Assets is subject, or, (c) to our knowledge, any Contract or material license of Seller.

6.             To our knowledge, there is no outstanding judgment, order, decree, award, stipulation or injunction of any Governmental Entity or arbitrator against or any Action pending against Seller relating to the Product Line or the Assets or affecting Seller’s ability to perform its obligations under the Agreements or under any agreement or instrument contemplated by the Agreements.

This opinion is rendered as of the date first written above solely for your benefit in connection with the Purchase Agreement and may not be delivered to, quoted or relied upon by any person other than you, or for any other purpose, without our prior written consent.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to Seller.  We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

Sincerely,

GRAY CARY WARE & FREIDENRICH, LLP

Exhibit C

Form of Non-Competition Agreement

NON-COMPETITION AND CONFIDENTIALITY AGREEMENT

THIS AGREEMENT is made as of  March __, 2002, among NETWORK COMPUTING DEVICES, INC., a Delaware Corporation (“NCD”) and NEOWARE SYSTEMS, INC., a Delaware corporation (“Neoware”). As used in Sections 2 and 3 herein, the term “NCD” includes, in addition to NCD, each Person (as defined in the Purchase Agreement) 50% or more of the equity interests of which is beneficially owned by NCD or that is otherwise controlled by NCD.

W I T N E S S E T H :

WHEREAS, contemporaneously with the execution and delivery hereof, Neoware is acquiring the goodwill and certain assets used or useful by NCD in designing, developing, manufacturing, distributing and selling the Windows-based thin client devices marketed under the ThinStar brand name (the “Product Line”), pursuant to an Asset Purchase Agreement, dated as of March __, 2002, to which Neoware and NCD are parties (the “Purchase Agreement”); and

WHEREAS, execution by NCD of this Agreement is a condition precedent to Neoware’s obligation to perform under the Purchase Agreement; and

WHEREAS, by virtue of the purchase of the Product Line, Neoware is and will be engaged throughout the Area in the Thin Client Business which was, in part, formerly conducted by NCD; and

WHEREAS, competition by NCD with Neoware or disclosure by NCD, of certain confidential and proprietary information of NCD will result directly in damage to Neoware and its business, properties, assets, and goodwill and will cause the loss by Neoware of the benefit of its bargain with NCD;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.Definitions.  The following terms shall have the definitions set forth below:

(a)           “Affiliate” of a person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

(b)           “Area” shall mean anywhere within any state of the United States of America or any other country in which Neoware or it Affiliates, directly or indirectly, at any time carries on or engages in the Thin Client Business.

(c)           “Closing Date” shall mean the date of this Agreement.

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(d)           “Confidential Information” shall mean all of the following materials and information (whether or not reduced to writing and whether or not patentable) pertaining to Product Line;

(1)           All items of information relating to the Product Line that could be classified as a trade secret pursuant to law;

(2)           The names and addresses of the customers of the Product Line and the nature and amount of business done with such customers;

(3)           The names and addresses of employees, with respect to the Product Line;

(4)           The discoveries, concepts and ideas, whether patentable or not, related to the nature and results of research and development activities, processes and techniques related to research and development, designs, drawings and specifications of NCD relating to the Product Line;

(5)           Source and object codes, flow charts, algorithms, coding sheets, design concept and related documentation and manuals of NCD which relate to the Product Line;

(7)           Production processes, marketing techniques, purchasing information, price lists, pricing policies, quoting procedures, financial information, customer names and requirements, customer data and other materials or information relating to NCD’s manner of doing business with respect to the Product Line, excluding customer names and requirements and customer data relating to customers in Europe, the Middle East or Africa; and

(8)           Any other materials or information related to the Product Line which are not generally known to others engaged in similar business activities.

Neoware’s or NCD’s failure to make and keep any of the foregoing confidential shall not affect its status as part of the Confidential Information under the terms of this Agreement.

(e)           “Thin Client Services” shall mean the designing, developing, manufacturing, distributing and selling, directly or indirectly, any thin client devices using embedded operating systems, browsers, terminal emulators, or RDP or ICA protocols, or remotely displaying applications from Unix, Windows or mainframe computers or from the Internet, excluding NCD’s existing NC900 products, as described below (“Thin Client Devices”).  As used in this Agreement, NCD’s existing NC900 products shall consist of the NC900 X Window terminal product line, which is based upon the QED RM5231 processor and supports the X11R6 and ICA3 protocols, as it exists on the date of this Agreement.  NCD may replace end-of-life components of the NC900 products, except for the processor itself, and perform minor bug fixes thereto.

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(g)           “ThinPath Products” shall mean those products listed in Exhibit A to the ThinPath License and Distribution Agreement between the parties, dated the date hereof, as well as enhancements to and replacements thereof.

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(h)           “Thin Client Business” shall mean any business, person or entity which is engaged in providing Thin Client Services.

2.             NCD covenants that it shall, for a period of five (5) years from and after Closing Date, observe the following separate and independent covenants:

(a)           Agreement Not to Compete.  Except as set forth in this Agreement, NCD shall not, on its own behalf or in the service or on behalf of others (i) provide Thin Client Services, except with respect to NCD activities pursuant to the OEM Supply Agreement (as defined in the Purchase Agreement); or (ii) use, or become financially interested in (other than as a holder of less than five percent of the outstanding securities of any entity whose voting securities are listed on a national securities exchange or on the Nasdaq Stock Market), or render any services to as a consultant, partner or in any other relationship whatsoever, any business, person or entity that uses NCD’s ThinPath Products to support Thin Client Devices developed, designed, manufactured, sold or distributed by the vendors who are direct competitors of Neoware who are designated on Appendix A hereto or by such additional vendors who are direct competitors of Neoware whose names may be added to Appendix A on a quarterly basis during the five-year period upon the consent of the parties, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, (i) the agreement not to compete set forth in this Section 2(a) does not apply to the supply of TS500 and 332 units to be supplied to Neoware under the OEM Supply Agreement, and (ii) in the event that NCD upgrades the ICA client in its NC900 product, as it exists on the date of this Agreement, and ships at least one such upgraded unit to one of its customers, NCD will pay to Neoware $10 for each unit of NC900, whether or not containing the foregoing upgrade, thereafter shipped by NCD to its customers worldwide, payment to be made within sixty (60) days of the date of shipment.  NCD agrees that if it is obligated to make payments to Neoware under clause (ii) herein, NCD shall maintain true and accurate records containing the data reasonably required for verification of amounts to be paid, and Neoware shall have the right, during normal business hours upon reasonable prior notice to NCD, to inspect the relevant records of NCD to verify compliance with the provisions of clause (ii) herein.

(b)           Agreement Not to Solicit Customers.  NCD shall not, either directly or indirectly, on its own behalf or in the service or on behalf of others, solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate, to any Thin Client Business, any person or entity whose account was sold or serviced by or under the direction or supervision of NCD at any time prior to the Closing Date.

(c)           Agreement Not to Solicit Employees.  NCD shall not, either directly or indirectly, on its own behalf or in the service or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert, or hire away, to any Thin Client Business, any person employed by Neoware, whether or not such employee is a full-time employee or a temporary employee of Neoware and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will.

(d)           Non-Interference with Third-Party Relationships.  NCD shall not, in addition to the covenants contained in Sections 2(a), (b) and (c), intentionally interfere with, or intentionally

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 disrupt the relationship between Neoware and any third party, including without limitation, any customer, supplier, distributor or employee of Neoware.

3.             Ownership and Non-Disclosure and Non-Use of Confidential Information.  NCD acknowledges and agrees that all Confidential Information, and all physical embodiments thereof, are confidential to and shall be and remain the sole and exclusive property of Neoware, provided, however, that NCD shall continue to jointly own, and have the right to use, such Confidential Information solely for the purpose of manufacturing, selling and distributing its existing NC900 products.  NCD agrees that it will not (i) disclose or make available any Confidential Information to any person or entity; or (ii) make or cause to be made, or permit, either on its own behalf or in the service or on behalf of others, any use of such Confidential Information.

4.             Acknowledgment.  NCD acknowledges that it has been for many years, and that Neoware is now, engaged in the Thin Client Business throughout the Area, that the within and foregoing covenants are made by it in consequence of and as an inducement to Neoware to acquire the Product Line and to protect and preserve to Neoware the benefit of its bargain in the acquisition of the Product Line, including, particularly, the goodwill associated therewith; that each of the above and foregoing covenants is reasonable and necessary to protect and preserve the benefits of such purchase; and that irreparable loss and injury would result should NCD breach any of the foregoing covenants.

5.             Severability.  Each of the covenants hereinabove contained shall be deemed separate, severable, and independent covenants, and in the event any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other part or provision of such covenant or of any other covenant contained herein.

6.             Partial Enforcement.  If any of the covenants contained in Section 2, or any part thereof, is held to be unenforceable because of the duration of such provision or the scope of the subject matter thereof or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration, scope and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

7.             Enforcement.  In addition to all other remedies provided at law or in equity, Neoware shall be entitled to both preliminary and permanent injunctions against NCD to prevent a breach or contemplated or threatened breach by NCD of any of the foregoing covenants, without the necessity of proving actual damages; and the existence of any claim, demand, cause of action, or action of NCD against Neoware, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Neoware of any such covenants.  In the event of an actual breach of any of the foregoing covenants, Neoware shall have the right to recover damages for all losses, actual and contingent.  In the event of an actual breach of any of the foregoing covenants, Neoware shall have the right to recover damages for all losses, actual and contingent, and the right to require NCD to account for and pay over to Neoware all profits or other benefits (collectively “Benefits”) derived or received by NCD as a result of any transactions constituting such breach, and NCD hereby agrees to account for and pay over such Benefits to Neoware.  Each of the rights and remedies enumerated

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above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Neoware at law or equity.

8.             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

9.             Counterparts.  This Agreement may be executed and delivered in any number of counterparts, each of which, when executed and delivered, shall be an original, but all of which shall together constitute one and the same agreement.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

NETWORK COMPUTING DEVICES, INC.

By:
Name:
Title:

NEOWARE SYSTEMS, INC.

By:
Name:
Title:

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Appendix A

Direct Competitors of Neoware

Wyse Technology

Vendors who sell any products produced by Wyse Technology under OEM labels, such as Compaq Computer Corporation

Exhibit D

Form of ThinPath License Agreement

*** PORTIONS OF THIS EXHIBIT HAVE BEEN DELETED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.  THE CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

THINPATH LICENSE AND DISTRIBUTION AGREEMENT

This ThinPath License and Distribution Agreement (the “Agreement”) is entered into this           day of March, 2002 (the “Effective Date”), by and between NETWORK COMPUTING DEVICES, INC. (“NCD”), having its place of business at 301 Ravendale Drive, Mountain View, California 94043, and NEOWARE SYSTEMS, INC. (“Company”), having its principal place of business at 400 Feheley Drive, King of Prussia, Pennsylvania 19406.

Background

Contemporaneously with the execution and delivery hereof, Company is acquiring the goodwill and certain assets used or useful in NCD’s business of designing, developing, manufacturing, distributing and selling the Windows-based thin client devices marketed under the ThinStar brand name pursuant to an Asset Purchase Agreement, dated as of March      , 2002, to which Neoware and NCD are parties (the “Purchase Agreement”).

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties agree to the following:

1.             DEFINITIONS.

(a)           “Intellectual Property Rights” means all copyright, trademark, trade secret, trade name, know-how, mask work and moral rights and all rights related to issued and pending patents and all patent registrations and applications for registrations (including patent reissues, divisions, continuations, continuations-in-part, renewals and extensions).

(b)           “NCD Software” means the NCD ThinPATH® Plus, ThinPATH® Desktop Mirror, ThinPath® Load Balancing, NCD ThinPATH® Manager ThinPath® Portal and ThinPath® PC client software, and products incorporating all of the foregoing ThinPATH software, as they exist as of the Effective Date, as well as updates and enhancements thereto, as described in Exhibit A, in Source Code and Object Code form, and the related documentation.

(c)           “Object Code” means the object code (machine readable version) of the NCD Software.

(d)           “Source Code” means the source code (human readable version) of the NCD Software.

2.             LICENSE & OWNERSHIP.

(a)           License.  NCD grants to Company a nonexclusive, non-transferable, worldwide, perpetual (except as it may be terminated in accordance with the provisions of Section 11(c)) license to (i) use, reproduce, modify and create derivative works of the NCD Software for the purpose of creating, developing, manufacturing, using, marketing, licensing and distributing the Object Code and derivative works of the NCD Software in Object Code; and (ii)

sublicense the Object Code and license derivative works of the NCD Software (1) only in Object Code form, (2) subject to an end user license agreement with terms no less restrictive than those in Exhibit B attached hereto and (3) worldwide excluding Europe, the Middle East and Africa.  Company shall use commercially reasonable efforts to require that its licensees and sublicensees abide by the terms of such end user license agreement.  NCD hereby agrees that the NCD Software constitutes “Intellectual Property” as such term is defined in Title 11 of the U.S. Code (the “Bankruptcy Code”) and, as such, are subject to Section 365(n) of the Bankruptcy Code.

(b)           Restrictions.  Company shall not escrow the Source Code.

(c)           Trademarks & Copyrights.  Company is not granted any right or license to display or otherwise use NCD’s trademarks under this Agreement.  Company shall, however, display the following language:

“Includes NCD ThinPATH® technology, under license from Network Computing Devices, Inc.

©2002 Network Computing Devices, Inc.  All Rights Reserved.”

in all copyright notices in product labels, source code, help screens, manuals and all other documentation and in the “about” window that may be activated on a user’s computer screen when using the NCD Software and derivative works thereof.

(d)           Ownership.  NCD retains all right, title and interest, including all Intellectual Property Rights, in the NCD Software and any part thereof, and in any derivative works of the NCD Software created by or on behalf of Company.  Company shall provide to NCD all derivative works of the NCD Software (both Object Code derivatives and Source Code derivatives) created by Company within thirty (30) days of the completion of any such derivative works.

3.             LICENSE FEES.    Company shall pay to NCD the license fees as specified in Exhibit A (“License Fees”).  The License Fees will terminate immediately in the event either of the following occurs: (i) NCD ceases to actively market the NCD Software or (ii) NCD dissolves or liquidates.  In the event that NCD fails to perform its obligations under Sections 8.1 or 8.4 of the Purchase Agreement, fails to take any actions required to be taken under Section 6.12 of the Purchase Agreement or fails to make payments to Neoware under the OEM Supply Agreement within 60 days of the date of the invoices, unless otherwise agreed upon in writing by Company and NCD, the amount of the License Fees shall be offset by the sum of the cost incurred by Neoware in providing such services under Section 8.1 and 8.4 of the Purchase Agreement, the damages suffered by Company from NCD’s failure to take actions required under Section 6.12 and the outstanding amount of the unpaid invoices under the OEM Supply Agreement.

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4.             TRAINING & SUPPORT SERVICES.      NCD shall provide all necessary manpower, documentation, training and services to port the NCD Software for three full days at no additional cost and additional training for new releases as necessary.

5.             INDEMNIFICATION.

(a)           Indemnification by Company.  Company shall indemnify, defend and hold NCD harmless from any and all liability, loss, cost, damage, judgment or expense (including reasonable attorneys’ and expert witnesses’ fees and costs) resulting from or arising out of (i) any material breach by Company of any of the terms of this Agreement, or (ii) any use or modification of the NCD Software other than as permitted in this Agreement which causes damage or liability to NCD or results in infringement of any third party’s Intellectual Property Rights.  This obligation is subject to NCD notifying Company promptly in writing of the claim, giving Company exclusive control of the defense and settlement thereof (provided that any settlement that concerns NCD or the NCD Software must be approved by NCD in advance), and providing reasonable assistance and authority necessary to perform Company’s obligations hereunder.

(b)           Indemnification by NCD.  NCD shall indemnify, defend and hold Company harmless from any and all liability, loss, cost, damage, judgment or expense (including reasonable attorneys’ fees and costs) resulting from or arising out of (i) any material breach by NCD of any of the terms of this Agreement, or (ii) any claim by a third party that the NCD Software or any part thereof infringes any third party Intellectual Property Rights.  The foregoing obligation of NCD does not apply with respect to claims relating solely to (a) NCD Software which is modified after shipment by NCD, if the alleged infringement would have been avoided but for such modification or (b) NCD Software which is combined with other products, processes or materials where the alleged infringement would have been avoided but for such combination.  This obligation is subject to Company notifying NCD promptly in writing of the claim, giving NCD exclusive control of the defense and settlement thereof (provided that any settlement that concerns Company or any derivative works of the NCD Software created by Company must be approved by Company in advance), and providing reasonable assistance and authority necessary to perform NCD’s obligations hereunder.  If use of the NCD Software becomes, or in NCD’s reasonable opinion is likely to become, the subject of a claim of infringement as outlined above, NCD will at its option and expense: (i) obtain the continuing right to use the NCD Software for Company; (ii) modify the NCD Software so that it no longer infringes; or (iii) replace it with a functionally equivalent product that does not infringe.  If none of the foregoing is commercially reasonable in NCD’s reasonable opinion, then the licenses granted in Section 2(a) shall terminate upon the refund to Neoware of any prepaid License Fees paid by Neoware not required to be applied against fees due under this Agreement, if any.

(c)           Entire Indemnification.  The provisions of this Section 6 set forth the entire indemnification obligations of each party to the other and the sole remedies of each party with respect to indemnification.

6.             LIMITED WARRANTY AND DISCLAIMER.  NCD warrants that (a) NCD has taken all necessary corporate and other actions to authorize it to enter into and perform its

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obligations under this Agreement; and (b) to the best of NCD’s knowledge, Company’s exercise of its license rights hereunder will not violate any Intellectual Property Rights of any third party. EXCEPT AS SET FORTH HEREIN, THE NCD SOFTWARE IS PROVIDED “AS IS” AND WITHOUT WARRANTY OF ANY KIND.  NCD DOES NOT WARRANT THE PERFORMANCE OR RESULTS FROM ANY USE OF THE NCD SOFTWARE.  EXCEPT AS SET FORTH HEREIN, NCD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITYOR FITNESS FOR A PARTICULAR PURPOSE.

7.             LIMITATION OF LIABILITY.  To the maximum extent permitted by law, neither party shall be liable to the other party or its customers for any consequential or incidental damages, including any lost profits or lost savings arising out of the NCD Software, even if NCD or Company has been advised of the possibility of such damages.  In no event shall either party’s total liability to the other party for all damages, losses, attorneys’ fees and court costs, and causes of action (whether in contract, tort including negligence or otherwise) exceed the amount paid by Company to NCD for the NCD Software pursuant to this Agreement.

8.             INJUNCTIVE RELIEF.  NCD and Company each acknowledges and agrees that a breach of the confidentiality restrictions contained in Section 10 shall cause irreparable injury to the aggrieved party for which such party shall not have an adequate remedy at law.  In addition to any other relief to which the aggrieved party might be entitled, the party shall be entitled to equitable relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions, and permanent injunctions.  Company and NCD hereby expressly waive any requirement that the aggrieved party first post a bond or security before obtaining such relief.

9.             DELIVERY, ACCEPTANCE & PUBLICITY.

(a)           Delivery & Acceptance.  The NCD Software shall be delivered to the Company at the address stated above, unless provided otherwise.  The NCD Software shall be deemed accepted by the Company upon delivery, unless the Company otherwise notifies NCD in writing.  Any and all updates and/or enhancements, including alpha and beta releases, to the NCD Software shall be delivered to Company in Source Code and Object Code forms within 48 hours of release to any third party.

(b)           Publicity.  Neither party may disclose the terms of this Agreement or the subject matter thereof without the prior written consent of the other party, unless required by law.

10.           CONFIDENTIAL INFORMATION.

(a)           Confidential Information.  By virtue of this Agreement, either party may have access to the other party’s Confidential Information (as defined below).  Each party agrees to use the other party’s Confidential Information solely for purposes of this Agreement and will hold the other party’s Confidential Information in confidence during the term of this Agreement and after termination.  Each party further agrees that, unless required by law, it will not make the other party’s Confidential Information available in any form to any third party for a period of five (5) years following termination of this Agreement other than (i) its own employees and/or

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contractors who need to know or use such Confidential Information for purposes of implementing this Agreement,  (ii) its licensees as limited in Section 2(a) of this Agreement, or (iii) pursuant to a valid court order provided the disclosing party provides the other party with prompt written notice of such requirement so that the other party may seek a protective order or other appropriate remedy. Each party shall take all reasonable precautions to prevent the disclosure, distribution or use of the Confidential Information of the other party by its employees, agents, or contractors in violation of the terms of this Agreement.

(b)           Definition.  “Confidential Information” means the NCD Software, the terms and conditions of this Agreement, and non-public information provided by one party to the other under this Agreement that is identified in writing as confidential.

(c)           Exclusions.  Confidential Information does not include information that (i) is or becomes publicly available through no act or omission of the receiving party; (ii) is rightfully received by the receiving party from a third party without restriction on disclosure and without breach of a nondisclosure obligation; (iii) is independently developed by the receiving party without reference to, or use of, the Confidential Information; or (iv) is previously rightfully known to the receiving party.

11.           TERM & TERMINATION.

(a)           Term.  The Agreement begins on the Effective Date and continues unless and until it is terminated pursuant to Section 11(b).

(b)           Termination.  Either party may terminate this Agreement upon thirty (30) days written notice of a material breach of this Agreement by the other party if such breach is not cured within such thirty (30) day period.

(c)           Rights Upon Termination.  Upon termination of this Agreement, all licenses granted to Company under this Agreement, except as described in this Section, shall immediately terminate, Company shall cease all use, reproduction and distribution of the NCD Software and any part or derivative work thereof, and Company will destroy all copies of the NCD Software and any part thereof in the Company’s possession or under its control within ten (10) days following the termination date, except that Company may retain one (1) copy of the NCD Software to be used solely for end-user support purposes for up to two (2) years after termination of this Agreement.  Upon termination, the sublicenses granted to third parties for the NCD Software may continue unless the third parties are in default of the terms specified in Section 2(a) (“License”).

12.           GOVERNMENT RESTRICTIONS.  For NCD Software and documentation delivered to an agency or instrumentality of the United States government, Company shall identify the NCD Software and documentation as “commercial computer software” and “commercial computer software documentation” and, pursuant to FAR 12.212 and/or DFARS 227.7202 (and their successors, as applicable), shall restrict the government’s right to use, reproduce and/or disclose such NCD Software and documentation in accordance with the terms of Company’s then-current standard end user license agreement.

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13.           GENERAL.

(a)           Notice.  Any notices to be given hereunder will be given in writing via postage prepaid, return receipt requested certified mail (or an equivalent method under the laws of the country where mailed), courier service or facsimile transmission to the address of each party set forth in the purchase order acknowledgment or to such other address as either party may substitute by written notice to the other as provided herein.  Notices shall be effective two (2) days after official confirmation of delivery to the intended recipient by return receipt or the equivalent or, in the case of facsimile, one (1) day after confirmation of transmission.

(b)           Waiver.  Failure by either party to exercise any of its rights hereunder shall not constitute or be deemed a waiver or forfeiture of such rights.

(c)           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania.  The United Nations Convention on Contracts for the International Sale of Goods (1980) is specifically excluded from application to this Agreement.

(d)           Severability.  If any provision of this Agreement is unenforceable or invalid under applicable law, such provision shall be changed and interpreted to best accomplish the objectives of the original provision to the fullest extent allowed by law and the remaining provisions of this Agreement shall remain in full force and effect.

(e)           Export.  Company shall be fully and solely responsible for securing any and all permits and licenses in order to export the Company Products containing the Source Code.  If Company exports the Company Products, Company must include with such Company Products all appropriate translations of the end-user terms described in Section 2(a) (“License”).

(f)            Attorney’s Fees.  In the event any proceeding or lawsuit is brought by either party to enforce its rights hereunder, the prevailing party shall be entitled to recover its costs, including expert witness fees and reasonable attorneys’ fees.

(g)           Headings.  Headings are used in this Agreement for convenience only and shall not affect any construction or interpretation of this Agreement.

(h)           Assignment.  Company shall not assign this Agreement or any portion hereof without NCD’s prior written consent, and any attempted assignment in violation of this provision shall be void, except that without NCD’s prior written consent, Company may assign this Agreement to any of its subsidiaries or to any successor-in-interest to Company’s line of business concerning the subject matter of this Agreement by reason of merger or acquisition or otherwise by operation of law.  NCD may freely assign this Agreement provided that any assignee of NCD shall be specifically required and obligated to perform all of NCD’s obligations hereunder.

(i)            Entire Agreement.  This Agreement, including the exhibits attached hereto, is the complete agreement between NCD and Company and supersedes any prior

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agreements between NCD and Company relating to the subject matter hereof.  This Agreement shall not be modified except by a properly executed written agreement.

(j)            Survival.  The provisions of Sections 2(d) (“Ownership”), 5 (“Indemnification”), 6 (“Disclaimer of Warranty”), 7 (“Limitation of Liability”), 8 (“Injunctive Relief”), 10 (“Confidential Information”), 11(c) (“Rights Upon Termination”) and 13 (“General”) shall survive termination or expiration of this Agreement.

(k)           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, NCD and Company have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

NETWORK COMPUTING	NEOWARE SYSTEMS, INC.
DEVICES, INC.

By:	By:
Name:	Name:
Title:	Title:

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EXHIBIT A

NCD Software

The NCD ThinPATH® Manager software allows an administrator to centrally define, update and deploy the configuration, appearance, and behavior of a collection of thin client devices.  Furthermore, this software allows administrators to remotely view the status of a thin client device and modify its configuration, whether in use by an end-user or not.  ThinPATH® Manager controls parameters associated with all aspects of the thin client’s lifecycle, from booting, to initial user interface, to which functions are permitted to the end user, to which actions to initiate or connections to make to particular application or server, and what to do when an end user is finished.  ThinPATH® Manager consists of “server” and “client” software modules that work together to perform Manager’s functions. The server module runs on a host computer and contains graphical user interface and database management modules for configuring and deploying the various parameters as well as for remotely monitoring and manipulating the operation of the client.  The client modules run on the user device and handle communications with the server modules, allowing the specified configuration, appearance, and behavior to be downloaded and implemented.

NCD ThinPATH Professional is a combination of the following individual NCD ThinPATH products:

(1)           NCD ThinPATH® Plus enables peripherals attached to thin clients to be used with server-based applications running on Windows NT Server 4.0, Terminal Server Edition and Windows 2000 Server platforms.  The software provides connectivity for specific serial devices, parallel printers, audio output speakers, audio input microphones, and client file storage media.  It offers both private (per-session) and public (accessible by anybody) usage of peripheral devices.  It can be used with Microsoft RDP or Citrix.

(2)           The NCD ThinPATH® Desktop Mirror software allows one or more remote users, such as systems administrators or help-desk personnel, to view and control the screen of a remote device.  The software consists of “viewer” and “device” software modules that work together to perform Mirror’s functions. The viewer module runs on one or more remote computers or thin client devices and contains a graphical user interface tool that, among other functions, is used to select the device whose screen should be remotely seen. The device module runs inside the user device whose screen is to be manipulated; it transmits graphics and user input over the network to the remote viewers.

(3)           ThinPATH Load Balancing. The NCD ThinPATH Load Balancing software allows multiple Windows Terminal Servers or Windows 2000 Servers with Terminal Services enabled to be grouped together in a Server Farm and share information with each other regarding their current load. The client portion of the Load Balancing software then contacts any one of the servers in the farm and direct a connection using either Microsoft RDP or Citrix ICA Software (if installed) to the least busy server in the group.

ThinPATH PC Client

The ThinPATH PC Software when installed to a PC replaces the Microsoft Explorer Shell of the Operating System with an NCD replacement giving the PC the look and feel of a Windows Based Terminal. This software is still in development.

ThinPATH Portal

The ThinPATH Portal Software replaces the ThinSTAR Management Services and ThinPATH Manager with a Web Based User Interface and database allowing an administrator to define Software packages and configuration information for a ThinSTAR or ThinPATH PC centrally ready for deployment using traditional file transfer mechanisms. The Portal makes use of the Microsoft Server Appliance Kit Framework, Internet Information Server and Windows 2000 or above. This software is still in development.

License and Maintenance Fees

•       ThinPATH Portal Access License (TP-PAL) (including ThinPath Manager)

•       ThinPATH Portal Professional Access License (including TP-PAL, ThinPATH Plus, ThinPATH Desktop Mirror and ThinPATH Load Balancing) (TP-PPAL)

•       ThinPATH PC Client (TP-PC)

•       ThinPATH Management Portal (TP-MP), including 15 TP-PAL

•       ThinPATH Portal Professional Upgrade License from TP-PAL to TP-PPAL (TP-PPAL-U)

In addition there is a Subscription Plus option which grants product updates and an email-based support service for these products  Use annotation xxx-SP, if purchased in conjunction with the license and xxx-SP-SA if purchased separately

Product	List Price per unit		Neoware OEM Price per unit
TP-PAL	$	***	$	***
TP-PAL-SP	$	***	$	***
TP-PAL-SP-SA	$	***	$	***
TP-PAL	$	***	$	***
TP-PPAL-SP	$	***	$	***
TP-PPAL-SP-SA	$	***	$	***
TP-PPU	$	***	$	***
TP-PPAL-U-SP	$	***	$	***
TP-PC	$	***	$	***
TP-PC-SP	$	***	$	***
TP-PC-SP-SA	$	***	$	***
TP-MP	$	***	$	***

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Notwithstanding the foregoing listed fees, the License Fees payable by Neoware shall not exceed the lowest fees charged by NCD to any other customer, except for OEM sales with purchase quantities greater than 100,000 licenses in any 12-month period.  Additionally, notwithstanding the foregoing listed license fees, with respect to the maximum of 10,000 units of the Products (as defined in the Transitional Supply Agreement between the parties) being supplied under the Transitional Supply Agreement, NCD will provide the above products, except for the ThinPATH PC Client, ThinPATH Management Portal and ThinPATH Portal Professional Upgrade License, at no additional cost to Neoware or its customers, if NCD has done so in the past, to support Neoware’s efforts to sell the 10,000 units.

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EXHIBIT B

Minimum Terms and Conditions for Company’s End User Agreement

1.             Network Computing Devices, Inc. (“NCD”), located at 301 Ravendale Road, Mountain View, California 94043, is a third party beneficiary to this agreement to the extent that this Agreement contains provisions that relate to Licensee’s use of any NCD software.  Such provisions are made expressly for the benefit of NCD and are enforceable by NCD in addition to Licensor.

2.             Licensor grants Licensee a nonexclusive sublicense to use the NCD Software provided by NCD to Licensor.  Licensee may assign its right under this agreement to an assignee (licensee) of all of Licensee’s right and interest to the NCD Software provided that the Licensee transfers all copies of the NCD Software and the transferee agrees to be bound by all terms and conditions of this Agreement.

3.             Licensee agrees not to alter, reverse engineer or disassemble the NCD Software.  Licensee will not copy the NCD Software except as necessary to use it on the designated system.  Licensee shall not remove any proprietary notices which appear on and in the original copy of the NCD Software.

4.             Except as stated above, this Agreement does not grant Licensee any right (whether by license, ownership or otherwise) in the NCD Software.  Title to and ownership of the NCD Software and related documentation and any reproduction thereof shall remain with NCD.

5.             Licensee will not export or re-export the NCD Software from the United States without the appropriate United States or foreign government licenses.

6.             If Licensee is an agency or instrumentality of the United States government, the NCD Software and documentation are “commercial computer software” and “commercial computer software documentation” and pursuant to FAR 12.212 and/or DFARS 227.7202 (and their successors, as applicable) any and all use, reproduction and disclosure of the NCD Software and documentation are governed by the terms of this Agreement.

The foregoing terms may be included in a shrink-wrap license only in foreign countries where such a license is adequate to protect NCD’s rights. Otherwise the agreement must be in writing.

Exhibit E

Form of Transitional Supply Agreement

*** PORTIONS OF THIS EXHIBIT HAVE BEEN DELETED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.  THE CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

TRANSITIONAL SUPPLY AGREEMENT

This Transitional Supply Agreement (the “Agreement”) is entered as of March     , 2002, by and between NETWORK COMPUTING DEVICES, INC. (“NCD”), a Delaware corporation, with its principal place of business at 301 Ravendale Avenue, Mountain View, California  94043, and NEOWARE SYSTEMS, INC. (“Neoware”), a Delaware corporation, with its principal place of business at 400 Feheley Drive, King of Prussia, Pennsylvania  19406.

WHEREAS, NCD is presently engaged in the business of designing, developing, manufacturing distributing and selling server and thin client management software marketed under the ThinPath and Thinfrastructure brand names, and thin client products, including network computers marketed under the NC900 brand name, and Windows-based thin client devices marketed under the ThinStar brand name;

WHEREAS, contemporaneously with the execution and delivery hereof, Neoware is acquiring the goodwill and certain assets used or useful in NCD’s business of designing, developing, manufacturing, distributing and selling the Windows-based thin client devices marketed under the ThinStar brand name pursuant to an Asset Purchase Agreement, dated as of March     , 2002, to which Neoware and NCD are parties (the “Purchase Agreement”); and

WHEREAS, NCD wishes to supply ThinStar products to Neoware, and Neoware is willing to purchase such products from NCD.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants set forth below, NCD and Neoware mutually agree as follows:

ARTICLE I

SALE AND PURCHASE OF PRODUCTS

1.1           Sale and Purchase.  NCD, within the limitations contained in this Article, agrees to sell to Neoware such quantities, as is set forth in Section 8.3 of the Purchase Agreement, of the products, which are described in Attachment A hereto (the “Products”).  Neoware shall not be obligated to purchase any stated quantities except as is set forth in Section 8.3 of the Purchase Agreement and as may be designated in separate purchase orders (the “Purchase Orders”) executed by Neoware and accepted by NCD.  Purchase Orders shall be numbered and dated and reference this Agreement.  The terms and conditions of this Agreement shall control the rights and obligations of the parties regarding all Purchase Orders issued by Neoware for the Products, provided, however, that the terms on the Purchase Orders as to quantity, delivery dates, and shipping instructions shall control for purposes of that order, provided, however, that in the event of any inconsistency between either this Agreement or the Purchase Order, on the one hand, and the Purchase Agreement, on the other hand, the Purchase Agreement shall control.

1.2           NCD Supply of Products; NCD Sale of Obsolete Products.

(a)           NCD shall supply the Products exclusively to Neoware.  NCD may sell a limited number of obsolete ThinStar products, not to exceed the configurations and quantities outlined in Attachment B hereto, provided that NCD must pay Neoware *** ($***) for each ThinStar unit shipped and *** ($***) for each ThinStar Token Ring unit shipped, within sixty (60) days of the shipment date for each such ThinStar unit and each such ThinStar Token Ring Unit.

(b)           The inventory for units of the Products that NCD does not own at Closing that NCD will be required to manufacture, will be manufactured by NCD by using SCI Sanmina Systems and other existing suppliers, or new suppliers currently used by NCD, if a lower cost can be obtained, provided that quality control techniques similar to those used prior to the Closing (as defined in the Purchase Agreement) are used and that the quality and failure rates for the units delivered hereunder are consistent with historical rates for such products prior to the Closing.

1.3           Delivery.

(a)           All Products delivered to Neoware shall be F.O.B. NCD’s applicable warehouse.  Products will be shipped to Neoware or Neoware’s customers in accordance with Neoware’s Purchase Orders.  Purchase Orders will state the number of units to be shipped and delivery dates.  Product Lead Times shall be no longer than NCD’s standard lead times to end-user customers, resellers and distributors in effect prior to Closing, as set forth in Attachment C hereto, and in no event longer than four weeks from Neoware’s Purchase Order date in the first two months of each quarter, and no more than two weeks from Neoware’s Purchase Order date in the last month of each quarter.  NCD shall deliver the Products on the applicable delivery dates specified in the Purchase Orders.  NCD shall assist Neoware in arranging any desired insurance (in amounts that Neoware shall determine) and transportation to any destinations specified in writing from time to time by Neoware.  All customs, duties, costs, taxes, insurance premiums, and other expenses relating to such transportation and delivery shall be at Neoware’s expense.

(b)           NCD shall package, handle and label the Products so as to protect the Products from loss or damage, in conformance with good commercial practice, Neoware’s specifications, government regulations, or other applicable standards. NCD shall be responsible for loss or damage from such non-conformance.

(c)           Upon delivery to Neoware’s designated carrier, title and risk of loss for all Product(s) shall pass to Neoware.  NCD shall use Neoware’s specified carriers as identified on Neoware’s Purchase Orders.  If Neoware does not specify a carrier, NCD shall select a carrier of its choice.  In the event of loss or damage, Neoware shall notify the carrier and the insurer for the purpose of filing a claim.  NCD will provide reasonable assistance to Neoware in establishing any such claim.

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1.4           Rejection of Product.

(a)           Neoware may reject without penalty (i) any over-shipment; (ii) incorrect shipment; (iii) receipt of a D.O.A. (Dead on Arrival) unit; (iv) any shipment of a Product which is not conforming with the product specifications contained in Attachment A hereto; or (v) any shipment which is not shipped complete within ten days of the delivery dates set forth in the Purchase Orders.

(b)           In order to reject a shipment or portion of a shipment, Neoware shall give notice to NCD of Neoware’s rejection of the shipment within twenty (20) days of receipt together with a written indication of the reasons for such rejection.  If no such notice of intent to reject is timely received, Neoware shall be deemed to have accepted such delivery of Product, provided, however, that in the case of Products having latent defects which upon diligent examination by Neoware upon receipt could not have been discovered, Neoware must give notice of its intent to reject within thirty (30) days after discovery of such defects, provided that such notice may in no event be given later than 90 days after receipt of the shipment.

(c)           In the event that Neoware rejects a shipment due to NCD’s failure to comply with Section 1.4(a)(iv) and such rejection is not disputed by NCD, Neoware shall not be obligated to make payment for such rejected shipment.

(d)           Upon receipt of a notice of rejection for any reason other than NCD’s failure to comply with Sections 1.4(a)(i) or 1.4(a)(iv), NCD shall use its reasonable commercial efforts, at Neoware’s request, to provide replacement Products to Neoware.

(e)           Neoware shall, upon receipt of NCD’s request for return, forward such Product to NCD, at NCD’s cost.

1.5           NCD’s Obligations.

(a)           NCD shall provide technical support services with respect to the Products as set forth in Section 8.4 of the Purchase Agreement and in Attachment D hereto.

(b)           NCD shall be responsible for obtaining, at its sole cost and expense, any required approvals relative to any customer related changes.

(c)           NCD shall perform in-line audits on all Products.  In-line audits shall include cosmetic inspection, labeling identification (including serialization), and power-up test.  In-line audits are performed as an off-line process prior to packaging.

(d)           NCD shall perform out of box audits on one percent (1%) of all Products shipped to Neoware, following the following steps:

1.  Remove the Product from the box.

2.  Match the unit serial number to the serial tag on the Product unit box.

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3.  Write serial number in out of box audit log sheets.

4.  Inspect Product unit for cosmetic damages and missing hardware.

5.  Plug in monitor cable and AC line cord into Product unit.

6.  Verify the Product unit powers up.

7.  Vibe the Product unit with the Vibe table to insure the unit does not lose video, power or have any abnormalities.

8.  Remove all cables and place the Product unit back in the box, seal it using the tape machine on the pack line, and forward it to inventory ready for shipment.

ARTICLE II

PRICE AND PAYMENTS

2.1           Price.  NCD shall supply the Products to Neoware at a fixed price that represents NCD’s direct cost of materials.  Prices payable by Neoware are those set forth in Attachment E hereto.

2.2           Commissions to NCD.  Upon receipt by Neoware of payments in excess of $*** for orders shipped during the period from Closing until March 31, 2002, Neoware shall promptly pay to NCD a commission equal to ***.

2.3           Method of Payment.  Subject to Section 1.5(c), all payments due hereunder to NCD shall be paid to NCD in United States dollars not later than sixty (60) days following the date of the applicable invoice, unless otherwise agreed to in writing by NCD and Neoware.

ARTICLE III

TERMINATION, RIGHTS AND OBLIGATONS UPON
TERMINATION

3.1           Term.  The term of this Agreement shall commence as of the date hereof (the “Effective Date”) and shall continue until such time as Neoware shall have purchased all of the Products required to be purchased hereunder, or until this Agreement is otherwise terminated pursuant to the terms hereof.

3.2           Termination by Mutual Agreement.  This Agreement may be terminated upon mutual written agreement of the parties.

3.3           Termination upon Default.  This Agreement may be terminated by either party if the other party materially breaches this Agreement and fails to cure the default within thirty (30) days after receipt of written notice of termination from the other party specifying such breach, or fails to reach agreement with the party providing notice within such thirty (30) day period to cure the breach in accordance with such agreement.

3.4           Termination for Insolvency.   If either party becomes insolvent or seeks protection under, or becomes the subject of, any bankruptcy, receivership, creditor’s arrangement or comparable proceeding, the other party may, at its option, by written notice, immediately terminate this Agreement.

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3.5           Termination upon Termination of Business.  If either party ceases to do business, or otherwise terminates its business operations, the other party may at its option immediately terminate this Agreement.

3.6           Rights and Obligations on Expiration or Termination.  Except to the extent expressly provided to the contrary, the following provisions shall survive the termination of this Agreement: Articles IV and V.

ARTICLE IV

WARRANTY; STOCK ROTATION

4.1           Warranty.

(a)           NCD warrants to Neoware that the Products, when shipped to Neoware by NCD, will conform in all respects to the specifications set forth on Attachment A hereto and that they comply with the warranties set forth on Attachment F hereto (collectively, the “Warranties”).  NCD assumes all responsibility for, and shall bear the cost of complying with all of the warranties.

(b)           NCD agrees to provide all services required to correct, repair or replace Products or parts thereof covered by the Warranties in accordance with the terms of the Warranties.  Such services shall be consistent, in all material respects, with the quality and manner of performance of similar services provided by or made available to under the Warranties prior to the Closing Date, as defined in the Purchase Agreement.  NCD shall use business practices, standards and internal controls that are substantially the same as those used by NCD prior to the Closing Date and consistent with past practices, with only such changes as are agreed to between NCD and Neoware.  Not in limitation of the foregoing, NCD shall repair or replace and ship at least 95% of units of Products returned pursuant to the terms of the Warranties in accordance with the following time schedule:

(i)            within 5 days after receipt of the Products, for Products that were in production in the 12 calendar month period prior to the return;

(ii)           within 10 days after receipt of the Products, for Products that were in production in the 13 to 24 calendar month period prior to the return; and

(iii)          within 15 days after receipt of the Products, for Products that were in production in the 25 to 36 calendar month period prior to the return.

4.2           NCD Indemnification.  NCD shall indemnify Neoware against any and all liability, damages, cost and expenses, including without limitation reasonable attorneys’ fees made against or sustained by Neoware or its affiliates arising out of or resulting from (i) NCD’s failure to deliver such Product in accordance with NCD’s warranties or its other obligations as provided in this Agreement or (ii) NCD’s negligence or willful misconduct.

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4.3           Stock Rotation Obligations.  With respect to any Product units (a) which were sold by NCD on or prior to the Closing Date or are sold in EMEA after the Closing Date and are returned to NCD or Neoware on or after the Closing Date, NCD shall retain sole responsibility for, and shall bear the cost of reconfiguring such units; and (b) which are sold by Neoware after the Closing Date, other than units that are sold in EMEA, and are returned to NCD or Neoware after the Closing Date, Neoware shall pay to NCD $*** per unit for the cost of reconfiguring such units.  With respect to all such units referred to in this Section 4.3(b), Neoware agrees to order replacement units from NCD in an amount equal to the lesser of (i) the corresponding new order, if any, received by Neoware from the customer which has returned such units, or (ii) the number of units returned by the customer.

ARTICLE V

MISCELLANEOUS

5.1           Entire Agreement.  This Agreement contains the entire agreement of the parties regarding the subject matter hereof and supersedes all prior agreements, understandings and negotiations regarding the same.  This Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by both parties.  Furthermore, it is the intention of the parties that this Agreement be controlling over additional or different terms of any order, confirmation, invoice or similar document, even if accepted in writing by both parties, and that waivers and amendments shall be effective only if made by non pre-printed agreements clearly understood by both parties to be an amendment or waiver.

5.2           Assignability.  This Agreement and the rights hereunder are not transferable or assignable without the prior written consent of the parties hereto, except for rights to payment.

5.3           Severability.  If any provision of this Agreement shall be held illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

5.4           Further Assurances.  Each party hereto agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

5.5           Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally, (ii) upon receipt, when sent by facsimile, provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party , or (iii) one (1) business day after deposit with a nationally recognized overnight courier.  The addresses for such communications shall be the addresses first set forth herein or as amended by notice pursuant to this section.

5.6           Relationships of the Parties.  The parties hereto are independent contractors.  Neither party is a legal representative, legal partner, franchisee or agent of the other, and neither party has authority to act for, bind or make commitments for the other.  Each party shall be free to establish its own prices.

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5.7           Waiver.  The waiver by either party of a breach of any provisions contained herein shall be in writing and shall in no way be construed as a waiver of any succeeding breach of such provision or the waiver of the provision itself.

5.8           Applicable Law.  This Agreement shall be governed by and construed under the  laws of the Commonwealth of Pennsylvania and the United States without regard to  conflicts of laws provisions thereof.  Unless waived by Neoware in writing for the particular instance, the sole jurisdiction and venue for actions related to the subject matter hereof shall be the Pennsylvania state and federal courts having within their jurisdiction the location of Neoware’s principal place of business.

5.9           Captions.  Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

5.10         Force Majeure.  Neither party shall be liable for damages and costs to the other party arising out of delays or failures to perform under this Agreement if such delays or failures result from causes beyond the reasonable control of a party, and are not caused by an act or omission of such party.  Notice of any such delays or failures and explanation of their causes must be given to the other party within five (5) days of the occurrence.  As soon as it is reasonably apparent that the occurrence will likely cause a delay of more than sixty (60) days, the party against whom this section is invoked shall have the right to terminate the affected installments under any Purchase Order.  This force majeure provision may not be invoked for failure or inability to make a payment under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first written above.

NETWORK COMPUTING DEVICES, INC.

By:
Name:
Title:

NEOWARE SYSTEMS, INC.

By:
Name:
Title:

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Attachment A

Products

NCD ThinSTAR 332

NCD ThinSTAR 332Web

NCD ThinSTAR 500

NCD ThinSTAR 550

NCD ThinSTAR Voyager

See Attachment A.1 for product specifications.

Attachment A.1

Product Specifications

Attachment C

Product Lead Times

First two months of a calendar quarter:

No longer than four weeks from Neoware PO date.

Last month of a calendar quarter:

No longer than two weeks from Neoware PO date.

Attachment D

Technical Support Services

NCD provide services for the NCD ThinStar devices including the ThinStar software as part of the 3-year warranty. Customer can purchase extended warranty for 1 or 2 extra years.

NCD also provides technical services and upgrades for the ThinPATH products. This service is free for 30 days after shipment/installation. After this period, NCD offers support based on incident contracts or subscription licenses

The following technical support services shall be provided to Neoware Customers by NCD pursuant to Section 8.4 (a) of the Asset Purchase Agreement, at no additional cost to Neoware or its customers.

Technical support services are many and varied. NCD phone support will be available according to specific product warranty periods and support contracts, and for a minimum of three years for the ThinSTAR products.

Support hours are currently Monday through Friday, 9AM to 8PM EST.

NCD will provide Level 1 support to Neoware customers/end-users including call taking, call handling, problem solving, call dispatch and reporting. NCD with handle and track the progress of all calls until:

•       NCD solves the question or problem.

•       The customer is advised to download a driver or patch. NCD will answer questions over the downloading and installation of the patch.

•       An RMA number is assigned and communicated to the customer.

•       The call is escalated to Level 2 support.

NCD: Level 1 – Call acceptance and ownership until resolution. Gather problem information and try to answer questions. Escalate to Level 2 as required.

NCD: Level 2 – Respond to Level 1 escalations with a higher level of problem isolation, solution creation, and product expertise. Provide Level 1 with existing fixes, work-around solutions, or escalate to Level 3 support.

NCD: Level 3 – Respond to Level 2 escalations with the highest level of product expertise. Will assign resources as required to solve problems. Has the ability to direct problems to engineering or program management resources for resolution.

NCD Help Desk has an SQL compliant call tracking system that is used to gather information on all calls. This information can be made available to Neoware as needed.

NCD has 2 phone queues. All initial phone calls are answered by the Call Center for data gathering and entitlement. Customers who have paid NCD for “live” immediate phone technical support, or have purchased a ThinSTAR unit within the past 30 days, are then transferred into a support phone queue for immediate assistance.  All other customers do not receive immediate “technical” assistance. However the Call Center does answer their calls asap from the main NCD incoming phone queue.

Reports:

NCD shall provide Neoware with reports of all customer contact for hardware repair and technical support services on a monthly basis, which include the following information:

Company name

Contact name

Contact telephone number

Contact email address

Product

Serial number (if available)

Date call initiated

Date call closed

Problem

Resolution

Attachment E

Pricing to Neoware

	TS332	TS332Web	TS500
Cost – Base	***	***	***
- Keyboard	***	***	***
- P/Sup Kit	***	***	***
- Overpack	***	***	***
- Pericom Roy.	***	***	***
- CE License	***	***	***
- Warranty	***	***	***
- Freight	***	***	***
Price to Neoware for EMEA sales	***	***	***

- Warranty	***	***	***
- Freight	***	***	***
Price to NWRE for non-EMEA sales	***	***	***

Attachment F

Warranties

NCD’s standard warranty on current products is 3 years.

The warranty is a “return to depot” service and covers NCD’s base module. Customers simply return the base module and within 10 business days from receipt of the faulty base module, NCD will repair or replace the faulty base model. NCD’s standard warranty is designed to protect the investment of our customers and to provide coverage of the typical financial life of the product.

Exhibit F

Employees

List of employees which Purchaser may desire to hire after the Closing:

Bill Rademacher

Delanie Doyle

Erin Ellery-Guy

Morten Roising

Mike Meacham

Tony Vaccari

Gary Barkley

Ron San Chirico

Rich San Chirico

Merle McGreehan

Ruta Wells

Chan Yong

Robert Groom

Exhibit G

Neoware Systems, Inc. Form of Non-Solicitation and Confidentiality Agreement

THIS NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT is made and entered into this      day of            , 2001, by and between NEOWARE SYSTEMS, INC., for and on behalf of itself, its parents, subsidiaries, affiliates and related entities (collectively, the “Company”) and                    (“Employee”).

RECITALS

The Company has agreed to employ Employee in the capacity of              .

In and as a result of his or her employment by the Company, Employee will be making use of, acquiring and/or adding to confidential information of a special and unique nature and value relating to such matters as the Company’s trade secrets, systems, procedures, product formulas, cost and price information and lists of clients.

As an inducement to the Company to hire Employee, Employee is willing to agree to protect confidential information of the Company and to refrain from soliciting customers or employees of the Company as more fully provided in this Agreement.

AGREEMENT

In consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.             During the term of his or her employment and at all times thereafter, Employee agrees to keep secret and retain in the strictest confidence all Confidential Information and Trade Secrets of the Company learned by Employee heretofore or hereafter, and not to use them for his or her own benefit or disclose them to anyone outside of the Company, either during or after the term of his or her employment, except as required for the performance of Employee’s duties as an employee of the Company or with the Company’s express written consent.

2.             Employee agrees to deliver promptly to the Company on the termination of his or her employment, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings and other documents (and all copies thereof in whatever medium they may be recorded or stored) relating to the Company’s business and all property associated therewith, which Employee may then possess or have under Employee’s control.

3.             For purposes of this Agreement, “Confidential Information” shall mean information disclosed to Employee or learned or made known to Employee as a consequence of or through his or her employment by the Company, not generally known in the industry in which the Company is or may become engaged, about the Company’s clients, customers, products, processes, and services, including, but not limited to: information relating to research, development, source codes, object codes or other technology-based information or products, inventions, manufacturing, purchasing, accounting, engineering, marketing, merchandising, and selling as well as lists of actual or prospective customers, customer contacts, pricing strategy, sources of suppliers and materials, accounting records, operating and cost data or other company financial information, compilations of information, drawings, proposals, job notes, reports, records and specifications, inventions, technology, patent applications and/or any other proprietary information as may exist or be developed from time to time by the Company or its affiliates.  For purposes of this Agreement, “Trade Secret” means the whole or any portion or phase of any scientific or technical information, design, process, formula, or improvement which is secret and is not generally available to the public, and which gives one who uses it an advantage over competitors who do not know of or use it.

4.             Employee agrees that upon termination of Employee’s employment, Employee shall return any and all customer lists and client lists to the Company and shall not, during the term of his or her employment or any time thereafter, directly or indirectly, use the Company’s customer or client lists for his or her own benefit or disclose the Company’s customer or client lists to any person firm or corporation.

5.             During the Term and at all times thereafter, Employee shall not disclose or use in any manner, directly or indirectly, and shall use Employee’s best efforts and shall take all reasonable precautions to prevent the disclosure of, any such Trade Secrets or other Confidential Information, except to the extent required in the performance of Employee’s duties or obligations to the Company hereunder or by express prior written consent of a duly authorized officer or director of the Company (other than Employee).

6.             Employee agrees that during the term of Employee’s employment and for a period of one (1) year thereafter, Employee shall not either directly or indirectly, on his or her own behalf or in the service or on behalf of others, solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate, to any Competing Business, any person or entity that was a customer or client of the Company at any time during the 12-month period preceding such solicitation. For purposes of this Section 6, a “Competing Business” is any business engaged in the sale or provision of products and/or services comparable to the products and/or services offered by the Company at any time during the term of Employee’s employment by the Company.

7.             Employee agrees that during the term of Employee’s employment and for a period of one (1) year thereafter, Employee shall not, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert, or hire away, to any other business, any person employed by the Company, whether or not such employee is a full-time employee or a temporary employee of the Company and whether or not

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such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will.

8.             It is the express intention of Employee and the Company to comply with the provisions of all applicable law relating to the covenants contained in paragraphs 6 and 7 above. Employee stipulates that the provisions of this Agreement are not oppressive or overly burdensome to Employee and will not prevent Employee from earning an income following termination of this Agreement.  Employee warrants and represents that:

a.             Employee is familiar with the non-solicitation covenants;

b.             Employee has discussed or acknowledges the opportunity to discuss the provisions of the non-solicitation covenants contained herein with Employee’s attorney and has concluded that such provisions (including, without limitation, the right to equitable relief and the length of time provided for herein) are fair, reasonable and just under the circumstances;

c.             Employee is fully aware of the obligations, limitations and liabilities included in the non-solicitation covenants contained in this Agreement;

d.             The scope of activities covered hereby are substantially similar to those activities to be performed by Employee under this Agreement;

e.             The twelve (12) month non-solicitation periods are reasonable restrictions, giving consideration to the following factors:  (1) Employee and the Company reasonably anticipate that their employment relationship, although terminable at will, will continue in effect for sufficient duration to allow Employee to attain superior bargaining strength and an ability for unfair competition with respect to the customers covered hereby; (2) the duration of the twelve (12) month non-solicitation period is a reasonably necessary period to allow the Company to restore its position of equivalent bargaining strength and fair competition with respect to the Company’s Business covered hereby; and (3) historically, employees of all types have remained with the Company for a duration of longer than the duration of the twelve (12) month non-solicitation period; and

9.             Employee recognizes that the services to be performed by Employee are of a special, unique, unusual, extraordinary and intellectual character which gives them particular value, a loss of which cannot be reasonably or adequately compensated in damages in an action at law.  Employee therefore expressly agrees that the Company, in addition to any other rights or remedies which the Company may possess, shall be entitled to injunctive and other equitable relief to prevent a breach of this Agreement by Employee. If Employee violates any of the provisions of Sections 1 through 7 hereof, the Company shall have the following rights and remedies:

(1)           In the event of a breach, or a threatened breach, the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity

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jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

(2)           In the event of an actual breach, the right to recover damages for all losses, actual and contingent, and the right to require Employee to account for and pay over to the Company all profits or other benefits (collectively “Benefits”) derived or received by Employee as the result of any transactions constituting such a breach, and Employee hereby agrees to account for and pay over such Benefits to the Company.

10.           Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.  If any of the covenants contained in Sections 1 through 7, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.  If any of the covenants contained in Sections 1 through 7, or any part thereof, is held to be unenforceable because of the duration of such provision or the scope of the subject matter thereof or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration, scope and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

11.           The Company shall be the sole owner of all the products and proceeds of Employee’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, computer programs and other intellectual properties that Employee may acquire, obtain, develop or create in connection with Employee’s employment by the Company, free and clear of any claims by Employee (or anyone claiming under Employee) of any kind or character whatsoever.  Employee shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to any such properties.

12.           Employee hereby represents and warrants that his employment by the Company will not cause Employee to be in violation of any non-competition or restrictive covenant which would, if enforceable, restrict his ability to continue as an employee of the Company and to perform his duties to the Company.

13.           This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflicts of law.

14.           This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.

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15.           The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.

16.           This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance.  The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NEOWARE SYSTEMS, INC.
(a Delaware corporation)

By:

EMPLOYEE:

EMPLOYEE’S ADDRESS:

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Exhibit H

OEM Supply Agreement

*** PORTIONS OF THIS EXHIBIT HAVE BEEN DELETED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.  THE CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

OEM SUPPLY AGREEMENT

This OEM Supply Agreement (the “Agreement”) is entered into as of March     , 2002, by and between NEOWARE SYSTEMS, INC. (“Neoware”), a Delaware corporation, with its principal place of business at 400 Feheley Drive, King of Prussia, Pennsylvania 19406, and NETWORK COMPUTING DEVICES, INC. (“NCD”), a Delaware corporation, with its principal place of business at 301 Ravendale Avenue, Mountain View, California 94043.

WHEREAS, NCD is presently engaged in the business of designing, developing, manufacturing, distributing and selling server and thin client management software marketed under the ThinPath and Thinfrastructure brand names, and thin client products, including Network Computers marketed under the NC900 brand name, and Windows-based thin client devices marketed under the ThinStar brand name;

WHEREAS, contemporaneously with the execution and delivery hereof, Neoware is acquiring the goodwill and certain assets used or useful in NCD’s business of designing, developing, manufacturing, distributing and selling the Windows-based thin client devices marketed under the ThinStar brand name pursuant to an Asset Purchase Agreement, dated as of March     , 2002, to which Neoware and NCD are parties (the “Purchase Agreement”); and

WHEREAS, NCD wishes to purchase ThinStar products from Neoware and distribute such products in Europe, the Middle East and Africa, and Neoware is willing to supply NCD with such products.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties, intending to be legally bound hereby, agree as follows:

1.             Appointment as Distributor; Territory; Products.

1.1           Subject to all the terms and conditions of this Agreement, Neoware hereby appoints NCD for the term of this Agreement as an exclusive distributor of the Products (as hereinafter defined) only to persons and entities located and taking delivery in Europe, the Middle East and Africa (the “Territory”).  NCD agrees to purchase the Products exclusively from Neoware in accordance with the terms of this Agreement. Products resold by NCD for further distribution may be distributed only through persons who are bound in writing to all the restrictions on NCD contained in this Agreement.  Except as set forth herein, nothing in this Agreement shall be construed as limiting in any manner Neoware’s marketing or distribution activities or its appointment of other suppliers, resellers, distributors, licensees or agents with respect to any of its products (except for the Products marketed and sold under the ThinStar brand) or any of its intellectual property, including the intellectual property which is a part of the Products (except for the ThinStar brand name).

1.2           “Products” shall mean the products marketed and sold under the ThinStar brand set forth in Attachment A, together with the documentation provided therewith by Neoware.  Any update, enhancement or improvement of a Product that is made generally available by Neoware, that is substantially similar to such Product, and that is marketed under the same product number and nomenclature as such Product, shall be added to Attachment A as a new Product.  Neoware reserves the right to change or modify any Product at any time.  Neoware may add or delete products to or from Attachment A.  Initially, the Products will be units of NCD’s current product line of ThinStar 332, ThinStar 332Web and ThinStar 500 units until NCD’s and NCD’s suppliers’ inventory of such units (the “Existing Inventory”) has been consumed in accordance with Section 8.3 of the Purchase Agreement.  Thereafter, Neoware shall supply the ThinStar Products either with client software and functionality the same as NCD’s client software and functionality, provided that NCD develops such software at its sole cost, or with Neoware’s  standard client software, extended by NCD’s client-side management software, provided that NCD develops such software at its sole cost.  If NCD develops such software, Neoware shall provide limited telephone technical assistance to NCD to assist NCD in doing so.  Additionally, Neoware will agree to provide versions of its thin client products based upon Linux, Windows CE, Windows NTe and Windows XPe to NCD, provided that NCD extends these products with NCD’s client-side management software.  Neoware and NCD will collaborate to develop additional products with functionality and pricing required to meet NCD’s market requirements

2.             Supply and Payment Terms.

2.1           Neoware agrees to sell the Products to NCD, and NCD agrees to purchase the Products from Neoware, in accordance with the terms and conditions of this Agreement.

2.2           Products shall be delivered F.O.B. Neoware’s applicable warehouse or place of production, in the United States, China, Taiwan or other location of origin. Neoware shall supply the Products to NCD at a fixed price that represents a minimum of *** margin over actual burdened cost to Neoware, except with respect to ThinStar Voyager units, which Neoware shall supply to NCD at a fixed price representing a minimum of *** margin to Neoware. As of the date hereof, prices payable by NCD are those set forth in Attachment B.  Neoware shall have the right, from time to time or at any time, to change such prices to conform to the foregoing minimum margin requirements, upon thirty (30) days written notice.  New prices will apply to all shipments made after the end of such notice period.  In addition, NCD will pay ***.  Payment shall be made in U.S. dollars.  Terms of payment will be net sixty (60) days from invoice date, unless otherwise agreed to in writing by NCD and Neoware, or unless Neoware at any time determines that NCD’s credit is not satisfactory, in which case payment terms shall be C.O.D.  NCD’s payment obligations shall be secured pursuant to the terms of the Escrow and Security Agreement, dated March 22, 2002, between Neoware and NCD.

2.3           Copies of software Products are licensed for distribution only and are not sold.  NCD is not entitled to receive any source code or source documentation relating to the Products. Software components of Product(s) shall be licensed by Neoware to the end-user customer in accordance with the terms of the software license accompanying the relevant Product(s).  NCD shall inform its resellers in writing, and require them to deliver to the end-user

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customer the applicable software licenses with the relevant Product(s), and if required by applicable law,  obtain the customer’s signature on such licenses.

3.             Orders; Shipment.

3.1           Neoware and NCD will agree to a schedule for the manufacture and shipment of Products. Once agreed to, manufacture and shipment of Products will be in accordance with NCD’s binding purchase orders (“Purchase Orders”). Purchase Orders shall be numbered and dated and reference this Agreement in accordance with the provisions set forth in Attachment C.

3.2           NCD forecasts of Product purchases beyond ninety (90) days (or some other mutually agreed period) are for planning purposes only, are not firm, and will be issued every two weeks. Such forecasts shall not constitute or be deemed to be binding commitments by NCD.

3.3           Neoware will manufacture Products according to the quantity and delivery schedules set forth in Purchase Orders in effect from time to time during the term of this Agreement. Product Lead Times shall be set forth in Attachment B.  Neoware shall either acknowledge or object to each Purchase Order within five (5) days of receipt. Lack of acknowledgment by Neoware shall constitute acceptance.  Purchase Order Releases shall authorize shipment of Product to NCD or NCD customers.

3.4           Neoware will use its commercially reasonable efforts to meet any scheduled ship dates but reserves the right to schedule, reschedule or make partial shipments at its discretion; provided, however, that Neoware shall use its commercially reasonable efforts to give NCD notice for such rescheduling or partial shipments.

3.5           Upon delivery to the carrier, title (except as set forth herein) and risk of loss for all Product(s) shall pass to NCD.  Neoware shall use NCD’s specified carriers as identified on NCD’s Purchase Orders.  In the event of loss or damage, NCD shall notify the carrier and the insurer for the purpose of filing a claim.  Neoware will provide reasonable assistance to NCD in establishing any such claim.

3.6           Product over-shipment, incorrect shipment or receipt of a D.O.A. (Dead On Arrival) unit may be returned without penalty as set forth in Attachment D.

3.7           Neoware shall package, handle and label the Products so as to protect the Products from loss or damage, in conformance with good commercial practice, NCD’s specifications (provided NCD’s packing specifications do not create such non-conformance), government regulations, or other applicable standards.  Neoware shall be responsible for loss or damage resulting from such non-conformance.  Invoices will be forwarded to NCD the next business day after shipment.

4.             NCD’s Covenants and Representations.

Except as expressly and unambiguously provided herein, NCD represents, warrants and agrees:

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4.1           Not to (i) disassemble, decompile or otherwise reverse engineer the Products or otherwise attempt to learn the source code, structure, algorithms or ideas underlying the Products, (ii) rent, lease or otherwise provide temporary access to a Product, except as agreed by Neoware, (iii) copy or modify the Products, or (iv) allow others to do any of the foregoing.

4.2           To use its commercially reasonable efforts to successfully market, distribute and support (including installation, training and other support) the Products on a continuing basis, and to comply with good business practices and all laws and regulations relevant to this Agreement or the subject matter hereof.

4.3           To keep Neoware informed as to any major problems encountered with the Products and any resolutions arrived at for those problems, and to communicate promptly to Neoware material modifications, design changes or improvements of the Products suggested by any customer, employee or agent.  NCD will also promptly notify Neoware of any infringement of any trademarks or other proprietary rights relating to the Products, of which it becomes aware.

4.4           To comply with all export laws and restrictions and regulations of the Department of Commerce or other United States or foreign agency or authority, and not to export, or allow the export or reexport of any Product in violation of any such restrictions, laws or regulations. NCD shall, with the assistance of Neoware, which assistance shall be promptly provided, obtain any necessary licenses and/or exemptions with respect to the export from the U.S. of all material or items deliverable.

4.5           To obtain and maintain, at its expense, any business licenses, permits and approvals which are required to sell the Products and to comply with applicable law and regulations.

4.6           To demonstrate the Products when demonstrating thin client products to customers and prospective customers at trade shows, seminars and all other marketing events.

4.7           To advertise the Products in its advertisements, product brochures and on its website.  All advertisements and promotional materials of the Products shall be subject to the prior approval of Neoware, which approval shall not be unreasonably withheld.

4.8           To provide Neoware with access to its sales force for training and to invite Neoware’s employees to joint presentations to its customers and prospects.

4.9           To dedicate a product marketing person whose primary responsibility will be to support marketing and sales of the Products to its customers.

4.10         To provide Neoware with monthly sales-out reports by the end of each month detailing the company name, postal code, quantity and configuration of the Products shipped in the prior month to end customers or resellers for all end customers or resellers to whom Neoware does not directly ship products.

4.11         To comply with Neoware’s business compliance requirements, including a Business Plan, Hardware and Software Training and Sell Through Reporting, all as set forth on Attachment E.

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4.12         To read and follow any additional requirements for the distribution of Products as may be specified in the applicable attachments hereto, distributor handbook or ongoing communications.

4.13         Not to purchase, design or develop for sale any thin client device under the NCD or ThinStar brands, except for the existing NCD NC900 thin client device, other than products purchased from Neoware.

4.14         To purchase the Existing Inventory of the Products in accordance with Section 8.3 of the Purchase Agreement.

5.             Warranty and Technical Support.

5.1           EXCEPT FOR THE WARRANTY ACCOMPANYING EACH PRODUCT, NO OTHER WARRANTY OR CONDITION, EXPRESS OR IMPLIED, SHALL APPLY.  NEOWARE SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  NO REPRESENTATION, CONDITION OR WARRANTY, INCLUDING BUT NOT LIMITED TO, STATEMENTS OF CAPACITY, SUITABILITY FOR USE, OR PERFORMANCE, WHETHER MADE BY NEOWARE EMPLOYEES OR NCD PERSONNEL, SHALL BE CONSIDERED TO BE A WARRANTY BY NEOWARE FOR ANY PURPOSE OR GIVE RISE TO ANY LIABILITY OF NEOWARE WHATSOEVER. The above warranty does not extend to any Product that (i) is modified or altered, (ii) is not maintained to Neoware’s maintenance recommendations, (iii) is operated in a manner other than that specified by Neoware, or (iv) is treated with abuse, negligence or other improper treatment.  NCD is fully responsible for satisfaction of its customers and will be responsible for all claims, damages, settlements, expenses and attorneys’ fees incurred by Neoware with respect to NCD’s customers or their claims beyond Neoware’s above warranty obligation to NCD.  NCD’s sole remedy with respect to any defect of the Products is as stated herein.

5.2           NCD may return Products found to be defective within thirty (30) days of shipment for credit against replacement Products, provided the amount for the credit shall be equal to, and shall not exceed, the purchase price paid by NCD.  All replaced parts or Products shall become the property of Neoware.  NCD shall return all defective parts or Products to Neoware in the United States, Taiwan or China, at Neoware’s option, freight and duty prepaid.  Replaced Products shall be shipped by Neoware freight prepaid.

5.3           Neoware shall provide technical support to NCD as set forth in Attachment F.

6.             Indemnification.

6.1           Neoware will defend, indemnify and hold NCD and its officers, directors, agents and employees harmless from liability resulting from any claim of infringement by the Product of any copyright, trade secret or patents, provided that NCD notifies Neoware within ten (10) days of any such claim in writing and gives to Neoware information, assistance and the sole authority to defend or settle such claim (at Neoware’s expense).  Neoware will pay all damages and costs finally awarded against NCD.  If Neoware’s Product is held to infringe, and the use of

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such Product is enjoined, or in the case of settlement, Neoware will have the option either to procure for NCD the right to continue using such Product or modify the Product so it becomes non-infringing, or grant NCD a credit for the depreciated value of the Product and accept return of the Product.

6.2           The foregoing indemnification does not apply with respect to Products or portions of components thereof (i) used in combination with products not supplied by Neoware, if such claim would have been avoided but for such combination, (ii) made in accordance with NCD’s specifications, designs or instructions, to the extent that such specifications, designs or instructions caused such claim, (iii) which are modified after shipment by Neoware, if such claim would have been avoided but for such modification, (iv) combined with other products, processes or materials, if such claim would have been avoided but for such combination, (v) where NCD continues the allegedly infringing activity after being notified thereof or after being informed of a modification that would have avoided the alleged infringement, or (vi) where NCD’s use of the Product is not in accordance with the terms of, or documentation or specifications provided by Neoware in, this Agreement, if such claim would have been avoided but for such use.  NCD will indemnify and hold Neoware and its officers, directors, agents and employees harmless from all damages, settlements, attorneys’ fees and expenses related to a claim of infringement excluded from Neoware’s indemnification obligation under this section.

The foregoing states the entire liability of Neoware with respect to infringement of intellectual property by the Products or any parts thereof.

7.             Limited Liability.

NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (1) ANY AMOUNTS IN EXCESS IN THE AGGREGATE OF THE AMOUNTS PAID TO NEOWARE HEREUNDER DURING THE TWELVE-MONTH PERIOD PRIOR TO THE DATE THE CAUSE OF ACTION AROSE OR (2) ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR LOST DATA OR (3) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES.  NEOWARE SHALL HAVE NO LIABILITY FOR ANY FAILURE OR DELAY DUE TO MATTERS BEYOND ITS REASONABLE CONTROL.

8.             Title; License.

8.1           Upon delivery to the carrier, except as set forth herein, title to the Products shall pass to NCD.

8.2           Title in and to the documentation for such Products shall remain solely in Neoware.

8.3           Title in and to, and except as expressly provided herein, all rights to all software Products, all copies and derivative works thereof, and all related documentation and materials, shall remain solely in Neoware.

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8.4           Title in and to, and except as expressly provided herein, all rights to any and all service marks, trademarks, trade names or other designations, copyrights, patent rights, trade secrets and other proprietary rights in the Products shall remain solely in Neoware. Neoware will provide NCD with advertising guidelines for Neoware’s logos, trade and service marks, trade names, emblems, and titles (hereinafter “Trademarks”).  Neoware will notify NCD in writing of the Trademarks, if any, NCD is authorized to use.  NCD may use the Trademarks only as described in such advertising guidelines and only in association with the Product(s) it is authorized to market.

8.5           Subject to the terms and conditions set forth in the Neoware License Agreement between Neoware and NCD, the form of which is attached hereto as Attachment G, Neoware shall grant to NCD an exclusive license to distribute the Products in the Territory.

9.             Relationship of Parties.

The parties hereto are independent contractors.  Neither party is a legal representative, legal partner, franchisee or agent of the other, and neither party has authority to act for, bind or make commitments for the other.  Each party shall be free to establish its own prices.

10.           Assignment.

This Agreement and the rights hereunder are not transferable or assignable without the prior written consent of the parties hereto, except for rights to payment.

11.           Option to Purchase; Right of First Refusal.

11.1         Option to Purchase.      Neoware may purchase from NCD, at any time prior to December 31, 2003, substantially all of the EMEA Assets and Liabilities (as defined herein) of NCD’s EMEA Operations (as defined herein).  Neoware shall furnish a notice to NCD of its intent to exercise its option to purchase.  Neoware will pay NCD an amount equal to the “Value” (as defined herein) of the EMEA Assets.  The closing of the purchase of the EMEA Assets will occur as soon as practicable after receipt by Neoware of all customary materials required to be delivered to Neoware in connection with the closing. Upon closing of the purchase of the EMEA Assets, this Agreement will be deemed terminated.

11.1.1      For purposes of Section 11.1, “EMEA Operations” means NCD’s operations in Europe, the Middle East and Africa.

11.1.2      For purposes of this Section 11.1, the “EMEA Assets” means substantially all of the assets owned or used or useful by NCD in connection with the EMEA Operations, at the time of the purchase, including, but not limited to, personal property, contract rights, intellectual property, governmental licenses and books and records, and substantially all of the liabilities of the EMEA Operations.

11.1.3      For purposes of this Section 11.1, “Value” shall be calculated as a percentage of the revenues for the EMEA Operations for the six months ending on the last day of the calendar month preceding the date of Neoware’s notice to NCD to exercise its option to purchase, multiplied by two. If the profits of the EMEA Operations for such period, calculated as

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EBITDA, is 1% or less of revenues, Value shall equal 25% of revenues for such period, with each additional full one percent of profit , as a percentage of revenues, resulting in an increase in Value in an amount equal to 5% of revenues, up to a maximum of 60% of revenues, multiplied by two.  The purchase price shall be paid in unregistered shares of Neoware’s common stock, subject to applicable securities laws, provided that Seller shall have the right to demand that up to 30% of the shares be registered for resale.

11.2         Right of First Refusal. Notwithstanding any other provision in this Agreement to the contrary, in the event NCD receives a bona fide offer (“Offer”) to purchase the EMEA Assets at any time prior to December 31, 2004, Neoware shall have a right of first refusal to purchase the EMEA Assets, as described herein. Upon receiving an Offer, NCD agrees to promptly deliver to Neoware a notice setting forth the terms of the Offer (“Offer Notice”). The Offer Notice shall be deemed to constitute an offer to sell to Neoware the EMEA Assets, on the terms set forth in the Offer. Neoware will have a period of thirty (30) days from the date of the Offer Notice to notify NCD that it agrees to purchase the EMEA Assets on such terms as set forth in the Offer. If Neoware timely agrees in writing to purchase the EMEA Assets, the parties will proceed to consummate the purchase of the EMEA Assets not later than the ninetieth day after the date of the Offer Notice. If Neoware does not agree within such thirty-day period to purchase the EMEA Assets, NCD will have the right, for a period of ninety (90) days after such thirtieth day, to sell to the person or entity (the “Offeror”) identified in the Offer Notice the EMEA Assets on terms and conditions no less favorable to NCD than those set forth in the Offer.  If NCD fails to sell the EMEA Assets to the Offeror on such terms and conditions within such ninety-day period, NCD will again be subject to the provisions of this Section 11.2 with respect to subsequent Offers to purchase the EMEA Assets. Upon closing of the purchase of the EMEA Assets, this Agreement will be deemed terminated.

11.3         Neoware Election.     In the event NCD receives an Offer under Section 11.2, Neoware shall be entitled to elect whether to have the provisions of Section 11.1 or 11.2 apply to its purchase of the EMEA Assets.

12.           Rescheduling and Cancellation.

12.1         NCD may increase, decrease or reschedule Products previously released for production on agreed terms and costs (if any) mutually agreed to by the parties.

12.2         NCD may not cancel production of Products within thirty (30) days of their scheduled ship dates.  NCD may reschedule production of Products within thirty (30) days of ship date as mutually agreed upon by the parties.  NCD may cancel Purchase Orders outside the thirty (30) day production period but will be responsible for the Termination Inventory as set forth in Section 13.

13.           Inventory Indemnification.

13.1         Upon cancellation of a Purchase Order, or upon expiration of this Agreement or termination of this Agreement for any reason, NCD shall be responsible for:

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(a)           all finished Products scheduled for shipment within the thirty (30) days immediately following Neoware’s receipt of the cancellation or termination notice (the “Notice”);

(b)           all work-in-process at receipt of the Notice; and

(c)           all components, subassemblies and other material purchased to fill a Purchase Order or authorized to be purchased by Neoware which are on hand or on order at the time of receipt of the Notice, including, without limitation, any parts of the Products made obsolete due to changes to the Products and the quantity of Products ordered, provided that such components, subassemblies or other materials cannot be used in other products by Neoware on a current basis.

Items (a) through (c) above are referred to as the “Termination Inventory.”  In calculating the quantity of finished Products under (a) above, Products rescheduled for manufacture and shipment during the forty-five (45) days immediately prior to receipt of the Notice may be counted by Neoware.

13.2         Within thirty (30) days from the date of termination or cancellation, Neoware will invoice, and NCD will purchase, the Termination Inventory, at the purchase price in effect as of the date of termination or cancellation, as applicable.

14.           Term and Termination.

14.1         The term of the Agreement shall commence on the date hereof (the “Effective Date”) and shall continue until December 31, 2004, or until it is otherwise terminated pursuant to the terms hereof.

14.2         This Agreement may be terminated by either party if the other party materially breaches this Agreement and fails to cure the default within thirty (30) days after receipt of written notice of termination from the other party specifying such breach, or fails to reach agreement with the party providing notice within such thirty (30) day period to cure the breach in accordance with such agreement.

14.3         If either party becomes insolvent or seeks protection under, or becomes the subject of, any bankruptcy, receivership, creditor’s arrangement or comparable proceeding, the other party may at its option, by written notice, immediately terminate this Agreement.

14.4         If either party ceases to do business, or otherwise terminates its business operations, the other party may at its option immediately terminate this Agreement.

14.5         Termination of this Agreement shall not affect Neoware’s right to be repaid for undisputed invoices for Products already shipped and accepted by NCD or Neoware’s rights to any credits or payments owed or accrued to the date of termination, or NCD’s rights to receive Products under Purchase Orders accepted by Neoware, provided that such Purchase Orders are for a maximum quantity representing sixty (60) days of supply based upon the prior six months’ deliveries.

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14.6         The following sections shall survive termination of this Agreement: Sections 5, 6, 7, 8, 10, 11, 12 and 15.

15.           General.

15.1         Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or any particular instance and either retroactively or prospectively) only with the written consent of the parties.  However, it is the intention of the parties that this Agreement be controlling over additional or different terms of any order, confirmation, invoice or similar document, even if accepted in writing by both parties, and that waivers and amendments shall be effective only if made by non-preprinted agreements clearly understood by both parties to be an amendment or waiver.

15.2         This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania and the United States without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods.  Unless waived by Neoware in writing for the particular instance, the sole jurisdiction and venue for actions related to the subject matter hereof shall be the Pennsylvania state and federal courts having within their jurisdiction the location of Neoware’s principal place of business.

15.3         Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

15.4         Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally, (ii) upon receipt, when sent by facsimile, provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party or (iii) one (1) business day after deposit with a nationally recognized overnight courier.  The addresses for such communications shall be the addresses first set forth herein or as amended by notice pursuant to this section.

15.5         This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among parties relating to the subject matter of this Agreement and all past dealings or industry custom.

15.6         If any provisions of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

15.7         Neoware and NCD agree to be bound by the terms of the Confidentiality and Non-Disclosure Agreement dated March      , 2002, between Neoware and NCD, with regard to the terms of this Agreement or any attachment hereto, and to any information disclosed by either party to the other relating to this Agreement.

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15.8         Neither party shall be liable for damages and costs to the other party arising out of delays or failures to perform under this Agreement if such delays or failures result from causes beyond the reasonable control of a party, and are not caused by an act or omission of such party.  Notice of any such delays or failures and explanation of their causes must be given to the other party within five (5) days of the occurrence.  As soon as it is reasonably apparent that the occurrence will likely cause a delay of more than sixty (60) days, the party against whom this section is invoked shall have the right to terminate the affected installments under any Purchase Order.  If NCD is the party claiming the force majeure event, NCD shall be liable for any applicable cancellation charges and be responsible for termination obligations as detailed within Section 13.  This force majeure provision may not be invoked for failure or inability to make a payment under this Agreement.

15.9         This Agreement shall be binding upon and inure to the benefit of Neoware and NCD and their respective successors, heirs and assigns; provided, however, that, except as provided in this Section 15.9, NCD shall not directly or indirectly transfer or assign this Agreement or any part hereof without the prior written consent of Neoware. Subject to the foregoing, this Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their permitted successors and assigns.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

NETWORK COMPUTING DEVICES, INC.

By:
Name:
Title:
Date:

NEOWARE SYSTEMS, INC.

By:
Name:
Title:
Date:

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ATTACHMENT A

PRODUCTS

NCD ThinSTAR 332

NCD ThinSTAR 332Web

NCD ThinSTAR 500

NCD ThinSTAR 550

NCD ThinSTAR Voyager

ATTACHMENT B

PRODUCT LEAD TIME AND PRICE LIST

Model	P/N	Description	Price (1)(4)		Lead time
NCD ThinStar 332		Existing NCD ThinSTAR 332	$	***	4 WEEKS

NCDThinSTAR 332		Existing NCDThinSTAR 332Web	$	***	4 WEEKS

NCD ThinSTAR 500		Existing NCD ThinSTAR 500	$	***	4 WEEKS

NCD ThinSTAR 550 (5)	TSB55 0-1	ThinSTAR 550 CE.NET 16MB FLASH 32MB RAM MOUSE EURO CORD (NO KBD)	$	***	4 WEEKS (2)

NCD ThinSTAR Voyager		(6)	(6)		(6)

Customization Charge		Rating Label, Packaging, Bezel Silkscreen, Manual.	$	***	6 WEEKS (3)

Notes:

(1).  Price based upon minimum 500 units per shipment.

(2).  Standard leadtime based upon accurate rolling forecast, otherwise 8 weeks.

(3).  Customization leadtime is from receipt of NCD artworks to availability in mass production.

(4).  Excluding the ThinSTAR Voyager, the purchase price shall be *** of the above prices for the ThinSTAR 550, and *** of the above prices for the ThinSTAR 332, ThinSTAR 332Web and ThinSTAR 500 after *** of combined shipments per quarter.

(5).  The ThinSTAR 550 will be made available only after Neoware’s obligation to purchase up to a maximum of 10,000 existing ThinSTAR units under Section 8.3 of the Purchase Agreement has been satisfied.

(6).  The description, price and lead time applicable to the NCD ThinSTAR Voyager will be subject to the OEM Purchase and Development Agreement between NCD and Airspeak, Incorporated, dated December 20, 2001, which agreement will be assigned to Neoware.

ATTACHMENT C

PRODUCT ORDERS

1.0           To place an order, purchase orders should be sent by fax/mail to:

Neoware Systems, Inc.

400 Feheley Drive

King of Prussia, Pa 19406

ATTN: Order Administration

Email:  orders@neoware.com

Phone: 610-277-8300 Ext. 184

Fax: 610-275-5739

The signed purchase order should include:

Agreement number

Purchase order number

Bill to name and address

Ship to name(s) and address(es)

Part number of each Product ordered

Quantity of each Product ordered

Price of each Product ordered

Desired delivery date(s)

Preferred carrier and forwarding agent

Special shipping instructions, if appropriate

Delivery Date(s) shall mean the date(s) Neoware shall deliver the Product(s) to a freight carrier as specified in NCD’s purchase order.  Neoware shall incur no shipping costs unless expressly agreed to in writing.

ATTACHMENT D

PRODUCT RETURNS

Section I.               Product Returns: (DOA/RMA- Return Merchandise Authorization)

1.0           NCD may return Product without penalty under the following conditions:

Over-shipment by Neoware.

Incorrect Product shipped.

Product received was Dead On Arrival (D.O.A.), damaged or defective unless such damage was caused by NCD’s freight carrier.

NOTE 1:        Product may only be returned under this process if they have been in NCD’s possession no longer than thirty (30) calendar days. NCD may be asked to provide the serial number(s) as proof of the 30-day possession.  For all repairs, please see Product Returns as set forth in Section II of this Attachment.

2.0           Process:

2.1)          Contact 610-277-8300 to request RMA.

2.2)          Upon request provide:

Product part number(s)

Quantity

Product serial number(s)

Reason for return or the specific failure experienced

Replacement P.O. and ship-to address

2.3)          Customer Support will:

Provide RMA number and Neoware shipping address to return Product.

Fax RMA label to requestor; such label MUST be attached to all Product cartons to be returned to Neoware.

NOTE 2:  RMA number MUST be visible on EACH carton.  NCD may use the RMA label provided, or may prominently note RMA number on shipping label.  PROPER CREDIT CANNOT BE ISSUED WITHOUT THE RMA NUMBER.

The return shipping expense will be incurred by Neoware.

NOTE 3:  Please note that replacement orders must be made by NCD, not the end-user.  If the return has been in NCD’s possession more than 30 days, the customer should follow the warranty policy for the units. (See the related Repair Procedure.)

Section II:   Product Returns: (For All Repairs)

1.0   Policy

During the three-year return to depot warranty applicable for the hardware, the warranty will be fulfilled by Neoware in Europe, the United States, Taiwan, China, or other location, at Neoware’s sole option.

2.0   Process

Contact 610-277-8300 to request RMA.

Caller must have the following information available when placing a service call:

Unit Model Number

Unit serial Number

Description of Problem

Upon supplying this information you will be given a repair authorization as well as shipping information.

Customer pays for all shipping costs. Neoware pays return shipping from the repair depot.

Upon receiving a unit, the average turn around time is 30 days.

ATTACHMENT E

BUSINESS PLAN, HARDWARE AND SOFTWARE TRAINING
AND SELL THROUGH REPORTING REQUIREMENTS

Section I.               Business Plan – Elements of the Business Plan should include the following:

1.0           Business Plan:

1.1)          ***

1.2)          ***.

1.3)          ***.

1.4)          ***.

1.5)          ***.

Section II.              Neoware Hardware and Software Training

2.0           Training

2.1)          To ensure that resellers can properly support Neoware Products and customers, Neoware requires that distributors receive training on Neoware’s Products.  It is required that at least two (2) of NCD’s employees be trained by Neoware.

2.2)          NCD must be trained on Windows NT prior to being authorized to sell Neoware’s Products.  Neoware will not authorize any distributor who has not been trained on Windows NT.  Potential distributors may be trained on Citrix products after having been signed by Neoware at Neoware’s discretion.

Section III.            Sell Through Reporting

3.0           Reporting

3.1)          NCD must provide Neoware with Point-of-Sale (“POS”) reports for each month by the 7th of the following month.

3.2)          POS should be sent in a Microsoft Excel format.  Columns should be listed as follows:

XYZ COMPANY POS REPORT: JAN 1 - JAN 31, 2001

ORDER DATE	CUSTOMER NAME	SALES REP.	PART#	QTY	COST	EXT COST	SHIP TO CITY	SHIP TO COUNTRY

POS report should be e-mailed to orders@neoware.com.

Section IV.            Inventory Reporting

4.0           Reporting

4.1)          Distributor must provide Neoware with an inventory report for each month by the 7th of the following month.  Inventory Reports should be e-mailed to orders@neoware.com.

4.2)          Inventory Reports should be sent in a Microsoft Excel format.  Columns should be listed as follows:

Vendor Part#	Description	Inventory Status Code	Back Orders	Qty Available	In Transit	On Order

ATTACHMENT F

NEOWARE TECHNICAL SUPPORT RESPONSIBILITIES

1.0           Neoware Technical Support Responsibilities:

1.1)          Technical Support

1.1.1)           Neoware will provide the following support service options for NCD that will allow it to fulfill its end-user technical support responsibilities:

1.1.1.1)	NCD will provide Level 1 with Neoware “back-up” Level 2 support
1.1.1.2)	Neoware may make available, to NCD, Level 2 support as required (for a fee), to support end-user. Level 2 support can be purchased from Neoware at the prices listed on Neoware’s published price list.
1.1.1.3)

Neoware may make available, to NCD, Level 2 support on an annual technical support contract basis at the price listed in the Neoware published price list.  Agreements will be between Neoware and NCD, on a per end-user account basis.  A Level 2 support agreement (Neoware Technical Support Agreement) will provide NCD with technical support services necessary to offer Level 2 support to their end-user accounts.

* Level 1 support refers to initial call taking and routine technical support
** Level 2 support refers to advanced technical support (i.e.: troubleshooting, debugging, etc.)

1.2)          Contacting Technical Support

Technical Support Response Center

By phone number: +1-610-277-8300

U.S. East Coast Time
8:30 a.m. – 5:30 p.m. (Monday - Friday); Immediate response
- 7 x 24 hr.; Voice mail

By E-mail:	support@neoware.com - response within 1 business day
By Internet:	http://www.neoware.com/

1.3)          Product Maintenance

1.3.1)       Should Neoware determine that there is a defect in its product, Neoware will use its commercially reasonable efforts to provide an avoidance procedure for and/ or a correction of such defect through off-site telephone support of NCD.  Neoware shall have sole discretion as to the method and manner of maintenance and support efforts.

1.4)          Software Updates

1.4.1)       As solutions are developed for known errors in the software, they may be incorporated from time to time in updates to the software (“Software Updates”).  Neoware will notify NCD of such updates on an as needed basis and will make Software Updates available to NCD at then current prices when updates are developed.  However, Neoware is under no obligation to provide software updates for the Products.

1.5)          Enhancements

1.5.1)       On an as needed basis, Neoware will inform NCD of new features (“Enhancements”) which NCD may acquire at its option, at Neoware’s then current prices.

Section II.              Neoware Hardware and Software Training

2.0           Partner Technical Support Responsibilities

2.1)          Marketing Efforts & Restrictions

2.1.1)       NCD will understand and agree to instruct customers on technical support options.

2.1.2)       NCD shall leave all technical support information shipped with the unit intact.

2.2)          Training

2.2.1)       NCD agrees to maintain a staff having the technical knowledge and training necessary to inform customers of Neoware Product features and capabilities.

2.3)          Technical Support

2.3.1)       NCD will provide technical support to meet the needs of their customers (Level 1 & Level 2 support), either directly providing technical services or indirectly through Neoware or any combination thereof.  For customers that are directly supported by NCD (NCD providing Level 1 support), it will be the responsibility of NCD to inform these end-users of updates and enhancements to the Product.

2.4)          Costs

2.4.1)       Except as provided herein, NCD will pay all costs and expenses incurred as part of its technical support responsibilities.

ATTACHMENT G

NEOWARE LICENSE AGREEMENT

This License Agreement (the “Agreement”) is entered into this 22nd day of March, 2002 (the “Effective Date”), by and between NEOWARE SYSTEMS, INC. (“Neoware”), having its principal place of business at 400 Feheley Drive, King of Prussia, Pennsylvania 19406, and NETWORK COMPUTING DEVICES, INC. (“NCD”), having its place of business at 301 Ravendale Drive, Mountain View, California 94043.

WHEREAS, NCD is presently engaged in the business of designing, developing, manufacturing, distributing and selling server and thin client management software marketed under the ThinPath and Thinfrastructure brand names, and thin client products, including Network Computers marketed under the NC900 brand name, and Windows-based thin client devices marketed under the ThinStar brand name;

WHEREAS, contemporaneously with the execution and delivery hereof, Neoware is acquiring the goodwill and certain assets used or useful in NCD’s business of designing, developing, manufacturing, distributing and selling the Windows-based thin client devices marketed under the ThinStar brand name pursuant to an Asset Purchase Agreement, dated as of March 22, 2002, to which Neoware and NCD are parties (the “Purchase Agreement”);

WHEREAS, contemporaneously with the execution and delivery hereof, NCD has agreed to purchase ThinStar products from Neoware and to distribute such products in Europe, the Middle East and Africa, and Neoware is willing to supply NCD with such products, pursuant to an OEM Supply Agreement, dated as of March 22, 2002, to which Neoware and NCD are parties (the “OEM Supply Agreement”); and

WHEREAS, Neoware wishes to grant to NCD certain licenses as set forth herein so that NCD may perform certain of its obligations under the Purchase Agreement and the OEM Supply Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound hereby, the parties agree to the following:

1.             DEFINITIONS.

(a)           “Intellectual Property Rights” means all copyright, trademark, trade secret, trade name, know-how, mask work and moral rights and all rights related to issued and pending patents and all patent registrations and applications for registrations (including patent reissues, divisions, continuations, continuations-in-part, renewals and extensions).

(b)           “Neoware Software” means those portions of Neoware’s Windows CE, Windows NTe, Windows XPe and Linux software that Neoware in its sole judgment deems necessary for NCD to fulfill its obligations under Section 1.2 of the OEM Supply Agreement, as well as updates and enhancements thereto, in source code form, and the related documentation.

(c)           “ThinStar Software” means the ThinStar Software acquired from NCD pursuant to the Purchase Agreement, and products incorporating all of the ThinStar Software, as well as updates and enhancements thereto, as described in Exhibit A, in source code and object code form, and the related documentation.

2.             LICENSE & OWNERSHIP.

(a)           Nonexclusive License to ThinStar Software. Neoware grants to NCD a nonexclusive, non-transferable, worldwide, fully-paid license to use, reproduce, modify and create derivative works of the ThinStar Software for the purposes of (i) complying with its warranty and support obligations as set forth in Sections 8.1 (“Seller-Assumed Warranty Obligations”) and 8.4 (“Seller-Assumed Support Service Obligations”) of the Purchase Agreement, and (ii) developing the “Products” defined in Section 1.2 of the OEM Supply Agreement. This license shall terminate upon the later of  (i) the date that NCD has fulfilled its obligations as set forth in Sections 8.1 and 8.4 of the Purchase Agreement, or (ii) the termination date of the OEM Supply Agreement.  Notwithstanding the foregoing, this license shall be terminable by Neoware, in its sole discretion, in the event of NCD’s continued material breach of its obligations under Sections 8.1 or 8.4 of the Purchase Agreement.

(b)           Nonexclusive License to Neoware Software.  Neoware grants to NCD a nonexclusive, non-transferable, fully-paid license to use and reproduce the Neoware Software for the sole purpose of developing client-side management software for Neoware’s Windows CE, NTe, XPe and Linux products, as referred to in Section 1.2 of the OEM Supply Agreement, for use on products provided by Neoware under the OEM Supply Agreement.  This license shall be terminable by Neoware, in its sole discretion, in the event NCD fails to develop such software by September 30, 2002.  This license shall terminate on the termination date of the OEM Supply Agreement. Notwithstanding the foregoing, this license shall be terminable by Neoware, in its sole discretion, in the event of NCD’s continued material breach of its obligations under Sections 8.1 or 8.4 of the Purchase Agreement.

(c)           Exclusive License to Distribute ThinStar Brand in EMEA.  Subject to NCD’s  timely payment of the price (as set forth in the OEM Supply Agreement) and compliance by NCD with each of the terms and provisions of the OEM Supply Agreement, Neoware grants to NCD an exclusive, non-transferable, fully-paid license to sell and distribute the ThinStar  branded products set forth in Exhibit B to NCD’s customers in Europe, the Middle East and Africa (“EMEA”), provided that such products are purchased from Neoware in accordance with the terms of the OEM Supply Agreement.  This license shall be terminable by Neoware, in its sole discretion, in the event NCD fails to perform its obligations under the OEM Supply Agreement.  This license shall terminate on the termination date of the OEM Supply Agreement. This license grants exclusive use of the ThinStar brand only, and does not grant any exclusive or non-exclusive use of the ThinStar Software or the Neoware Software.

(d)           Restrictions.  NCD shall not license, sublicense, distribute or release the Neoware Software (or any derivative works thereof) or the ThinStar Software (or any derivative works thereof) alone or with any software, product or service, or otherwise use the Neoware Software or the ThinStar Software other than as set forth in this Agreement.

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(e)           Trademarks & Copyrights.  NCD is not granted any right or license to display or otherwise use Neoware’s trademarks under this Agreement.  NCD shall, however, display the following language in connection with the ThinStar Software :

“Includes Neoware thin client appliance technology, under license from Neoware Systems, Inc.

©2002 Neoware Systems, Inc.  All Rights Reserved.”

in all copyright notices in product labels, source code, help screens, manuals and all other documentation and in the “about” window that may be activated on a user’s computer screen when using the ThinStar Software or the Neoware Software.

(f)            Ownership.  Neoware retains all right, title and interest, including all Intellectual Property Rights, in the ThinStar Software and the Neoware Software and any part thereof as well as in any derivative works of, and any updates and enhancements to, the ThinStar Software and the Neoware Software, whether created or developed by Neoware or NCD, and NCD shall have no rights thereto other than as set forth in Section 2 hereof.

3.             INDEMNIFICATION.  NCD shall indemnify, defend and hold Neoware harmless from any and all liability, loss, cost, damage, judgment or expense (including reasonable attorneys’ and expert witnesses’ fees and costs) resulting from or arising out of (i) any material breach by NCD of any of the terms of this Agreement, or (ii) any use or modification of the Neoware Software or the ThinStar Software other than as permitted in this Agreement which causes damage or liability to Neoware or results in infringement of any third party’s Intellectual Property Rights.  This obligation is subject to Neoware notifying NCD promptly in writing of the claim.

4.             NO WARRANTY; DISCLAIMER.  THE NEOWARE SOFTWARE AND THE THINSTAR SOFTWARE IS PROVIDED “AS IS” AND WITHOUT WARRANTY OF ANY KIND.  NEOWARE DOES NOT WARRANT THE PERFORMANCE OR RESULTS FROM ANY USE OF THE NEOWARE SOFTWARE OR THE THINSTAR SOFTWARE.   NEOWARE MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

5.             LIMITATION OF LIABILITY.  To the maximum extent permitted by law, in no event shall Neoware be liable to NCD or its customers for any consequential or incidental damages, including any lost profits or lost savings arising out of the subject matter of this Agreement, even if Neoware has been advised of the possibility of such damages, or any claim against NCD by any third party.  In no event will Neoware be liable for any representation or warranty made by NCD to any third party or for the failure of the NCD Software or the ThinStar Software to perform.  In no event shall Neoware’s total liability to NCD for all damages, losses, attorneys’ fees and court costs, and causes of action in any way related to the subject matter of this Agreement (whether in contract, tort including negligence or otherwise) exceed twenty thousand dollars ($20,000).  Except for a breach of any of the terms of this Agreement by NCD,

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 which are excluded from this limitation of liability, NCD’s total liability to Neoware for third party claims in any way related to the subject matter of this Agreement (whether in contract, tort including negligence or otherwise) shall not exceed twenty thousand dollars ($20,000).

6.             INJUNCTIVE RELIEF.  Neoware and NCD each acknowledges and agrees that a breach of the confidentiality restrictions contained in Section 8 shall cause irreparable injury to the aggrieved party for which such party shall not have an adequate remedy at law.  In addition to any other relief to which the aggrieved party might be entitled, the party shall be entitled to equitable relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions, and permanent injunctions.  NCD and Neoware hereby expressly waive any requirement that the aggrieved party first post a bond or security before obtaining such relief.

7.             PUBLICITY.  Neither party may disclose the terms of this Agreement or the subject matter thereof without the prior written consent of the other party, unless required by law.

8.             CONFIDENTIAL INFORMATION.

(a)           Confidential Information.  By virtue of this Agreement, either party may have access to the other party’s Confidential Information (as defined below).  Each party agrees to use the other party’s Confidential Information solely for purposes of this Agreement and will hold the other party’s Confidential Information in confidence during the term of this Agreement and after termination.  Each party further agrees that, unless required by law, it will not make the other party’s Confidential Information available in any form to any third party for a period of five (5) years following termination of this Agreement other than (i) its own employees and/or contractors who need to know or use such Confidential Information for purposes of implementing this Agreement,  (ii) its licensees as limited in Section 2 of this Agreement, or (iii) pursuant to a valid court order provided the disclosing party provides the other party with prompt written notice of such requirement so that the other party may seek a protective order or other appropriate remedy. Each party shall take all reasonable precautions to prevent the disclosure, distribution or use of the Confidential Information of the other party by its employees, agents, or contractors in violation of the terms of this Agreement.

(b)           Definition.  “Confidential Information” means the Neoware Software, the ThinStar Software, the terms and conditions of this Agreement, and non-public information provided by one party to the other under this Agreement that is identified in writing as confidential.

(c)           Exclusions.  Confidential Information does not include information that (i) is or becomes publicly available through no act or omission of the receiving party; (ii) is rightfully received by the receiving party from a third party without restriction on disclosure and without breach of a nondisclosure obligation; or (iii) is previously rightfully known to the receiving party.

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9.             TERM & TERMINATION.

(a)         Term.  This Agreement begins on the Effective Date and continues unless and until it is terminated pursuant to Section 9(b).  Each license shall terminate as set forth in Section 2.

(b)           Termination.  Either party may terminate this Agreement upon thirty (30) days written notice of a material breach of this Agreement by the other party if such breach is not cured within such thirty (30) day period.  In addition, each license may be terminated by Neoware as set forth in Section 2.

(c)           Rights Upon Termination.  Upon termination of this Agreement, all licenses granted to NCD under this Agreement, except as described in this Section, shall immediately terminate, NCD shall cease all use, reproduction and distribution of the Neoware  Software and the ThinStar Software and any part or derivative work thereof, and NCD will destroy all copies of the Neoware Software and the ThinStar Software and any part thereof in NCD’s possession or under its control within ten (10) days following the termination date, except that NCD may retain one (1) copy of the ThinStar Software to be used solely for end-user support purposes for up to two (2) years after termination of this Agreement.

10.           GOVERNMENT RESTRICTIONS.  For Neoware Software and ThinStar Software and documentation delivered to an agency or instrumentality of the United States government, NCD shall identify the Neoware Software and the ThinStar Software and documentation as “commercial computer software” and “commercial computer software documentation” and, pursuant to FAR 12.212 and/or DFARS 227.7202 (and their successors, as applicable), shall restrict the government’s right to use, reproduce and/or disclose such Neoware  Software and ThinStar Software and documentation in accordance with the terms of NCD’s then-current standard end user license agreement.

11.           GENERAL.

(a)           Notice.  Any notices to be given hereunder will be given in writing via postage prepaid, return receipt requested certified mail (or an equivalent method under the laws of the country where mailed), courier service or facsimile transmission to the address of each party set forth in this Agreement or to such other address as either party may substitute by written notice to the other as provided herein.  Notices shall be effective two (2) days after official confirmation of delivery to the intended recipient by return receipt or the equivalent or, in the case of facsimile, one (1) day after confirmation of transmission.

(b)           Waiver.  Failure by either party to exercise any of its rights hereunder shall not constitute or be deemed a waiver or forfeiture of such rights.

(c)           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania.  The United Nations Convention on Contracts for the International Sale of Goods (1980) is specifically excluded from application to this Agreement.

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(d)           Severability.  If any provision of this Agreement is unenforceable or invalid under applicable law, such provision shall be changed and interpreted to best accomplish the objectives of the original provision to the fullest extent allowed by law and the remaining provisions of this Agreement shall remain in full force and effect.

(e)           Export.  NCD shall be fully and solely responsible for securing any and all permits and licenses in order to export the ThinStar branded products set forth in Exhibit B.

(f)            Attorney’s Fees.  In the event any proceeding or lawsuit is brought by either party to enforce its rights hereunder, the prevailing party shall be entitled to recover its costs, including expert witness fees and reasonable attorneys’ fees.

(g)           Headings.  Headings are used in this Agreement for convenience only and shall not affect any construction or interpretation of this Agreement.

(h)           Assignment. This Agreement shall be binding upon and inure to the benefit of Neoware and NCD and their respective successors, heirs and assigns; provided, however, that NCD shall not directly or indirectly transfer or assign this Agreement or any part hereof without the prior written consent of Neoware.  Any assignee of Neoware shall be obligated to perform all of Neoware’s obligations hereunder.  Subject to the foregoing, this Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their permitted successors and assigns.

(i)            Entire Agreement.  This Agreement, including the exhibits attached hereto, is the complete agreement between Neoware and NCD and supersedes any prior agreements between Neoware and NCD relating to the subject matter hereof.  This Agreement shall not be modified except by a properly executed written agreement.

(j)            Survival.  The provisions of Sections 2 (“Ownership”), 3 (“Indemnification”), 4 (“No Warranty; Disclaimer”), 5 (“Limitation of Liability”), 6 (“Injunctive Relief”), 7 (Publicity), 8 (“Confidential Information”), 9(c) (“Rights Upon Termination”) and 11 (“General”) shall survive termination or expiration of this Agreement or the licenses granted hereunder.

(k)           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, Neoware and NCD have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

	NETWORK COMPUTING		NEOWARE SYSTEMS, INC.
DEVICES, INC.

By		By:
Name:		Name:
Title:		Title:

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Exhibit A

ThinSTAR Software:

All software used in the NCD ThinSTAR 200, 300, 400, and 500 Series product lines,     resident in the NCD ThinSTAR thin client flash PROM and BOOT ROM.

Boot ROM validates integrity of the file system and may initiate a reload of the software

System can be reinitialized by the user.

The ThinSTAR can load in additional or replacement software modules over the network
Modules have unique upgrade policies based on terminal model number.

Ability to delete options from the terminal over the network or locally on the terminal.

Ability to customize the available local printers.

Local LPD for ability to print to terminal from Unix host.

Ability to control disability setting to enable keyboard audio confirmation.

All enhancements to Microsoft’s Windows CE operating system designed and developed by NCD for use in the ThinSTAR product line.

Exhibit B

Products:

NCD ThinSTAR 332
NCD ThinSTAR 332Web
NCD ThinSTAR 500
NCD ThinSTAR 550
NCD ThinSTAR Voyager

Exhibit I

Warranties

NCD’s standard warranty on current products is 3 years.

The warranty is a “return to depot” service and covers NCD’s base module.  Customers simply return the base module and within 10 business days from  receipt of the faulty base module, NCD will repair or replace the faulty  base module. NCD’s standard warranty is designed to protect the  investment of our customers and to provide coverage for the typical  financial life of the product.

Exhibit J

Technical Support Services

NCD provide services for the NCD ThinStar devices including the ThinStar software as part of the 3-year warranty. Customer can purchase extended warranty for 1 or 2 extra years.

NCD also provides technical services and upgrades for the ThinPATH products. This service is free for 30 days after shipment/installation. After this period, NCD offers support based on incident contracts or subscription licenses.

The following technical support services shall be provided to Neoware Customers by NCD pursuant to Section 8.4 (a) of the Asset Purchase Agreement, at no additional cost to Neoware or its customers.

Technical support services are many and varied. NCD phone support will be available according to specific product warranty periods and support contracts, and for a minimum of three years for the ThinSTAR products.

Support hours are currently Monday through Friday, 9AM to 8PM EST.

NCD will provide Level 1 support to Neoware customers/end-users including call taking, call handling, problem solving, call dispatch and reporting. NCD with handle and track the progress of all calls until:

•      NCD solves the question or problem.

•                  The customer is advised to download a driver or patch. NCD will answer questions over the downloading and installation of the patch.

•      An RMA number is assigned and communicated to the customer.

•      The call is escalated to Level 2 support.

NCD: Level 1 – Call acceptance and ownership until resolution. Gather problem information and try to answer questions. Escalate to Level 2 as required.

NCD: Level 2 – Respond to Level 1 escalations with a higher level of problem isolation, solution creation, and product expertise. Provide Level 1 with existing fixes, work-around solutions, or escalate to Level 3 support.

NCD: Level 3 – Respond to Level 2 escalations with the highest level of product expertise. Will assign resources as required to solve problems. Has the ability to direct problems to engineering or program management resources for resolution.

NCD Help Desk has an SQL compliant call tracking system that is used to gather information on all calls. This information can be made available to Neoware as needed.

NCD has 2 phone queues. All initial phone calls are answered by the Call Center for data gathering and entitlement. Customers who have paid NCD for “live” immediate phone technical support, or have purchased a ThinSTAR unit within the past 30 days, are then transferred into a support phone queue for immediate assistance.  All other customers do not receive immediate “technical” assistance. However the Call Center does answer their calls asap from the main NCD incoming phone queue.

Reports:

NCD shall provide Neoware with reports of all customer contact for hardware repair and technical support services on a monthly basis, which include the following information:

Company name

Contact name

Contact telephone number

Contact email address

Product

Serial number (if available)

Date call initiated

Date call closed

Problem

Resolution

2